FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 33-2310-D


                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 13, 2006

                         Videolocity International, Inc.

                             SHARES OF COMMON STOCK
                                   19,314,099

      Attached hereto and hereby made part of the prospectus is: (1) the Company's Annual Report on Form 10-KSB for the year ended October 31, 2005 as filed with the U.S. Securities and Exchange Commission on February 14, 2006, (2) the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2005 as filed with the U.S. Securities and Exchange Commission on March 22, 2006, (3) the Company's current report on Form 8-K as filed with the U.S. Securities and Exchange Commission on December 16, 2004 and (4) the Company's current report on Form 8-K as filed with the U.S. Securities and Exchange Commission on September 21, 2004, respectively. Prospective investors in our common stock should carefully read each of these documents and the related financial information prior to making any investment decision.

                           --------------------------

      You should only rely on the information provided in the prospectus, this prospectus supplement or any additional supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in the prospectus or this prospectus supplement or any additional supplement is accurate as of any date other than the date on the front of those documents.

                           --------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                           --------------------------



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 13, 2006

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 10-KSB

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the Fiscal Year Ended October 31, 2005

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 33-2310-D

                         VIDEOLOCITY INTERNATIONAL, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

             Nevada                                           87-0429154
 -------------------------------                          -------------------
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                 1762A Prospector Avenue, Park City, Utah 84060
               (Address of principal executive offices) (Zip Code)

Issuer's telephone no.:  (435) 615-8338

Securities registered pursuant to Section 12(b) of the Exchange Act:  None

Securities registered pursuant to Section 12(g) of the Exchange Act:  None

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     State the issuer's revenues for its most recent fiscal year. $ 114,420

State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and ask prices of such stock as of a specified date within 60 days. $438,047 ($0.03 per share on January 31, 2006 and 14,601,577 shares held by non-affiliates).

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

           Class                            Outstanding as of January 31, 2006
-----------------------------               ----------------------------------
Common Stock, $.001 par value                           23,456,699


                    DOCUMENTS INCORPORATED BY REFERENCE    NONE

Transitional Small Business Disclosure Format.   Yes [ ]      No [X]

                         VIDEOLOCITY INTERNATIONAL, INC.
                                TABLE OF CONTENTS

                                     PART I

Item 1.       Description of Business......................................  3

Item 2.       Description of Property...................................... 18

Item 3.       Legal Proceedings............................................ 18

Item 4.       Submission of Matter to a Vote of Security Holders........... 20

                                     PART II

Item 5.    Market for Common Equity and Related Stockholder Matters........ 20

Item 6.    Management's Discussion and Analysis or Plan of Operation....... 22

Item 7.    Financial Statements............................................ 25

Item 8.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..................................... 26

Item 8A.   Controls and Procedures......................................... 26

Item 8B.   Other Information............................................... 27

                                 PART III

Item 9.    Directors, Executive Officers, Promoters and Control persons;
              Compliance with Section 16(a) of the Exchange Act............ 27

Item 10.   Executive Compensation.......................................... 29

Item 11.   Security Ownership of Certain Beneficial Owners and Management
              and Related Stockholder Matters.............................. 31

Item 12.   Certain Relationships and Related Transactions.................. 33

Item 13.   Exhibits........................................................ 33

Item 14.   Principal Accountants Fees and Services......................... 35

           Signatures...................................................... 32

                                     PART I

Item 1.  Description of Business

In this Annual Report on Form 10-KSB, "Videolocity",  the "Company," "we," "our"
and  "us"  refer  to  Videolocity  International,   Inc.  and  its  consolidated
subsidiaries, unless the context otherwise require.

Forward-Looking and Cautionary Statements

This report contains certain forward-looking statements. These statements relate to future events or our future performance and involve known and unknown risks and uncertainties. Actual results may differ substantially from such forward-looking statements, including, but not limited to, the following:

         o    our  ability  to  fully  develop  and   successfully   market  our
              proprietary products;
         o    our ability to meet our cash and working capital needs;
         o our ability to maintain our corporate existence as a viable entity; and
         o    other risks detailed in our periodic report filings with the SEC.

In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

General

We are a development stage technology company that is committed to continued development and marketing of innovative, high quality, cost effective systems to build future ongoing revenue streams. We are currently, and intend to remain a technology company. We have developed proprietary technologies that reduce bandwidth requirements for numerous applications of digital content. We are currently using advanced proprietary technologies to transmit streaming standard definition video at speeds of 1Mbps or less and high definition at approximately
1.5 Mbps. We are also streaming video to mobile and wireless devices at speeds of 25 Kpbs to 512 kpbs depending on frames per second and resolution. We have technological capacity to enter into a variety of markets that include hospitality, healthcare, residential, security and corporate training with currently developed technologies.

We have been focused on the acquisition and development of our proprietary technologies. Our current business strategy is to continue with development of additional technologies as well as enhancements to our current proprietary technologies to further enable their use in other markets. We also intend to actively market our first product, the Videolocity Digital Entertainment System(TM) (DES(TM)) in the hospitality, healthcare, residential, and other similar markets in both wired and wireless applications. Although we use the word international in our name, we are not currently operating outside the U.S., except for limited marketing activities in Canada, Mexico, the Caribbean and Latin America. However, as we expand operations we fully intend to operate and market our products wherever prudent, including internationally. We operate our business through five subsidiaries that perform various functions strategic to their market place or core competency.

We are actively marketing our Digital Entertainment System(TM) (DES(TM)). DES(TM) is a complete digital entertainment system using our proprietary technologies to deliver video on demand streaming at 1Mbps or less, full screen, in like DVD quality. In addition to video content viewing, DES(TM) provides high-speed Internet access, digital music on demand, games, full Web surfing and a variety of e-commerce applications as well as customer specific informational and educational content. The Videolocity DES(TM) can be deployed in closed network environments such as hotels, timeshare condominiums, hospitals, and assisted living facilities, or over wide area networks serving intelligent communities, residences and personal digital assistants (PDAs). The Videolocity DES(TM) is currently available using Wireless 802.11 WAN/LAN, Fiber, Satellite, Ethernet or DSL network architectures. We tailor a user interface and content offering specifically to each market segment and to each customer within that market segment. Our overall delivery system design, hardware components and software applications remain identical, or only slightly modified to accommodate larger user bases and/or infrastructures. This gives us the ability to customize the feature settings and tailor the local content offering to the specific audiences for each market segment.

We are capable of providing a wireless system and also offer a parallel system over wired architectures. Our DES(TM) is available on either a Microsoft or Linux operating system in a stand-alone set top box. The flexible, highly customizable and fully scalable delivery platforms combined with advanced embedded software applications allow for full remote system upgrades and easy updates of content and/or system enhancements. Our DES permits viewers to select from an extensive library of movie titles, informational/educational content and view their selections on their television screens, lap top computers or PDAs. Content is owned by third parties, such as movie studios, and is paid for based upon a set fee to the content provider for each use by the end customer. All content is protected through our proprietary encryption and encoding process, which limits viewing to the person, or persons, authorized to access the movie or other content and prevents unauthorized digital reproduction or rebroadcast.

Business Developments

During 2001, we developed a Digital Entertainment System that delivers true video-on-demand streaming at 1Mbps or less achieving near DVD quality over Ethernet, DSL, or Wireless WAN and LAN network architectures. DES is a total system for the delivery of specific digital content, including video, application specific information and educational material to individuals, residents, hotel guests, and also patients and attendants in the healthcare industry. Since 2001, we have developed additional uses for the core technologies and currently offer streaming video-on-demand technologies that permit viewers to select from an extensive library of movie titles and informational/educational content. Users can view their selections on their television screens, desk top and laptop computers, PDAs, and mobile phones. on-demand.

DES is designed to play videos in quality equivalent to DVD, in real-time, full-screen, and full-motion. DES is also capable of HD resolution depending on network architecture. All content is protected through our proprietary encryption and encoding process to limit viewing to the person or persons paying for the movie or other content. Our security protocol also prevents the unauthorized digital reproduction or rebroadcast of the ordered movies and/or other content. Movies and content are streamed through a proprietary, multi-functional DES. Additionally, the system provides digital music-on-demand, Internet games, high-speed Internet access and many other e-commerce applications.

DES is ready for immediate deployment, although we need to obtain capital, either long-term debt or equity, to continue the implementation of our overall business plan. As of the date hereof, we have no assurance that we will be able to obtain the capital necessary to continue operations, enabling us to continue the execution of our business plan.

Patents

Videolocity holds one utility patent application that encompasses five previously filed provisional patents and has related foreign patent applications pending. The inventions claimed in those patents and patent applications cover aspects of Videolocity's current and possible future products, and related technologies. The DES is currently patent pending in the United states and Europe.

We have obtained United States federal trademark registration for the Videolocity wordmark and the DES logo mark. We have pending registrations for five other related marks in the United States. We believe that the establishment of the Videolocity and DES marks in the United States are material to our operations. Videolocity has also applied for or obtain registration of the Videolocity mark and other marks in several other key countries and within Europe. Videolocity has several additional inventions and processes, as well as, several related trademarks that it intends to file applications for in the near future.

Strategic Partnerships/Suppliers

To date, the Company has engineered all components of our DES. We have also arranged for the manufacture of all components, assembly, testing and shipping. All supplies are available and ready for shipment and installation. Our selected manufacturers and assemblers are ready to produce, assemble, test and ship all products. We do not anticipate significant delays or back orders.

Marketing

Our initial marketing effort is focused on hotels, hospitals, long-term care homes, retirement centers as well as universities, resorts, multi-dwelling units/timeshares and planned residential communities in the U.S. We are using existing channels to pursue the hospitality and healthcare markets. We also intend to pursue strategic alliances and partnerships with network and content providers to further our efforts and impact residential applications.

     The sales and distribution will focus on the following primary channels:

     *   Traditional distribution channels for target markets

     *   Strategic alliances and partnerships

     *   Trade shows and conferences

     *   Leverage existing contacts of management team and investors

     *   Website and hyperlinks to trade sites

     *   Advertising in trade publications

     *   Direct mailing campaign and telemarketing efforts

Our sales and channel support is headquartered in Park City, Utah with additional regional support organizations planned throughout the country.

To date we have marketed our products to the hospitality and healthcare industries as well as some telecommunications companies and cable TV companies. Marketing efforts have been limited to North America, Mexico, the Caribbean and Latin America. Our marketing includes live on-site demonstrations and presentations at conferences and trade show exhibits. We have budgeted approximately $125,000 for marketing expenses including personnel which will provide for our marketing efforts for the next year. The funding for our marketing strategy and other operations will come from draws on our Standby Equity Agreement or sought in the form of additional debt or equity funding and/or credit lines.

Competition/Industry Overview

We believe that the market for our products represents a combination of several large existing and rapidly expanding target areas. Broadband delivery into hotels, resorts, retirement homes, universities, hospitals, extended stay facilities and residential communities enables us to deliver content to many diverse market segments. According to USA Today, there is an $8.2 billion per year existing market in video rentals that can be served through alliances with existing video distribution channels. There is also a strong potential for strategic alliances and partnerships with network and content providers such as telecommunications companies, cable companies, and Internet/Broadband based content providers.

With such a large and dynamic market Videolocity does not require significant market penetration in any specific market segment in order to become a successful enterprise. Because of the incremental scalability of the Videolocity business model, relatively small percentages in any number of the potential market categories could result in a profitable scenario. These multiple markets also help mitigate risk from competition or technological changes that could potentially affect any single market segment.

While competition for high-end large-scale properties is significant for both video-on-demand systems and in-room broadband access, we believe the mid-range and lower-range properties are significantly underserved with either service. Properties in this segment ranging from 75 to 300 rooms represent more than 56% of the total rooms in the U.S. according to the American Hotel & Motel Association.

Because our cost for deployment is far less on a per location basis than other currently existing technologies, we believe we are ideally suited for the mid-range and low-range markets. Present competition mainly comes from cable TV or satellite pay-per-view services that currently lack the ability to provide true video-on-demand, broadband access or easily navigated Internet access. Competition in the hospitality sector comes mainly from LodgeNet, On-Command and Hospitality Networks. According to published information from their respective websites, On-Command currently has more than 1,000,000 hotel rooms worldwide. Both companies are deploying systems that use high bandwidth formats while Videolocity uses a more efficient format. The Videolocity DES is more efficient as it uses a higher compression algorithm that requires less bandwidth and storage space to provide the same or greater quality. This type of system is readily available for purchase and represents the competition's main technology compared to our DES. Comparable cost for these systems typically starts at approximately $150,000 to $200,000, not including set-top-boxes. The equivalent for our system would be approximately $35,000 to $45,000. Our pricing advantage is based on using commercially available servers using our software-based technologies versus having to deploy expensive proprietary hardware based server systems. Additionally, our higher compression ratios reduce storage requirements with the higher compression algorithm.

We will mainly use existing companies/channels that are presently specifically serving our target market segments with related products. We market our products to the hospitality industry through our subsidiary Hospitality Concierge.

There currently exists little competition for video-on-demand in the healthcare industry. We intend to market our products to the healthcare industry through our subsidiary Healthcare Concierge.

The home entertainment industry is extremely competitive and is dominated by several large companies with worldwide name brand recognition and substantial financial resources. In attracting subscribers to our video-on-demand system, we will be competing with

     * traditional video rental chains such as Blockbuster Video, Hollywood Video, and Movie Gallery;

     *    video rental distribution companies such as Netflix and Redbox;

     * providers of video entertainment over cable and satellite networks, such as DirectTV, Dish Network, and AT&T ;

     * video stores, supermarkets, mass merchandisers, club stores, and other retail outlets that sell video cassettes;

     *    web-based video channels; and

     * movie theaters, live theater, sporting events, and other similar businesses that compete for the general public's entertainment dollar.

In addition, numerous companies including Blockbuster Video, Microsoft WebTV, EchoStar, and TIVO, all of which have substantially greater resources and name recognition than us, have announced their intent to deliver state of the art video-on-demand systems in the near future or are currently doing so. However, to the best of our knowledge, no such systems are available for widespread public use as of this date. Several major movie studios, including Sony, Walt Disney Co. and 20th Century Fox have also announced their intention to or have started to test market systems for the delivery of movies directly to consumers. This could impede our ability to obtain content for use with its video-on-demand systems and could provide significant additional competition from large, established companies with a high degree of name recognition in the entertainment industry. There can be no assurance that other companies will not develop technologies superior to ours, or that new technology will not emerge that renders our technology obsolete.

Backlog

To date, the Company has secured three contracts to install our DES. On October 18, 2002 we signed an agreement with Western States Lodging which will encompass three hotels and approximately 255 rooms. On November 13, 2002 we signed an agreement with Hotel Park City that includes 54 suites. On December 9, 2002 we signed an agreement with Hotel San Remo Casino & Resort in Las Vegas, Nevada that totals approximately 713 rooms. The terms of each of the contracts are similar including five-year terms, installation of our DES, providing content including Internet, and maintenance during the term of the contract.

To date we have installed our DES into the Hotel San Remo Casino & Resort, now known as The Hooters Casino Hotel, and have installed high-speed internet access into the 54 suites at the Hotel Park City.

Regulation

We are not required to obtain any government approval as a condition to marketing our video-on-demand systems. However, such systems are required to operate in compliance with applicable regulations of the Federal Communications Commission. We intend to operate in the unlicensed spectrum and will not need FCC licensing to deploy our DES. To date, all our hardware components have been FCC approved for intended use. We will also be subject to various federal, state and local laws that govern the conduct of our business, including state and local advertising, consumer protection, credit protection, licensing, and other labor and employment regulations.

Research and Development

We have devoted the majority of our resources to developing technologies, conducting beta testing, engineering, supporting our wireless delivery platforms, and deploying infrastructures. For the past three years, we have spent substantial resources to facilitate the engineering and technical development of our DES and beta testing it, both wired and wireless, at our facilities in Park City, Utah.

Historical Information

We originally organized as a Nevada corporation on November 5, 1985 as Pine View Technologies, Inc. and in 1987, we completed a public offering of our common stock. In December 2000, we changed our name to Videolocity International, Inc.

Significant Events

     Joint Venture
     -------------

On December 1, 2005, the Company entered into an operating agreement with E. Oliver Capital Group LLC toward the formation of a joint venture between Videolocity International, Inc. and E. Oliver Capital Group LLC.

The finalization of the agreement is contingent on shareholder approval and Videolocity obtaining extensions of all outstanding notes payable. Toward that goal, we have forwarded a proposal to certain shareholders and have been in discussions with the holders of all notes payable. We did not solicit proxies and submitted the proposal to shareholders holding at least a majority of the outstanding shares of the company. To date, we have received verbal commitments representing a majority of the voting shares approving the proposal but are currently waiting for the signed documents from the individual shareholders. Additionally, to date, the Company has received extensions of notes payable totaling approximately $1,405,000, reached a payback agreement on $215,000 and has received commitments on an additional $920,000 which the company is currently waiting for the signed documents, and management is currently in discussions with the holders of the remaining $10,000 of notes payable.

Terms of the JV operating agreement if finalized with shareholder approval and extensions of notes payable would be as follows:

     1) Officers. Robert Holt, CEO of Videolocity, shall be the Chief Executive Officer of the LLC. The Manager may, if he deems it appropriate, appoint other officers for the LLC. Any officers of the LLC shall consist of such officers or agents as may be determined from time to time by the Manager. The officers shall act in the name of the LLC and shall supervise its operation under the direction and management of the Manager and shall hold office at the pleasure of the Manager.
     2) Videolocity International, Inc. Videolocity International, Inc. shall contribute, transfer and irrevocably assign to the LLC all of its intellectual property technology ("Intellectual Property Technology") which shall include (i) its Videolocity Digital Entertainment System (DES tm) and related services, trade secrets, patents, copyrights and any other intellectual property rights, including High Speed Internet Access together with digital streaming video technology, and (ii) its existing license agreements and agreements for Video-On-Demand programming for the DES, including digital movie titles, other content and entertainment (including music and gaming content). The LLC shall continue developing and licensing the Intellectual Property Technology, including the current license to E Oliver Capital Group LLC.
     3) E Oliver Capital Group LLC. E Oliver Capital Group LLC shall contribute from time to time such funds as are necessary to operate and deploy the intellectual property technology, including necessary salaries and other operating expenses and capital expenditures of the LLC. Upon the execution of this Agreement, E Oliver Capital Group LLC will advance Videolocity International, Inc. the aggregate sum of US$ required for Videolocity to maintain all corporate functions including SEC reporting, legal, audit, public relations, investors relations and general business based on the budgets provided by Videolocity
         International, Inc. In addition, if distributions by the LLC to Videolocity International, Inc. are not sufficient to fund the costs of maintaining a CFO of Videolocity International, Inc. through December 31, 2007, E Oliver Capital Group LLC from time to time will advance

         Videolocity International, Inc. such amounts as are necessary to fund the costs of maintaining such CFO. All amounts advanced by E Oliver Capital Group LLC to Videolocity International, Inc. will be recouped from distributions by the LLC to Videolocity International, Inc. via license fees and residual revenues.
     4) Videolocity International, Inc. shall receive (i) all technical transfer fees (the mark up over cost and installation of equipment deployed) and the first 5% of the net licensing fees derived by the LLC in licensing the Intellectual Property Technology from the current version 1 of the Intellectual Property Technology and (ii) twenty-five percent (25%) of the technical transfer fees and the first 5% of the net licensing fees derived by the LLC in licensing version 2 of the intellectual property technology currently in development. E Oliver Capital Group LLC is advancing Videolocity International, Inc. the aggregate sum of US$ and may advance additional amounts to Videolocity International, Inc., all of which will be first recouped from distributions by the LLC to Videolocity International, Inc. prior to Videolocity International, Inc. receiving payment of distributions.
     5) E Oliver Capital Group LLC shall receive any remaining revenues of the LLC from the development and licensing of the Intellectual Property Technology.
     6) Members Have No Exclusive Duty to LLC. The Members shall not be required to participate in the LLC as their sole and exclusive business. Members may have other business interests and may participate in other investments or activities in addition to those relating to the LLC. Neither the LLC nor any other Member shall have any right, by virtue of this Agreement, to share or participate in another Member's business interests, investments or activities or the income or proceeds derived therefrom. No Member shall incur liability to the LLC or to any other Member by reason of participating in any such other business, investment or activity.
     7) Withdrawal by E Oliver Capital Group LLC. If E Oliver Capital Group LLC at any time prior to December 31, 2012 withdraws from the LLC, all rights to the Intellectual Property Technology shall be reassigned to Videolocity International, Inc., provided that E Oliver Capital Group LLC shall continue to have a non-exclusive license to utilize the Intellectual Property Technology and any new versions or improvements thereof throughout the World.

     UCC-1 and Secured Notes
     -----------------------

On July 30, 2001 our Board of Directors authorized the borrowing of $750,000 in 60 day secured notes bearing 8% simple interest. The notes are secured by an assignment and collateral pledge of 100% of the outstanding stock of our subsidiary, Videolocity Technologies, Inc. (5 million shares), which holds our Patent Applications. On April 30, 2002 the Company filed a UCC-1 financing statement, with the state of Nevada, on six Provisional Patent applications held in the name of Videolocity Technologies, Inc. in favor of certain promissory note holders totaling $1,500,000, as security, in exchange for an extension of maturity dates on the notes payable to September 2002. The filing included the original $750,000 together with $300,000 due to WAJ Enterprises LLC, and also included $450,000 to be named. A total of $235,000 of the secured notes were held by Board of Director member Bennie L. Williams ($100,000). During the year ended October 31, 2004 $535,000 of the total was converted to common stock of the Company which included $135,000 to former Board of Director member Larry McNeill.

The remainder of the notes totaling $965,000 remain outstanding as of the date hereof. As of October 31, 2005, the secured notes payable had maturities under the UCC-1 as follows: $20,000 matured during October 2002, $435,000 matured during November 2002, $30,000 matured during January 2003, and $480,000 matured during August 2003.

While obtaining extensions on notes payable for the finalization of the joint venture, the Company obtained extensions of all the notes payable under the UCC-1 with the exception of one note that a re-payment schedule was agreed upon. Further, the company received releases from each of the UCC-1 note holders in all security interest in the Company's intellectual property and assets, including proceeds and products of collateral.

     Other Notes

During the year ended October 31, 2002 we borrowed approximately $1,455,000 from 23 individuals and/or companies represented by notes payable bearing 8% simple interest. $450,000 of the total borrowed during the year was included in the UCC-1 filing noted above.

Of the total borrowed during 2002, $562,800 was convertible into stock at the option of the debt holder as follows: $412,800 was convertible at $1.00 per share and $150,000 was convertible at $0.20 per share. The conversion amount was less than the market price of the stock on the date of issuance and was convertible from the date of issuance which resulted in a beneficial conversion feature. The beneficial conversion feature was recorded as an additional noncash charge to interest expense and was recognized in the period when the debt became convertible. For the year ended October 31, 2002 the beneficial conversion feature resulted in an increase to interest expense of $303,900. During 2002, approximately $355,000 of the original amounts that were convertible at $1.00 per share were converted to common stock.

During the year ended October 31, 2003, the Company originated approximately $950,000 in notes payable from 6 individuals and/or companies with $750,000 of the total being convertible at the option of the debt holder. The conversion amount was less than the market price of the stock on the date of issuance for $400,000 of the notes payable and was convertible from the date of issuance which results in a beneficial conversion feature. The beneficial conversion feature was recorded as an additional non-cash charge to interest expense and was recognized in the period when the debt became convertible. For the year ended October 31, 2003 the beneficial conversion feature resulted in an increase of interest expense of $120,000.

During the year ended October 31, 2004, the Company originated approximately $1,040,000 in notes payable from 12 individuals and/or companies with $205,000 being convertible at the option of the debt holder as follows: $40,000 is convertible at $0.72 per share, $85,000 is convertible at $0.30 per share, and $80,000 is convertible at $0.25 per share. Additionally, of the total originated, $400,000 is due on a set schedule of $20,000 per week using the proceeds from advances under the Company's Standby Equity Line. During the year the Company also converted approximately $1,370,000 of notes payable to common stock at the request of the note holder including $535,000 of the UCC-1 notes discussed above.

During the year ended October 31, 2005, the Company originated approximately $ 595,000 in notes payable from three individuals and/or companies with $95,000 being convertible at the option of the debt holder as follows: $15,000 is convertible at $0.12 per share and $80,000 is convertible at $0.04 per share. Additionally, of the total originated $250,000 is due on a set schedule of $10,000 per week using the proceeds from advances under the Company's Standby Equity Line.


     5th Digit Technologies, LLC. Acquisition
     ----------------------------------------

On December 21, 2000 we acquired 5th Digit Technologies, LLC in exchange for 950,000 shares of Series "A" Preferred stock, with a one year put of $5.00 per share. At the time of the acquisition, we believed we were acquiring three (3)

Provisional Patent Applications representing exclusive proprietary technologies that were ready to deploy. However, subsequently we learned that 5th Digit did not own the Provisional Patent Applications. As a result, we filed a lawsuit alleging fraud and misrepresentation. Three of the individuals originally comprising 5th Digit ownership, settled with us in an exchange of their Series "A" Preferred shares for common shares of Videolocity.

On April 11, 2002 the Third Judicial District Court, Salt Lake County, signed a Default Judgment against the holder of the outstanding 350,000 preferred shares ordering cancellation of the shares. It was further determined that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 preferred shares were cancelled on April 12, 2002.

Subsequently the decision of the Third Judicial District Court was set aside. On March 15, 2004, we reached a settlement agreement which included our issuing 80,000 shares of common stock and cash payments totaling $70,000 payable as follows: $10,000 at execution of the agreement and $5,000 per month beginning May 1, 2004 and continuing until paid in full. As of October 31, 2004 we had a remaining balance of $25,000 and during the year ended October 31, 2005 the Company fulfilled its obligations under the agreement.

     Merit Studios, Inc. License Agreements
     --------------------------------------

On October 27, 2000 Videolocity, Inc. acquired an exclusive license from Merit Studios, Inc. who represented their "Wormhole" technology to be a video "packing" (compression) technology. On March 6, 2001 the License acquired from Merit Studios was transferred by mutual agreement to our subsidiary Healthcare Concierge, Inc. The License Agreement guaranteed a completed "Wormhole" video technology on or before April 30, 2001.

On May 29, 2001 Healthcare Concierge, Inc. acquired a second "Wormhole" license from Merit Studios for the "packing" of all data. We paid Merit Studios and/or expended a total of approximately $600,000 intending to commercialize the promised technology. This promised deployable "Wormhole" technology was never demonstrated or received by Healthcare Concierge, Inc. After many months of delay and the inability to prove the marketability of the Merit "Wormhole" technology; Merit Studios agreed to repurchase the two "Wormhole" licenses through the payment of $600,000 on or before March 1, 2002.

We had no assurance that Merit Studios would be able to fulfill the cash obligation of $600,000 under its license repurchase agreement. However, because of the original and continued representations as to the accuracy concerning the "Wormhole" capabilities and the deployment dates of the "Wormhole" technology by Merit Studios to our Company, we have aggressively pursued the collection of the total amount due under the contract. To that end we filed a lawsuit for the collection of the $600,000. The successful recovery of the $600,000 will repay those sums we expended to Merit Studios and for the "Wormhole" technology.

During June 2003 we received notification of a summary judgment from the Third District Court of Salt Lake County. The Court ordered that judgment be entered in the Company's favor totaling approximately $673,000 which includes the original note receivable plus accrued interest to date and some other small amounts. It was further ordered that the judgment shall be augmented in the amount of reasonable costs and attorney's fees in collecting the judgment. Our legal counsel is currently working on collection of the judgment.

Employees

We have typically entered into employment agreements with all employees. Agreements generally have provided for payment of a base salary, a grant of plan units under the Videolocity, Inc. 2000 Stock Incentive Plan, the provision of medical insurance, vacation and other benefits, and contain other customary provisions.

We have entered into employment agreements with all officers that generally provides for payment of a base salary, bonus provisions upon receipt of a minimum of four million in funding, a grant of plan units under the Videolocity, Inc. 2000 Stock Incentive Plan, the provision of medical insurance, vacation and other benefits, and contain other customary provisions.

We have entered into an employment agreement with our President/CEO, Robert Holt that includes the following additional considerations:

     Pursuant to his employment agreement dated December 1, 2003, Mr. Holt has been serving as our Chief Executive Officer. Mr. Holt has received an annual base salary of $260,000. His employment has an initial term of three years ending November 30, 2006. Mr. Holt is entitled to 350,000 plan units under our 2000 Stock Incentive Plan, of which, to date, all have vested. In addition, Mr. Holt also received 4,500,000 options to purchase common stock of the Company at the market price on the date of grant, of which, to date, all have vested. Additionally, Mr. Holt is eligible to receive a $240,000 bonus as special consideration, for personal loss and liability, upon receipt of the Company securing a minimum of $4,000,000 in debt or equity funding. On February 24, 2005, an addendum to the employment agreement was approved that extended the term of the original agreement through November 30, 2008 and also granted Mr. Holt 1,000,000 additional options to purchase common stock that vests through February 2006. Additionally, Mr. Holt was granted 1,000,000 shares of restricted common stock which, to date, have not been issued.

     Non-Compete: During the term of his agreement with us and for three years after the expiration of Mr. Holt's agreement, the employee agrees to not:

         *    own, manage operate or control any business that competes with us;

         * provide services to any business in the video-on-demand industry that is directly competitive with us;

         * solicit any business similar to ours from, or sell any products or services that are in direct competition with ours to, any business that within one year prior to the date of termination of employment, was a customer or client of ours or any of our subsidiaries; and

         o solicit the employment of any of our full-time executives or employees as of the date of termination of the agreement.

     Each of the above-described employment agreements are specific to the individual's agreement but typically include the following uniform terms:

     Assignment of Inventions: During the terms of the employment agreements, any invention, discovery, concepts and ideas, whether or not patentable or subject to copyright protection, which the employee discovers or conceives, will become our sole property.

     Change of Control: In the event of a change of control of our company, whether by merger, acquisition, consolidation, reorganization, liquidation or otherwise, the employee will be entitled to voluntarily terminate his agreement and receive certain benefits set forth below:

         * the annual base salary through the date of termination, to the extent not theretofore paid;

         * reimbursement for any monies advanced by employee through the date of termination;

         * all other payments and benefits to which the employee is entitled through the date of termination;

         * a lump sum cash payment equal to two times the sum of the employee's annual base salary and the average of the annual bonuses paid to the employee for the two years prior

         * for two years after the termination date, continued health and medical insurance coverage; and

         *    all unvested plan units under the stock incentive plan will vest.

Effective October 31, 2005 Mr. Holt resigned with cause and was immediately hired by the Board of Directors as interim CEO.

We presently have five full-time employees and use several consultants on an as needed basis. We do not anticipate a need to hire additional high-level employees for the next several months. We do anticipate the need for additional marketing and sales support and additional administrative support staff. We do not anticipate that our employees will be represented by unions.

Indemnification of Directors and Executive Officers and Limitation on Liability

We have adopted certain provisions in our articles of incorporation that limit the liability of our directors and executive officers and provide for indemnification by us for our directors and officers to the fullest extent permitted by Nevada law. Such provisions substantially limit the shareholders' ability to hold directors and officers liable for monetary damages resulting from breaches of their fiduciary duties.


                                  Risk Factors

     You should carefully consider the risks and uncertainties described below and the other information in this report. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results, would likely suffer. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or operating results.

Risks Relating to Our Business

     Our extremely limited operating history makes it difficult to evaluate our business and prospects
     ---------------------------------------------------------------------------

Since commencing operations we have focused primarily on development of our technology and our DES. We have conducted only limited sales and marketing activities since we commenced operations. As a result of our short operating history, we have only limited financial data and business information with which to evaluate our business strategies, past performance and an investment in our common stock.

     We have a history of losses and anticipate future losses
     --------------------------------------------------------

We have achieved only nominal revenues to date and we may not achieve or subsequently maintain profitability if anticipated revenues occur more slowly than we expect, or not at all. As of October 31, 2004, our accumulated deficit was approximately $3,465,000 and as of October 31, 2005 our accumulated deficit was approximately $7,114,000. We expect to continue to incur significant expenses in connection with:

     *   funding for research and development;

     *   costs of our sales and marketing efforts; and

     *   increased general and administrative expenses.

Accordingly, we will need to generate significant revenues to achieve and sustain profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of these factors could cause our stock price to decline.

     If our technology and developed systems are not accepted by the market, our anticipated revenues will decline
     ---------------------------------------------------------------------------

Our technology and DES system are ready for deployment in the marketplace. Market acceptance of our technology is critical to our future success. Factors that may affect the market acceptance of our technology include:

     *   market acceptance of our DES and related technology;

     * the features, performance, and cost of installation and use of our technology;

     *   availability of competing products and technologies;

     *   the success and development of our marketing and distribution channels;
         and

     *   the quality of our customer service and support of our technology.

Failure of our existing or future technology to achieve and maintain meaningful levels of market acceptance would materially adversely affect our business, financial condition and results of operations and market penetration.

     Our operating results are likely to fluctuate significantly and cause our stock price to be volatile which could cause the value of your investment in our company to decline
     ---------------------------------------------------------------------------
Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our operating results do not meet the expectations of securities analysts, the trading price of our common stock could significantly decline which may cause the value of your investment in our company to decline. Some of the factors that could affect our quarterly or annual operating results or impact the market price of our common stock include:

     * our ability to develop, market and support our technology and any technological advancements;

     * the timing and amount of, or cancellation or rescheduling of, orders for our technology, particularly large orders for key installations;

     *   our  ability  to  retain  key  management,   sales  and  marketing  and
         engineering personnel;

     * our ability to obtain sufficient supplies of sole or limited source components for our technology (DES);

     *   a decrease in the average rental prices of our content;

     *   changes in costs of components; and

     * the mix of technologies that we sell and the mix of distribution channels through which they are marketed.

Due to these and other  factors,  quarterly  and annual  revenues,  expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

     If we lose key personnel, we may be unable to successfully operate our business
     ---------------------------------------------------------------------------

We depend on the continued contributions of our executive officers and other technical personnel to work effectively as a team, to execute our business strategy and to manage our personnel. The loss of key personnel or their failure to work effectively could have a material adverse effect on our business, financial condition and results of operations.

     If we are unable to attract and retain additional qualified personnel, our future business may suffer
     ---------------------------------------------------------------------------

Our business strategy will require us to attract and retain additional qualified technical and marketing personnel. We may experience difficulty in recruiting qualified personnel, which is an intensely competitive and time consuming process. We may not be able to attract and retain the necessary personnel to accomplish our business objectives as our business develops and grows. Accordingly, we may experience constraints that will adversely affect our ability to satisfy future customer demand in a timely fashion or to support our customers and operations. This could cause an adverse effect on our business, financial condition and results of operations.

     Our limited ability to protect our intellectual property may prevent us from retaining our competitive advantage
     ---------------------------------------------------------------------------

Our future success and our ability to compete are dependent, in part, upon our proprietary technology. Taken as a whole, we believe our intellectual property rights are significant and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. Also, it may be possible for unauthorized third parties to copy or reverse engineer aspects of our products, develop similar technology independently or otherwise obtain and use information that we regard as proprietary. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.

     Intellectual property claims against us can be costly and restrict our business
     ---------------------------------------------------------------------------

The digital video industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us was successful, and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign to avoid infringement, this could have a material adverse effect on our business, financial condition and results of operations.

     Additional required capital may not be available
     ------------------------------------------------

To date, we have financed our operations through cash from the sale of our stock and by borrowing money. If we do not generate necessary cash from debt or equity funding and revenues from operations to finance our future business, we will need to continue to raise additional funds through public or private financing opportunities. Selling additional stock could dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. We may not be able to obtain funds needed to finance our operations at all or may be able to obtain them only on very unattractive terms.

     Because we are bringing a new technology to market and are significantly smaller than the majority of our national competitors, we may lack the financial resources required to capture an increased market share
     ---------------------------------------------------------------------------

The market for our DES  technologies  and  products  is highly  competitive  and rapidly changing. We are significantly smaller than the majority of our competitors and we face such competition on a local, regional and international basis. If we compete with them for the same geographical markets, their financial strength could prevent us from capturing those markets. New technologies we are developing will bring us into further competition with various companies. Additional new competitors may also enter the market and competition may intensify. Although we believe our technology and products are better than those offered by our competitors, they may be able to narrow or eliminate the differences.

Risks relating to ownership of our common stock

     The price of our common stock is extremely volatile and investors may not be able to sell their shares at or above their purchase price, or at all
     ------------------------------------------------------------------------

Our stock is presently traded on the OTC Bulletin Board, although there is no assurance that a viable market will continue. The price of our common stock in the public market is highly volatile and may fluctuate substantially because of:

     *   actual or anticipated fluctuations in our operating results;

     *   changes in or failure to meet market expectations;

     * conditions and trends in the digital video and other technology industries; and

     * fluctuations in stock market price and volume, which are particularly common among securities of technology companies, particularly new start-up companies.

     Our principal stockholders and affiliates own a significant percentage of our company and may be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock.
     ---------------------------------------------------------------------------

As of January 31, 2006 certain principal stockholders and affiliates control approximately 38 % of our outstanding common stock. As a result, these stockholders may be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

     The market price of our common stock may drop significantly when the restrictions on resale by our existing security holders lapse
     ---------------------------------------------------------------------------

     As of January 31, 2006 we had 23,456,699 shares of common stock outstanding. Approximately 11,485,000 of our total outstanding common stock are currently subject to restrictions against resale under United States securities laws. As these restrictions on resale end, the market price of our common stock could drop significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

     We have been the subject of a going concern opinion from our independent auditors, which means that we may not be able to continue operations unless we obtain additional funding
     ---------------------------------------------------------------------------

Our independent auditors have added a "going concern" statement to their audit report for the year ended October 31, 2005, which states that we will need additional working capital to be successful and to service our current debt for the coming year and, therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     We have a working capital deficit, which means that our current assets on October 31, 2005 were not sufficient to satisfy our current liabilities on that date.
     ---------------------------------------------------------------------------

We had a working capital deficit of $6,986,131 at October 31, 2005, which means that our current liabilities exceeded our current assets on October 31, 2005 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on October 31, 2005 were not sufficient to satisfy all of our current liabilities on that date.

     Possible "Penny Stock" regulation
     ---------------------------------------------------------------------------

Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the

"penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

     * make a special suitability determination for purchasers of penny stocks;

     * receive the purchaser's written consent to the transaction prior to the purchase; and

     * deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Item 2.       Description of Property

Our technical, marketing, and corporate offices have been located at 1762 A Prospector Avenue, Park City, Utah 84060, our telephone number is (435) 615-8338 and our fax number is (435) 615-9979. Our mailing address is PO Box 1929, Sandy, Utah 84091-1929. The Park City offices have consisted of approximately 2800 square feet. The office space was leased under a contract at $4,000 per month that expired December 2002. We have been renting the Park City office on a month-to-month basis. We are currently in negotiations on new office space in Park City, Utah, which we should move into during February 2006. Our mailing address will remain at PO Box 1929 Sandy, Utah 84091 and our phone and fax numbers will remain the same after our move. Based on the current negotiations on new office space, we do not anticipate that a relocation of our office will increase our monthly costs.

Item 3.       Legal Proceedings

During December 2000 we issued 950,000 shares of preferred stock for the purchase of 5th Digit Technologies, LLC. During 2002, we exchanged 180,000 shares of our common stock for 600,000 shares of the preferred stock. A legal action was filed against the holder of the remaining 350,000 preferred shares outstanding, alleging misrepresentation of the technology acquired as part of the purchase of 5th Digit Technologies, LLC. On January 24, 2002 the outstanding 350,000 preferred shares were tendered for liquidation at $5.00 per share and were subsequently deposited with the court pending the outcome of the legal action. On April 11, 2002 the Third Judicial District Court, Salt Lake County, signed a Default Judgment against the holder of the outstanding 350,000 preferred shares ordering cancellation of the shares. It was further determined that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 preferred shares were cancelled on April 12, 2002. Subsequently, the decision of the Third Judicial District Court was set aside. On March 15, 2004, we reached a settlement agreement which included our issuing 80,000 shares of common stock and payments totaling $70,000 as follows: $10,000 at execution of the agreement and $5,000 per month beginning May 1, 2004 and continuing until paid in full. During the year ended October 31, 2005 the Company fulfilled its obligations under the agreement.

On August 26, 2002 our subsidiary, Healthcare Concierge Inc. filed an action in the Third District Court of Salt Lake County, Utah against Merit Studios, Inc. The action sought $600,000 that is owed by Merit Studios to Healthcare Concierge pursuant to a promissory note executed in consideration for the reconveyance to Merit Studios of two license agreements. During June 2003 we received notification of a summary judgment from the Third District Court of Salt Lake County. The Court ordered that judgment be entered in our favor totaling approximately $673,000 which includes the original note receivable plus accrued interest to date and some other small amounts. It was further ordered that the judgment shall be augmented in the amount of reasonable costs and attorney's fees in collecting the judgment. The Company's attorney, working with the courts, is attempting to identify assets of Merit Studios in order to enforce the judgment.

On June 2, 2003, we signed a ten percent simple interest promissory note with an unrelated privately held company where the privately held company was to provide $5,000,000 in operating funds to the Company. The terms of the note provided that the Company pay a two percent fee totaling $100,000 for arranging the loan. Terms of repayment included interest on a quarterly basis and the balance of the note at the end of thirty-six months. Additionally, the privately held company would receive one seat on the Board of Directors until such time as the promissory note was paid in full.

After weeks of delays and promises regarding funding, the privately held company signed an addendum to the original note promising funding of the note by September 19, 2003. When the funding was not met according to the addendum, the privately held company signed a second addendum promising funding of the note by November 10, 2003. After months of delays, and the privately held company not fulfilling the terms of the original agreement and/or the signed addendums we filed a multi count civil complaint against the privately held company. The privately held company filed a motion with the Court to dismiss the complaints filed by the Company. This motion to dismiss was denied by the Court on March 12, 2004. Management, based on the advice of legal counsel, believes that, at a minimum, the $100,000 is recoverable in its action against the privately held company. However, based on the anticipated costs to recover the $100,000, the Company has written off the fee during the year ended October 31, 2005.

On October 19, 2005, the Company's attorney received notification that a default judgment was filed with the third district court on June 21, 2005 totaling approximately $318,000 including principal, accrued interest, and legal fees, together with interest from that date until paid in full regarding a note payable in the amount of $215,000. Prior to October 19, 2005 the Company was unaware of the judgment and did not have knowledge that a complaint had been filed because the Company had not been served. Accordingly, being unaware of the complaint the Company did not respond. On November 30, 2005, with an addendum signed on December 5, 2005, the Company and the note holder reached an agreement to settle the note payable, in total, with twenty four monthly payments of $5,000 per month beginning January 5, 2006 and ending on December 5, 2007 for the aggregate amount of $120,000. The note holder has agreed to stay any actions to enforce or collect upon the judgment during the repayment term. At any time the Company fails to meet its required payment, the note holder will have the right to proceed with all legal remedies to collect upon and satisfy the judgment and note payable. The Company has the right to prepay all or a portion of the total at its discretion. The settlement agreement also provided that the Company release the note holder, ISOZ, LC, and its employees, agents, representatives and affiliates and assigns, from any and all actions, judgments, claims or causes of action and from any claim or allegation previously made by the Company against the note holder.

We are engaged in various other lawsuits and claims, either as plaintiff or defendant, in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on our financial position or results of operations.

Item 4.       Submission of Matters to a Vote of Security Holders

During December 2005, the Board of Directors approved for submission to the Company's shareholders a proposal to enter into a joint venture with E. Oliver Capital Group LLC. The Company did not solicit proxies and submitted the proposal to shareholders holding at least a majority of the outstanding shares of the Company. To date, the Company has received verbal commitments representing a majority of the voting shares approving the proposal but is currently waiting for the signed documents from the individual shareholders.



                                     PART II

Item 5.       Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTC Bulletin Board under the trading symbol "VCTY." Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by such service.

The following table sets forth the high and low bid quotations for our common stock for the preceding two fiscal years ended October 31, 2005 and 2004. Despite the publication of quotations during such periods, there was no significant trading volume and there existed no established trading market for our shares.



                                                          High Bid      Low Bid
     2005
         First Quarter ended January 31, 2005             $ 0.350       $ 0.060
         Second Quarter ended April 30, 2005              $ 0.150       $ 0.021
         Third Quarter ended July 31, 2005                $ 0.050       $ 0.030
         Fourth Quarter ended October 31, 2005            $ 0.045       $ 0.006

     2004
         First Quarter ended January 31, 2004             $ 0.50        $ 0.12
         Second Quarter ended April 30, 2004              $ 0.45        $ 0.13
         Third Quarter ended July 31, 2004                $ 0.30        $ 0.15
         Fourth Quarter ended October 31, 2004            $ 0.51        $ 0.06


     The foregoing quotations represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

As of January 31, 2006, there were 174 holders of record of Videolocity's common stock, including broker-dealers and clearing firms holding shares on behalf of their clients, as reported by our transfer agent. This figure does not take into account those individual shareholders whose certificates are held in the name of broker-dealers or other nominees.

As of January 31, 2006, we had 23,456,699 shares of common stock issued and outstanding. Of the total outstanding shares, 11,971,576 may be sold, transferred or otherwise traded in the public market without restriction, unless held by an affiliate or controlling shareholder. A total of 11,485,123 shares are considered restricted securities.

Under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an "affiliate" as defined under the Act, is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the security as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or
(ii) 1% of the shares then outstanding. A person who is not deemed to be an "affiliate" and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the resale limitations of Rule 144.

     Dividend Policy
     ---------------

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

     Penny Stock Regulations
     -----------------------

The ability of an individual shareholder to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares will most likely be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The Nasdaq Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

Recent Sales of Unregistered Securities

During  December 2004 we issued  12,098  shares on conversion of notes  payable.
During  January 2005 we issued  733,334  shares on conversion of notes  payable.

During March 2005 we issued 30,000 shares under a legal settlement that was negotiated and accrued in the financial statements in a prior year and settled with common stock in the current year. During April 2005 we issued 16,667 shares under an agreement negotiated under a note payable. During May 2005 we issued 10,000 shares in an agreement negotiated under a note payable. During October 2005, we issued 10,000 shares under an agreement negotiated under a note payable.

All of the aforementioned shares were issued without registration under the Securities Act of 1933 in reliance on the exemption from such registration requirements provided by Section 4(2) of that Act. The shares were issued without general advertising or solicitation and purchasers acknowledged that they were acquiring restricted securities that had not been registered under the Securities Act. Certificates representing the shares bear the usual and customary restricted stock legend.

Transfer Agent

Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, telephone (801) 355-5740, serves as our transfer agent and registrar.

Item 6.       Management's Discussion and Analysis or Plan of Operation

The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 10-KSB.

Overview

We are an engineering and marketing company involved in the deployment of the DES and the further development of other digital information and entertainment systems and uses of our technology. DES delivers video-on-demand in near DVD quality, including movies and other videos, medical information and educational material to individuals, residents, hotel guests, and patients and attendants in the healthcare industry. We are a development stage company. To date, our activities have been limited to developing the DES and other related technologies and limited marketing of the DES. We are presently commencing marketing of DES into various marketplaces in North America such as hospitality (hotels and resorts) and healthcare (hospitals, long-term care facilities and retirement centers) industries. We are, and intend to remain, a technology company.

Plan of Operation

We intend to use our limited existing capital, together with support and revenues generated from our proposed joint venture, along with cash proceeds from our Standby Equity Line of credit, as well as, proceeds from prospective future financings, to continue marketing and deployment of our DES. Management estimates that to move forward with our planned operations we will incur expenses during the next twelve months of approximately $2.6 million, consisting of $1.45 million in payroll, payroll taxes, employee health insurance and other related employee costs, $160,000 for office rent, utilities, and related costs, $310,000 for marketing and related expenses, and $330,000 for general and administrative expenses including legal and accounting fees. Research and development expenses are estimated to be a minimum of approximately $350,000 during the next twelve months. These expenses will be directed at further development of the DES integration into additional markets and the use of our intellectual property into new products. We will also incur substantial additional costs in connection with the manufacture and deployment of DES. Management further estimates that such costs will be a minimum of $10 million, but we are optimistic that we will be able to cover most of those costs from future long-term lease financing.

Currently, we do not intend to sell any hardware or software. Our business plan is to manufacture or purchase/lease hardware and deploy our systems at no cost to the customer. It is anticipated that we will finance the system equipment and realize the majority of the revenue stream created by the end users. Presently, we do not anticipate any significant purchase or sale of plant or equipment. Additionally, we do not anticipate the addition of large numbers of employees because our business model calls for outsourcing any and all functions that would be directly related to the number of deployments.

We anticipate generating future revenues from the delivery of video and other content to the end users of our DES, together with high-speed Internet access. We have installed our first DES and management believes that we will begin to install our DES into additional locations during the second to third quarters of the current calendar year into contracts currently being negotiated with hotel and healthcare properties. We will charge a fee for each movie or other item of content viewed through our system and/or high-speed Internet access and we will remit a portion of each fee to the studio or other content provider. Our structure for content fees, although subject to change based on location, usage, and competition is estimated to be as follows:

     Internet access:        $ 4.95 to $ 12.95 for one hour to 24 hour period
     Video-on-demand:        $ 3.95 to $ 12.95 per viewing
     Games:                  $ 2.95 to $ 6.95 for each 1 to 4 hour period

During the next twelve months, we plan to seek additional debt and/or equity funding, and capital leases for up to approximately $10 million. This would permit us to cover our minimum expenses described above and accelerate deployment of our DES. As of the date hereof, we have not formalized any new funding. We have a Standby Equity Distribution Agreement with Cornell Capital noted below which has been used to maintain operations during the last fiscal year while we review additional funding alternatives. We can not give assurance that we will be able to secure such additional funding on favorable terms to us, or otherwise.

During May 2004 we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP a New Jersey-based domestic investment fund. We anticipate that this agreement will provide us with adequate working capital through its expiration during July 2006. We will be looking to renew the line of credit at that time. Under the equity distribution agreement, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of Videolocity common stock up to a maximum amount of $20 million over a 24-month period. There is no minimum draw down although we may draw down up to four times per month at a maximum $350,000 per draw and a maximum of $1 million per month. The draw-downs are subject to an effective registration statement with the United States Securities and Exchange Commission covering the resale of the shares. The 24-month term commences on the effective date of the registration statement. The registration statement was declared effective by the Securities and Exchange Commission on July 22, 2004. The purchase price of the shares will be 98% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following receipt of notice of our intent to make a draw.

Without drawing against the standby equity distribution agreement or receiving funds from the proposed joint venture and based on current costs of operation, contract commitments, and availability of credit, management estimates that our current assets will be sufficient to fund our cost of operations for approximately the next month and that we must obtain additional financing during that time in order to continue operations.

Results of Operations

To date, we have been a development stage company. We are now beginning to realize revenue from our planned operations. We generated approximately $114,000 during fiscal year 2005in revenue primarily from content viewed through our DES in one hotel installation as compared to $10,225 in fiscal year 2004. The system was installed and just beginning to realize revenues during the last two months of fiscal year 2004. During the fourth quarter of FY 2005 and continuing through the first quarter of FY 2006 the hotel was undergoing a major renovation, which has limited the revenues being generated. The DES has been shut down at various times during this renovation for weeks at a time.

Operational expenses increased approximately 158 percent from FY 2004 to FY 2005. Salaries, payroll taxes and employee benefits increased approximately 279 percent primarily due to the accrual and expensing of approximately $1,800,000 during the fourth quarter of fiscal year 2005 as the result of amounts owed under contract as a result of two officers resigning with cause. Additional increases to salaries, payroll taxes and employee benefits were due to increased personnel as we continued to work on version two of our DES. Professional fees decreased approximately 56 percent as we incurred additional professional fees in the prior year due to legal work in regard to our SB-2 filing as well as consulting work in regard to acquiring digital content. Additionally, the Board of Directors approved an amount of $50,000 per year, per director for service on the Board. For the year ended October 31, 2005, loss before income taxes increased approximately 97 percent as compared to the year ended October 31, 2004. This is attributed primarily to the items noted above in the discussion on operational expenses combined with a decrease in interest expense and a $100,000 write off of a prepaid loan fee.

Management anticipates that as we scale up the installation of the DES, our expenses will increase proportionately. The Company's plan of operation will depend on its ability to raise substantial additional capital, of which there can be no assurance.

Liquidity and Capital Resources

During the year ended October 31, 2005 our total assets decreased from approximately $1,132,000 at October 31, 2004 to approximately $659,000 at October 31, 2005. These changes are due primarily to the following factors; (i) a decrease to long term other assets of approximately $100,000 due to the write-off of a prepaid loan fee. (ii) a decrease to property and equipment primarily from depreciation and (iii) an increase to short term other assets of approximately $38,000 primarily from the expensing of prepaid assets that were prepaid at October 31, 2004 and were expensed during the year ended October 31, 2005 as the services were rendered. During this same period, cash decreased from approximately $186,000 to approximately $2,000 as it was used for operational purposes.

Total current liabilities increased from approximately $3,563,000 on October 31, 2004 to approximately $7,024,000 at October 31, 2005. The change is attributed to an accounts payable increase of approximately $7,000, an increase to accrued interest payable of approximately $220,000 and an increase in accrued liabilities of approximately $3,133,000. Accrued liabilities increased from the accrual of salaries to officers and other employees during the year and approximately $1,800,000 in salaries and related payroll taxes from the resignation of two officers. The resignations were with cause, requiring that the amounts under contract are paid in a lump sum which required the accrual. Accrued liabilities also increased by the accrual of $200,000 in Board of Director compensation, $17,000 in consultant compensation and approximately $247,000 of cash that was paid on the company's behalf by the guarantor of our capital lease. Also during the year ended October 31, 2005 notes payable increased by the net amount of $80,000. This amount was made up from the receipt of approximately $615,000 from notes payable, offset primarily by the conversion of notes payable to common stock totaling approximately $515,000.

Net Operating Loss

We have accumulated approximately $9,900,000 of net operating loss carryforwards as of October 31, 2005, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carry-forwards expire through 2024. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards which can be used. No tax benefit has been reported in the financial statements for the year ended October 31, 2005 because the likelihood of realization of the related tax benefits cannot be established. Accordingly, the potential tax benefit of the loss carryforward is offset by a valuation allowance of the same amount.

New Accounting Pronouncements

In January 2003 and as revised in December 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities. Prior to this interpretation, two enterprises generally had been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. Our adoption of this interpretation did not have an impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The adoption of SFAS No. 149 did not have a material impact on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The adoption of SFAS No. 150 did not have a material impact on our results of operations or financial position.

In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment." SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005 for companies that do not file as small business issuers and December 15, 2005 for companies that file as small business issuers. We will be required to adopt SFAS No. 123R in our first quarter of fiscal 2006 and currently disclose the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." We are currently evaluating the impact of the adoption of SFAS 123R on our financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Our adoption of SFAS No. 153 is not expected to have a material impact on our financial position or results of operations.

Item 7.       Financial Statements

Our financial statements, as of and for the fiscal years ended October 31, 2005 and October 31, 2004, have been examined to the extent indicated in its report by Madsen & Associates CPA's, independent certified accountants, and have been prepared in accordance with generally accepted accounting principles and pursuant to Regulation S-B promulgated by the SEC. The aforementioned financial statements are included herein in response to Item 7 of this Form 10-KSB.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On March 5, 2004, our Board of Directors met and unanimously approved a resolution to dismiss Andersen Andersen & Strong, L.C. from its position as our independent certifying accountants.

The audit report of Andersen Andersen & Strong, L.C. for the year ended October 31, 2002, contained a modification expressing substantial doubt as to Company's ability to continue as a going concern. The audit report contained no other adverse opinion, disclaimer of opinion or modification as to uncertainty, audit scope or accounting principle. In connection with its audits for the prior two fiscal years and review of unaudited financial statements through July 31, 2003, and through the date of dismissal on March 5, 2004, there were no disagreements with Andersen Andersen & Strong L.C. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of Andersen Anderson & Strong L.C., would have caused them to make reference thereto on the financial statements. Also on March 5, 2004, our Board of Directors unanimously approved a resolution to engage Madsen & Associates, CPAs, Inc. to audit our financial statements for the year ended October 31, 2003. During the two most recent fiscal years and prior to March 5, 2004, we had not consulted with Madsen & Associates regarding
(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the our financial statements, and no written report or oral advice was provided to us by concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto, or a reportable event, as set forth in Item 304(a)(1)(iv) of Regulation S-B.

Item 8A. Controls and Procedures

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

Item 8B. Other Information

None.

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

     The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to the Company.

      Name                      Age          Title

      Dan Driscoll              49           Chairman of the Board / Director
      Robert E. Holt            41           President / CEO / Director
      Cortney L. Taylor         44           CFO / Secretary / Treasurer
      Bennie L. Williams        69           Director

---------------------------

The term of office of each director is one year and until his or her successor is elected at our annual shareholders' meeting and is qualified, subject to removal by the board of directors and or shareholders. The term of office for each officer is determined by individual contract, subject to removal by the board of directors.

On August 15, 2005, Larry McNeill resigned from the Board of Directors. Mr. McNeill cited the time necessary to focus on additional business pursuits and personal reasons as the basis for his resignation. Mr. McNeill did not have any disagreements with the Board of Directors or Company management on any matter relating to the Company's operations, policies and practices at the time of his resignation.

On September 16, 2005 the Company's Chief Financial Officer, Cortney Taylor, resigned with cause and on October 31, 2005 the Company's Chief Executive Officer, Robert Holt, resigned with cause. By contract, the Company had 30 days to cure the cause of the resignations. If not cured within 30 days, the Officers are entitled to immediate vesting in all options and/or shares previously granted which have not vested to date and are also entitled to receive their normal salary through the end of the current contract in a lump sum distribution. The Board of Directors immediately hired Mr. Holt as Interim CEO and hired Mr. Taylor as a consultant. During February 2006 the Board of Directors rehired Mr. Taylor in his previous roles, with finalization of his new contract scheduled for the next Board of Directors Meeting prior to the end of February 2006.

No director, officer, affiliate has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

We have adopted certain provisions in our articles of incorporation that limit the liability of our officers and directors and provide for indemnification by us for our officers and directors to the fullest extent permitted by Nevada law. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for monetary damages resulting from breaches of their fiduciary duties.

Presently, we do not provide cash compensation to directors for serving on our board of directors or the boards of our subsidiaries, or for attendance at board or committee meetings. However, we have compensated members of the Board of

Directors by issuing stock. During February 2005, the Board of Directors approved a set amount of $50,000 per year for service on the Company's Board of Directors to be issued in restricted stock. As of October 31, 2005, the Company has accrued $200,000 as director compensation that will be converted to stock based upon the price of stock on the date of Board approval. The shares will be issued when administratively possible. We anticipate that as we acquire adequate funding, we will consider instituting a policy to compensate our directors monetarily. In that event, we believe that any proposed compensation will be equivalent to that of companies of similar size and stature as ours.

          Certain biographical information of our directors and officers is set forth below.

Dan Driscoll. Mr. Driscoll became a director in January 2002 and Chairman during February 2005. Mr. Driscoll was Senior VP of Business Development of the Wireless Division of CommScope, Inc. Mr. Driscoll was a part of the sales and business development of that division. Mr. Driscoll has 20 years experience in sales and business development in the Wireless Telecom arena. His expertise in developing strategic partners was instrumental in Hewlett Packard's entrance in the RF/Microwave component market through its purchase of Avantek. Mr. Driscoll holds both a BSBA and BSEE from Villanova University. He also holds multiple business certificates from PCS technology to process control programs. Mr. Driscoll has been chairman of the local Parks and Recreation of his community for the past 16 years and previously played football in the CFL and NFL.

Robert E. Holt. Mr. Holt joined Videolocity International, Inc. as President and Chief Executive Officer and Director in January 2002. Robert has concentrated on wireless services and technology businesses for much of his career. From 1997 to 2001, as an executive for Qualcomm Inc., he was responsible for global wireless network implementation, operations, business development and venture capital for Qualcomm Inc. businesses throughout the Americas, Eastern Europe, the Commonwealth of Independent States, Asia, and Africa. Robert was the founder and Director of the Wireless Campus Group that focused on the development of intellectual properties and the delivery of content over CDMA network infrastructure. He assisted in the development of the business plan for the Leap Wireless spin-off and the Cricket phone service. Robert also served as a member of the Board of Directors for the Elementary Institute of Science and the San Diego Technology Counsel. Prior to that, he was an executive and management consultant of several wireless carriers, responsible for the engineering development, implementation and operation of wireless networks including market leaders Sprint PCS and PrimeCo PCS, which formed the heart of what is now known as Verizon Wireless. He was named a PrimeCo Pioneer for his role in the initial launch of the wireless carrier. Prior to this, Robert led a GTE integration team that planned and executed the combination of secure communications technologies that formed the Mobile Subscriber Equipment (MSE) network for the United States Army. Before joining GTE, Robert spent several years in the United States Signal Corp, where he played a key role in the military's adoption of MSE and the global implementation of the secure wireless contingency communications package. Robert served throughout the world as a member of the elite 101st Airborne Division where he served throughout Europe and the Middle East and was awarded numerous medals for Achievement, Commendation, Conduct and Meritorious Service. Robert holds a B.S. Electrical Engineering and a M.S. Communication degree with an emphasis on Crisis Communications. He has also earned professional certification in the area of project management, Personal Communications Services (PCS) technologies, call processing, systems engineering, change management, finance, debt and equity investments

Larry R. McNeill. Mr. McNeill resigned as a Board of Director during the year ended October 31, 2005. Mr. McNeill became a director in December 2000. From October 1998 through January 2004, Mr. McNeill was the Chief Financial Officer of Theatre Candy Distributing Company, Inc. of Salt Lake City, Utah and through August 2002 served as the Chief Financial Officer of the Videolocity Companies.

In February 1996, Mr. McNeill retired from Salt Lake City based Smith's Food & Drug Centers, Inc. after 17 years as an executive officer of that company, most recently Senior Vice President of Corporate Development. Mr. McNeill has served as a director of Theatre Candy Distributing Company, Inc. and as a director of American Polymer Corp.; Water and Wellness Centers LLC; and Financial Services, LLC. He is a past President of the West Valley Colonels Association and founder of the Cystic Fibrosis Foundation of Utah. Mr. McNeill holds a B.A. degree in Business Administration, Economics and Russian, and a MBA degree in Business Management.

Cortney L. Taylor. Mr. Taylor became Chief Financial Officer September 2002. Mr. Taylor is a CPA, a member of the Utah Association of Certified Public Accountants (UACPA) and the American Institute of Certified Public Accountants (AICPA), and has served as a member of the Utah State University, School of Accountancy Advisory Board and on the UACPA Accounting Issues Committee. From November 1994 to August 2002, he was employed in the Utah offices of Grant Thornton, LLP serving most recently as an assurance senior manager. Mr. Taylor holds B.S. and Masters of Accounting degrees from Utah State University.

Bennie L. Williams. Mr. Williams was appointed Chairman and a director in June 2001. During February 2005, due to health and time concerns, the Board of Directors elected Mr. Driscoll as Chairman replacing Mr. Williams in that capacity. Mr. Williams currently remains on the Board of Directors. He spent 36 years in the broadcasting industry in general management, sales management, marketing, promotion and advertising of several radio stations. Mr. Williams was Vice President of sales for Intermountain Radio Network, with 132 affiliates. From 1970 to 1987, he was Vice President of sales for Communications Investment Corporation's twelve owned and operated stations in Utah, Idaho and Montana. In addition he was general manager of KALL AM and KLCY FM until his retirement in 1988. At that time he founded his own company, a sole proprietorship named Business Idea Company of America, which was an investment portfolio management firm that also provided marketing, advertising and consulting services to select clients. Business Idea Company became inactive in the fourth quarter of 2001and never had a business relationship with Videolocity. Mr. Williams has served six years as Chairman of the Board of Governors of Shriners Hospital for Children, Intermountain, in Salt Lake City.

Committees of the Board of Directors

We do not currently have an audit committee and as a result our entire board of directors performs the duties of an audit committee. Our board of directors will approve in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. The board of directors is also responsible for considering specific problems and questions that arise during the course of audits, monitoring the adequacy of accounting and audit controls, and such other functions as the board of directors may deem appropriate. As a result, we do not rely on pre-approval policies and procedures.

The Board of Directors plans to re-evaluate the committees, the composition of, and the replacement of the board members at their next meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

We do not have securities registered under Section 12(g) of the Securities Exchange Act of 1934 and our directors, officers and affiliates are not required to file reports under Section 16(a) of the Exchange Act.

ITEM 10. Executive Compensation

Presently, we do not have any retirement, pension, profit sharing, or insurance plans covering officers or directors. Additionally, we do not currently provide cash compensation to directors for serving in their capacities as directors, but do reimburse such persons for expenses reasonably incurred by them in connection with company business.

Summary Compensation Table
                                                                            Securities
Name and Principal                                     Other Annual         underlying    Restricted     All Other
Position             Year       Salary       Bonus     Compensation        options/SARs   Stock Award   Compensation
------------------  ------    ---------     --------   -------------       ------------   ------------  -------------
Robert E. Holt       2005     $260,000*       $   --        $   --          1,000,000        $ 90,000#       $ --
   CEO, President/   2004     $246,667*       $   --        $   --          4,850,000        $  --           $ --
   Director          2003     $240,000*       $   --        $   --               --          $  --           $ --

Cortney L. Taylor    2005     $150,000+       $   --        $   --          1,000,000        $ 90,000#       $ --
    CFO              2004     $134,166+       $   --        $   --          1,000,000        $  --           $ --
                     2003       90,000+       $   --        $   --               --          $  --           $ --

Mike York            2004     $140,000        $   --        $   --          1,000,000        $  --           $ --
    Vice President

*Salary for FY 2005, $184,167 of which was paid during FY 2005 with $75,833 being accrued at October 31, 2005, Salary for FY 2004, $216,667 of which was paid during FY 2004 with $30,000 being accrued at October 31, 2004 and remains accrued at October 31, 2005, Salary for FY 2003, $120,000 of which was paid during FY 2003 with $120,000 being accrued at October 31, 2003 and remains accrued at October 31, 2005. As of February 14, 2006 these amounts remain accrued.

# During February 2005, the Board of Directors approved the issuance of approximately $90,000 of restricted stock to each officer which has been accrued but to date has not been issued. The issuance of the shares will be completed when administratively possible.

+ Salary for FY 2005, $106,250 of which was paid during FY 2005 with $43,750 being accrued at October 31, 2005, Salary for FY 2004, 122,916 of which was paid during FY 2004 with $11,250 being accrued at October 31, 2004 and remains accrued at October 31, 2005. Salary for FY 2003, $56,250 of which was paid during FY 2003 with $33,750 being accrued at October 31, 2003 and remains accrued at October 31, 2005. As of February 14, 2006 these amounts remain accrued

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                                                  Number of
                                                                  Securities          Value of
                                                                  Underlying          Unexercised
                                                                  Unexercised         In-the-Money
                                                                  Options/SARs at     options/SARs at
                                                                  FY-End (#)          FY-End ($)
                                Shares Acquired    Value          Exercisable/        Exerciseable/
Name and Principal Position     on exercise (#)    Realized($)    Unexercisable       Unexercisable
---------------------------     ---------------    -----------    ---------------     --------------
Robert E. Holt                     20,000            $3,900       5,500,000/ -        $ -  /  $ -
   CE0, President, Director
Cortney L. Taylor                   7,500            $1,150       1,900,000/ -        $ -  /  $ -
    CFO, Secretary/Treasurer

Stock Incentive Plans

The Videolocity, Inc. 2000 Stock Incentive Plan was adopted in connection with the acquisition of Videolocity, Inc. A total of 1,000,000 shares of common stock are reserved for issuance under the plan. Plan awards with respect to 998,384 shares have been made through October 31, 2005. Through October 31, 2005, all awards granted to date have met the vesting requirement and of that total 979,884 have been converted to stock. As of October 31, 2005 plan awards with respect to 1,616 shares remain available for issuance under the Plan. All awards made under the Plan are made in plan units. Each plan unit becomes convertible at the option of the participant into one share of common stock on the date the vesting requirements for the plan units have been satisfied. The shares of common stock to be issued under the plan have been registered under the Securities Act of 1933. Awards granted to date generally provide vesting schedules over three years. If a plan participant voluntarily terminates his employment or is terminated for cause, any unvested plan awards will be forfeited. If a plan participant is terminated without cause, terminates for good reason (including a change of control), dies, or becomes disabled, any unvested plan awards will vest on the date of such termination. As of February 14, 2006 1,616 plan awards remain available for issuance under the Plan.

On March 26, 2002 we adopted an omnibus stock option and stock award plan. A total of 500,000 shares of common stock are reserved for issuance under the plan. Through October 31, 2005, 467,855 shares have been awarded under the plan. The Stock Option and Stock Award Plan is to be administered either by the Board of Directors or by a committee to be appointed from time to time by the Board. Awards granted under the Stock Option and Stock Award Plan may be stock options, appreciation rights, or stock awards which are awarded to employees, including officers and directors, who, in the opinion of the board or the committee, have contributed, or are expected to contribute, materially to the success of the Videolocity. In addition, at the discretion of the Board or the committee, options or bonus stock may be granted to individuals who are non employees but contribute to the success of Videolocity. All of our employees, officers, directors and consultants are eligible to participate under the Stock Option and Stock Award Plan. On December 4, 2003, the Board of Directors approved a total of 30,000 shares under the plan to consultants of the Company that to date have not been issued. As of February 14, 2006 2,145 shares remain available for issuance under the Plan.

On December 4, 2003, the Board of Directors approved a total of 9,200,000 options to purchase common stock to employees and Directors that vest according to various individual employee contracts. The options were granted at the market price on December 4, 2003. During February 2005 the Board of Directors approved 2,000,000 options to purchase common stock to officers of the Company that had a vesting schedule through the first quarter of FY 2006. Additionally, during February 2005, the Board of Directors approved the issuance of 2,000,000 shares of restricted stock to officers that to date have been accrued but have not been issued.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table provides information, to the best of our knowledge as of January 31, 2006, regarding beneficial ownership of our common stock by:

     * each person known to us to own beneficially more than 5% of our common stock;

     *   each of the named executive officers;

     *   each of our directors; and

     *   all executive officers and directors as a group.

     Beneficial ownership is determined based on the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable, or exercisable within 60 days of October 31, 2005, are counted as outstanding. These shares, however, are not counted as outstanding for purposes of computing the percentage ownership of any other person. Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

                                                Amount and
                                                 Nature of
                                                 Beneficial        Percent of
Name and Address of Beneficial Owner              Ownership         Class (1)
------------------------------------            -----------        ----------
Principal Shareholders:
Kirsten Bringhurst Cysewski (2)                   2,015,000            7.91%
Marvin Erickson (3)                               4,843,333           17.11%
WAJ Enterprises LLC (4)                           4,150,000           15.03%

Officers and Directors(5)
Dan Driscoll (6)                                  1,280,677            5.18%
Robert E. Holt(7)                                 7,595,555           24.46%
Cortney L. Taylor (8)                             3,040,000           11.47%
Bennie L. Williams (9)                            1,690,555            6.72%
All Officers and Directors as a Group
  (4 persons) as of January 31, 2005             13,606,787           36.71%

----------------------

(1) Beneficial ownership is determined based on the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable, or exercisable within 60 days of October 31, 2005, are counted as outstanding. These shares, however, are not counted as outstanding for purposes of computing the percentage ownership of any other person. Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.
(2)  Includes  1,925,000  shares held of record by Kirsten R  Bringhurst  Living
     Trust
(3) Includes 2,125,000 shares which could be acquired within 60 days upon conversion of convertible notes payable, 60,000 shares which could be acquired within 60 days upon exercise of options at an exercise price of $0.12 per share that expire upon payoff or conversion of notes payable and 400,000 shares which could be acquired within 60 days upon exercise of options at an exercise price of $0.04 per share that expire upon payoff or conversion of notes payable. Also includes 155,000 shares of stock that are due to Mr. Erickson on extensions of notes payable.
(4) Includes 200,000 options that could be acquired within 60 days upon exercise of options at an exercise price of $0.14 per share that expire upon payoff of notes payable and 250,000 shares that are due on extensions of notes payable. (5) The mailing address for each of Videolocity's officers and directors is PO Box 1929, Sandy, Utah 84091.
(6) Includes 500,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.13 per share and 555,555 shares of restricted stock that have been granted and to date not issued.

(7) Includes 4,500,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.13 per share and also includes 1,000,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.09 per share and 1,555,555 shares of restricted stock that have been granted and to date not issued.
(8) Includes 900,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.13 per share and 1,000,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.09 per share and 1,000,000 shares of restricted stock that have been granted and to date are not issued.
(9) Includes 700,000 shares which could be acquired within 60 days upon exercise of outstanding options at an exercise price of $0.13 per share, 555,555 shares of restricted stock that have been granted and to date not issued, 100,000 shares that are due to Mr. Williams on extensions of notes payable.

Item 12. Certain Relationships and Related Transactions

Except as described herein, there were no material transactions, or series of similar transactions, during our last two fiscal years, nor are there any currently proposed transactions, in which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

We currently have outstanding $125,000 in notes payable to officers and directors that were originated prior to the most recent two fiscal years.

Item 13. Exhibits

     (a) List of documents filed as part of this report:

         1. Financial Statements - Included in Part II, Item 7 of this report

                  Report of Independent Certified Public Accountant

                  Consolidated Balance Sheet as of October 31, 2005

                  Consolidated Statements of Operations for the year ended October 31, 2005 and the year ended October 31, 2004 and the period May 26, 2000 (inception) to October 31, 2005

                  Statement of Changes in Stockholders' Deficit for the period May 26, 2000 (inception) to October 31, 2005

                  Consolidated Statements of Cash Flows for the year ended October 31, 2005 and the year ended October 31, 2004 and the period May 26, 2000 (inception) to October 31, 2005

                  Notes to Financial Statements

     2.  List of Exhibits

Exhibit No.                       Description of Exhibit
-----------                       ----------------------

     2.1(1)         Agreement  and  Plan  of   Reorganization   With  Pine  View
                    Technologies, Inc. Dated as of November 15, 2000

     2.2(2)         Articles  of  Merger   Between  Pine  View  Merger  Co.  and
                    Videolocity, Inc. Dated December 1, 2000

Exhibit No.                       Description of Exhibit
-----------                       ----------------------

     3.1(3)         Amended  and  Restated  Articles  of  Incorporation   3.2(4)
                    By-Laws

     3.3(5)         Designation  of Rights,  Preferences  and Privileges for the
                    Series   B   Voting    Preferred    Stock   of   Videolocity
                    International, Inc.

     10.1(6)        License  Agreement  Between   Videolocity,   Inc.  (formerly
                    Moviesonline, Inc.) and Merit Studios, Inc. dated October 27, 2000

     10.1(a)(4)     Amended  and  Restated  License  Agreement  [Video]  between
                    Videolocity Direct, Inc. and Merit Studios, Inc. dated effective as of October 27, 2000

     10.2(4)        Services Agreement between Videolocity  International,  Inc.
                    and Sinclair-Davis Filing Trading Corp. dated as of April 26, 2001

     10.3(5) Additional Technology License Agreement dated May 29, 2001, between Videolocity Direct, Inc. and Merit Studios, Inc.

     10.4(6)        Equity  Line  of  Credit   Agreement  with  Cornell  Capital
                    Partners, L.P.

     10.5(6) Registration Rights Agreement with Cornell Capital Partners, L.P. related to Equity Line of Credit Agreement

     10.6(6) Escrow Agreement with Cornell Capital Partners, L.P., Butler Gonzalez LLP and First Union National Bank, related to Equity Line of Credit Agreement

     10.7(6) Placement Agent Agreement with Westrock Advisors, Inc., related to Equity Line of Credit Agreement

     10.8(6)        Employment Agreement with Robert E. Holt

     10.9(6)        Employment Agreement with Martin P. Senn

     10.10(6)       Lease of Prospector Square Facility and Extension

     10.11(6)       UCC-1 Security Agreement

     10.12(6) Amendment to Agreement of Purchase and Reassignment with Merit Studios, Inc.

     10.13(6)       Employment Agreement with Cortney Taylor

     10.14(6)       Settlement Agreement with 5th Digit, LLC and Istream TV

     10.15(6)       Strategic    Alliance    Agreement    with   OnSat   Network
                    Communications

     10.16(6)       Tech Flex Funding Dealer Marketing Agreement

     10.17(6)       Value Added Reseller Agreement with Viator Networks, Inc.

     10.18(6)      Specimen promissory note

     10.19         Operating Agreement with E. Oliver Capital Group LLC.

Exhibit No.                       Description of Exhibit
-----------                       ----------------------

     16.1(7)       Letter regarding change in certifying accountant

     21.1(6)       Subsidiaries

     31.1 Certification of C.E.O. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

     31.2 Certification of C.F.O. pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

     32.1 Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

     32.2 Certification of C.F.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

-------------------------
     (1) Incorporated by reference to the Form 10-KSB for the fiscal year ended October 31, 2000.

     (2) Incorporated by reference to the registration statement on Form S-18 filed with the Commission, SEC file no. 33-2310-D.

     (3) Incorporated by reference to the Form 10-QSB for the period ended January 31, 2001.

     (4) Incorporated by reference to the Form 10-QSB for the period ended April 30, 2001.

     (5) Incorporated by reference to the Form 10-QSB for the period ended July 31, 2001.

     (6) Filed as exhibit to Form 10-SB registration statement.

     (7) Filed as exhibit to Form 8-K Current Report Dated March 10, 2004.

     (b) Reports on Form 8-K

                  None

Item 14. Principal Accountants Fees and Services

We do not have an audit committee and as a result our entire board of directors performs the duties of an audit committee. Our board of directors will approve in advance the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services. As a result, we do not rely on pre-approval policies and procedures.

     Audit Fees

The aggregate fees billed by our independent auditors, Madsen & Associates, CPA's, for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2004, and for the review of quarterly financial statements included in our Quarterly Reports on Form 10-QSB for the quarters ending July 31, 2005, April 30, 2005 and January 31, 2005 were approximately $8,500. To date, we have not been billed by Madsen & Associates, CPA's for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005.

     Audit Related Fees

For the fiscal years ended October 31, 2005 and 2004, there were no fees billed for assurance and related services by Madsen & Associates, CPA's relating to the performance of the audit of our financial statements which are not reported under the caption "Audit Fees" above.

     Tax Fees

     For the fiscal years ended October 31, 2005 and 2004, there were no fees billed by Madsen & Associates, CPA's for tax compliance, tax advice and tax planning.


     We do not use Madsen & Associates, CPA's for financial information system design and implementation. These services, which include designing or implementing a system that aggregates source data underlying the financial statements or generates information that is significant to our financial statements, are provided internally or by other service providers. We do not engage Madsen & Associates, CPA's to provide compliance outsourcing services.

     There were no fees billed by Madsen & Associates, CPA's for activities unrelated to the audit. The board of directors has considered the nature and amount of fees billed by Madsen & Associates, CPA's and believes that the provision of services for activities unrelated to the audit is compatible with maintaining their' independence.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Videolocity International, Inc.



                                            By:      /S/   DAN DRISCOLL
                                                     ---------------------------
                                                     Dan Driscoll
                                                     Chairman
Dated: February 14, 2006


     In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                      Title                               Date
              ---------                      -----                               ----



By:     /S/   DAN DRISCOLL                                                February 14, 2006
   ----------------------------------
         Dan Driscoll                    Chairman and Director



By:      /S/   BENNIE WILLIAMS           Director                         February 14, 2006
   --------------------------------
         Bennie Williams


By:      /S/   ROBERT E. HOLT            President and Director           February 14, 2006
   ----------------------------------    (Principal Executive Officer)
         Robert E. Holt


By:      /S/   CORTNEY L. TAYLOR         C.F.O.                           February 14, 2006
   ------------------------------        (Principal Financial
         Cortney L. Taylor               and Accounting Officer)

                         VIDEOLOCITY INTERNATIONAL, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                October 31, 2005

                                 C O N T E N T S


Independent Auditors' Report ............................................. F-1

Balance Sheet............................................................. F-16

Statements of Operations ................................................. F-17

Statements of Stockholders' Equity  ...................................... F-18

Statements of Cash Flows ................................................. F-20

Notes to the Financial Statements ........................................ F-21

                          INDEPENDENT AUDITORS' REPORT

MADSEN & ASSOCIATES, CPA's Inc.                      684 East Vine St, Suite 3
Certified Public Accountants                                 Murray, Utah 84107
  and Business Consultants                               Telephone 801 268-2632
                                                             Fax   801-262-3978

 Board of Directors
 Videolocity International, Inc. and Subsidiaries
 Park City, Utah

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We have audited the accompanying consolidated balance sheet of Videolocity International, Inc. and Subsidiaries (A Development Stage Company) at October 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended October 31, 2005 and 2004 and the period May 26, 2000 (date of inception) to October 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Videolocity International, Inc. and Subsidiaries at October 31, 2005, and the related statements of operations, stockholders' equity and cash flows for the years ended October 31, 2005 and 2004 and the period May 26, 2000 (date of inception) to October 31, 2005 in conformity with generally accepted accounting principles.

 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for any planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             s\ Madsen & Associates, CPA's Inc.
 Salt Lake City, Utah,
 February 13, 2006

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET

                                October 31, 2005

                                     ASSETS

 CURRENT ASSETS
    Cash                                                          $     2,271
    Accounts receivable                                                 1,091
    Other assets                                                       34,538
                                                                  -----------
             Total current assets                                      37,900

 Property and equipment, at cost, net                                 597,078
 Other assets                                                          24,909
                                                                  -----------

                                                                  $   659,887
                                                                  ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


 CURRENT LIABILITIES
    Accounts payable                                              $   280,404
    Accrued liabilities                                             3,449,862
    Accrued interest payable                                          488,570
    Notes payable - related parties                                   125,000
    Notes payable                                                   2,424,800
    Current portion of long term obligations - capital lease          255,395
                                                                  ------------
             Total current liabilities                              7,024,031

    Long term obligations less current portion - capital lease        385,083
    Compensation debenture                                            360,000

 MINORITY INTERESTS                                                     4,866

 COMMITMENTS AND CONTINGENCIES                                             --

 STOCKHOLDERS' DEFICIT
    Common stock, $0.001 par value; 100,000,000 shares
      authorized, 23,438,199 issued and outstanding                    23,439
    Preferred stock, $0.001 par value; 5,000,000 shares
      authorized none outstanding                                        --
    Additional paid-in capital                                      6,855,824
    Deficit accumulated during the development stage              (13,993,356)
                                                                  -----------
             Total stockholders' deficit                           (7,114,093)
                                                                  -----------
                                                                  $   659,887
                                                                  ===========

         The accompanying notes are an integral part of this statement.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Year ended               From
                                                             October 31            May 26, 2000
                                                     --------------------------      through
                                                         2004           2003     October 31, 2005
                                                     -----------    -----------    -----------
Revenues                                             $   114,420   $    10,225     $   126,645
Cost of Goods Sold                                        86,219         8,729          94,948
                                                     -----------   -----------     -----------
Gross Profit                                              28,201         1,496          29,697

Operating expenses

    Salaries, payroll taxes, and employee benefits     3,110,531       821,269       6,631,985
    Professional fees and consultants                     82,862       191,054       1,338,036
    Technology development consulting                    237,113       237,683         850,270
    Directors compensation through stock plan            200,000          --           295,000
    Rent                                                  48,000        48,000         304,305
    Provision for bad debts                                 --          10,000         600,000
    Travel, conventions, meals and entertainment          30,647        41,277         237,933
    Depreciation and amortization                         33,163        26,937         178,804
    Utilities                                             18,234        22,338         109,849
    Gain on transfer of license agreements                  --            --          (114,509)
    Write off of goodwill                                   --            --           958,628
    Other                                                 48,786        75,394         611,983
                                                     -----------   -----------     -----------
                                                       3,809,336     1,473,952      12,002,284
                                                     -----------   -----------     -----------
             Operating loss                           (3,781,135)   (1,472,456)    (11,972,587)

Interest income                                             --            --             5,578
Legal Settlement                                       (103,033)      (97,400)       (200,433)
Gain on sale of stock, net                                  --            --           338,049
Interest and beneficial conversion expense              (345,942)     (518,643)     (2,070,451)
Expense for stock options on guarantee                   (19,526)      (69,120)        (88,646)
Minority interests                                          --            --            (4,866)
                                                     -----------   -----------     -----------
             Loss before income taxes                 (4,250,636)   (2,157,619)    (13,993,356)

Income taxes                                                --            --              --
                                                     -----------   -----------     -----------

             NET LOSS                                 (4,250,636)   (2,157,619)    (13,993,356)
                                                     ===========   ===========     ===========
Loss per common share
    Basic and Diluted                                      (0.22)        (0.19)

Weighted-average common and dilutive common
   equivalent shares outstanding
   Basic and Diluted                                  19,479,625    11,617,692



         The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

        For the period May 26, 2000 (inception) through October 31, 2000, and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005
                                                                                                                         Deficit
                                                                                                                       Accumulated
                                                                                                        Additional      during the
                                                  Preferred stock             Common stock               paid-in       Development
                                               Shares         Amount        Shares         Amount        capital          Stage
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at May 26, 2000 (inception)                --      $      --             --      $      --      $      --      $      --

Issuance of common stock                           --             --          640,610            641         85,685           --

Net loss for the period                            --             --             --             --             --         (129,778)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2000                        --             --          640,610            641         85,685       (129,778)

Issuance of preferred stock                     950,000            950           --             --          949,050           --

Issuance of common stock for acquisition
   of Videolocity, Inc.                            --             --        3,028,076          3,028        386,092           --

Provision for redemption value of
   preferred stock                                 --             --             --             --       (3,957,380)          --

Issuance of common stock for:
      Services                                     --             --           20,000             20         19,980           --

      Cash                                         --             --          610,000            610        499,390           --

      Stock incentive plans                        --             --            5,000              5          4,995           --

      Bonus interest and extensions of debt        --             --           15,000             15         74,985           --


Net loss for the year                              --             --             --             --             --       (2,379,623)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2001                     950,000            950      4,318,686          4,319     (1,937,203)    (2,509,401)

                                                                       continued


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

        For the period May 26, 2000 (inception) through October 31, 2000, and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005
                                                                       Continued
                                                                                                                         Deficit
                                                                                                                       Accumulated
                                                                                                        Additional      during the
                                                  Preferred stock             Common stock               paid-in       Development
                                               Shares         Amount        Shares         Amount        capital          Stage
                                            -----------    -----------    -----------    -----------    -----------    -----------
Balance at October 31, 2001                     950,000            950      4,318,686          4,319     (1,937,203)    (2,509,401)

Redemption and cancellation of preferred
   stock                                       (950,000)          (950)       180,000            180      3,957,380           --

Cancellation of common stock                       --             --          (50,000)           (50)            50           --

Interest expense recognized on
   beneficial conversion feature on                --             --             --             --          303,900           --
   notes payable

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          148,500            149        132,493           --

                       Conversion of debt          --             --          355,000            355        354,645           --

                                 Services          --             --          419,871            419        444,453           --

                    Stock incentive plans          --             --          504,539            505        453,637           --

Net loss for the year                              --             --             --             --             --       (3,086,210)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2002                        --             --        5,876,596          5,877      3,709,355     (5,595,611)


Interest expense recognized on
   beneficial conversion feature on                --             --             --             --          120,000           --
   notes payable

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          335,000            335         82,914           --

                                 Services          --             --           16,000             16            944           --

                    Stock incentive plans          --             --          119,400            119        169,847           --

Net loss for the year                              --             --             --             --             --       (1,989,490)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2003                        --      $      --        6,346,996    $     6,347    $ 4,083,060    $(7,585,101)



Balance at October 31, 2003                        --      $      --        6,346,996    $     6,347    $ 4,083,060   $(7,585,101)

                                                                       continued

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

        For the period May 26, 2000 (inception) through October 31, 2000, and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005
                                                                       Continued
                                                                                                                         Deficit
                                                                                                                       Accumulated
                                                                                                        Additional      during the
                                                  Preferred stock             Common stock               paid-in       Development
                                               Shares         Amount        Shares         Amount        capital          Stage
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2003                        --      $      --        6,346,996    $     6,347    $ 4,083,060   $(7,585,101)

Fees related to Equity Distribution
     Agreement                                     --             --             --             --         (390,000)         --

Issuance of stock options for:
                                Guarantee          --             --             --              --          69,120          --

                                 Services          --             --             --              --          46,316          --

                                     Loan          --             --             --              --         140,432          --

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          736,500            736        215,464          --

                                 Services          --             --          500,000            500         87,500          --

                                     Cash          --             --          500,000            500        224,500          --

                   Cash under Equity Line          --             --          140,746            141         37,859          --

                       Conversion of debt          --             --          745,432            745        181,353          --

     Conversion of compensation debenture          --             --          743,902            744         29,256          --

                    Stock incentive plans          --             --          770,000            770        144,081          --

                         Legal settlement          --             --           80,000             80         22,320          --

Net loss for the year                              --             --             --               --             --    (2,157,619)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2004                        --      $      --       15,503,298    $    15,503    $ 6,261,503   $(9,742,720)

Issuance of stock options for:
                                     Loan          --             --             --              --          19,526           --

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --           36,667             37          2,796           --

                   Cash under Equity Line          --             --        6,330,100          6,331        323,669           --

                       Conversion of debt          --             --        1,489,334          1,489        210,609           --

                    Stock incentive plans          --             --           48,800             49         36,551           --

                         Legal settlement          --             --           30,000             30          1,170           --

Net loss for the year                              --             --             --               --             --    (4,250,636)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2005                        --      $      --       23,438,199    $    23,439    $ 6,855,824  $(13,993,356)
                                            ============   ===========     ==========    ===========    ===========  ============

         The accompanying notes are an integral part of this statement.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                                  From
                                                                                For the year ended            May 26, 2000
                                                                                   October 31,                 (inception)
                                                                         --------------------------------        Through
                                                                               2005            2004         October 31, 2005
                                                                         ---------------  ---------------  -------------------
Increase (decrease) in cash
    Cash flows from operating activities
       Net loss                                                         $    (4,250,636) $    (2,157,619) $     (13,993,356)
       Adjustments to reconcile net loss to
         net cash used in operating activities
             Minority interests                                                       -                -              4,866
             Provision for bad debts                                                  -           10,000            600,000
             Write off of goodwill                                                    -                -            958,628
             Gain on sale of investment stock                                         -                -           (338,049)
             Gain on transfer of license                                              -                -           (114,509)
             Loss on write-off of loan fees                                     100,000                -            100,000
             Depreciation and amortization                                      143,376           26,937            289,022
             Interest expense recognized on beneficial conversion                     -                -            423,900
             Issuance of common stock under stock plans                          36,600          144,850            810,558
             Issuance of common stock for services                                    -           88,000            553,832
             Issuance of common stock for interest                                2,833          216,201            509,925
             Options issued on guarantee, services, and loans                    19,526          255,868            275,394
             Issuance of common stock for legal settlement                            -           22,400             22,400
             Changes in assets and liabilities
                Other assets                                                     37,546          (92,774)          (159,447)
                Accounts receivable                                               7,947           (9,038)            (1,091)
                Accounts payable and accrued liabilities                      2,947,780           87,172          3,538,884
                Accrued interest                                                221,707          109,746            707,948
                                                                         ---------------  ---------------  -------------------

                  Total adjustments                                           3,517,315          859,362          8,182,261
                                                                         ---------------  ---------------  -------------------

                  Net cash used in operating activities                        (733,321)      (1,298,257)        (5,811,095)
                                                                         ---------------  ---------------  -------------------
    Net cash flows from investing activities -
       Investment stock and licenses, net                                             -                -            555,791
       Increase in notes receivable                                                   -                -           (600,000)
       Purchase of property and equipment                                             -          (44,982)          (164,977)
                                                                         ---------------  ---------------  -------------------

                  Net cash flows used in investing activities                         -          (44,982)          (209,186)
                                                                         ---------------  ---------------  -------------------
    Cash flows from financing activities
       Increase in notes payable, net                                           590,000        1,040,000          4,784,800
       Proceeds from long term obligations                                            -          357,000            357,000
       Payments on long term obligations                                        (40,104)        (141,450)          (181,554)
       Proceeds from issuance under equity line                                       -           38,000             38,000
       Proceeds from issuance of common stock                                         -          225,000          1,024,306
                                                                         ---------------  ---------------  -------------------

                  Net cash provided by financing activities                     549,896        1,518,550          6,022,552
                                                                         ---------------  ---------------  -------------------

                  Net increase (decrease) in cash                              (183,425)         175,311              2,271

Cash at beginning of period                                                     185,696           10,385                  -
                                                                         ---------------  ---------------  -------------------

Cash at end of period                                                   $         2,271  $       185,696  $           2,271
                                                                         ===============  ===============  ===================

         The accompanying notes are an integral part of this statement.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

 Supplemental disclosures of cash flow information
 -------------------------------------------------
   Cash paid during the period for
       Interest                                                         $          --    $           --            $    --
       Income taxes                                                                --                --                 --

Noncash investing and financing activities

During the year ended October 31, 2005 the Company retired $330,000 of notes payable using proceeds from it's equity distribution agreement and converted $30,000 of its compensation debenture into common stock. The Company converted $180,000 of notes payable and $2,098 of accrued interest payable into common stock. Additionally, the Company issued common stock for a legal settlement that was accrued in the prior year totaling $1,200.

During the year ended October 31, 2004 the Company entered into a capital lease that resulted in an increase of property and equipment totaling $657,614. Additionally, the Company converted $1,370,000 of notes payable and $217,280 of accrued interest payable into common stock. During the year ended October 31, 2004, the company issued a convertible compensation debenture totaling $390,000 in exchange for fees related to a Standby Equity Distribution Agreement.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Organization and business activity Videolocity International, Inc. (the Company) is a Nevada corporation organized on November 5, 1985 under the name Pine View Technologies. On November 27, 2000 the Company's name was changed to Videolocity International, Inc. On December 4, 2000, the Company acquired Videolocity Inc. in a transaction recorded as a recapitalization of the Company with the Company being the legal survivor and Videolocity Inc. being the accounting survivor and the operating entity. Videolocity, Inc., the accounting survivor, was founded on May 26, 2000. After the recapitalization, approximately 82 percent of the outstanding shares of the Company were held by former shareholders of Videolocity, Inc. The Company and its subsidiaries were established to develop and market systems for the delivery of video on demand, high speed internet access, and other content to end users such as hotels, hospitals, and condominiums.

At October 31, 2005 the Company was considered a development stage company as its activities had principally been related to market analysis, capital raising, development and other business planning activities.

On December 1, 2000, the Company completed a reverse stock split of issued and outstanding shares on a 0.61 share for one share basis. On March 1, 2002 the Company completed a reverse common stock split of one share for ten outstanding shares. This report has been completed showing after stock split shares from inception. As of September 16, 2004, the Company received written consent from shareholders representing approximately 55 percent of the outstanding shares, at that time, to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 5,000,000. There are currently no preferred shares outstanding. Preferred shares may be issued from time to time in one or more distinctly designated series. The Board of Directors has the authority to designate the powers, preferences, qualifications, powers, limitations, and the rate and timing of dividends prior to the issuance of any series of preferred stock.

2. Principles of consolidation The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries, Videolocity Inc., Videolocity Technologies Inc., Hospitality Concierge Inc., Videolocity Direct, Inc., Fifth Digit Technologies, LLC. and the Company's 94 percent owned subsidiary Healthcare Concierge, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.


3. Use of estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting periods. Actual results could differ from those estimates.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

4. Revenue recognition The Company has started to and will be installing the equipment needed to deliver digital entertainment, video on demand, games and informational content to selected end users such as hotels, hospitals, and condominiums. The Company recognizes pay-per-view revenue at the time of viewing, net of estimated denials. In addition to video and games on demand, revenue from high-speed internet access will be recognized in the period when access is provided. Revenue from other subscriber services will be recognized in the period that services are delivered. Revenue from the licensing of digital entertainment systems will be recognized when the equipment is installed and operable and there are no future obligations.

5. Depreciation and amortization Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for financial reporting purposes. Accelerated methods of depreciation are used for tax purposes.

6. Cash and cash equivalents The Company considers all highly liquid debt instruments with an original maturity of three months or less when purchased to be cash equivalents.

7. Fair value of financial instruments The carrying value of the Company's cash, accounts payable, accruals and notes payable approximate their fair values due to their short-term nature.

8. Income taxes The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recorded, when it is more likely than not that such tax benefits will not be realized.

9. Research and development costs The Company conducts research and development to develop new products or product improvements/enhancements. Research and development costs, which includes, but is not limited to salaries, technology consulting, and various computer equipment components, have been charged to expense as incurred.

10. Stock options The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options as allowed under FASB Statement 123, "Accounting for Stock-Based Compensation" (SFAS 123).

11. Concentrations. The Company is a development-stage company and currently has one customer from which all accounts receivables were derived.

12. Loss per share Basic earnings (loss) per share (EPS) are calculated by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential. All common shares with dilutive potential described in Notes F, G, J and L are not included in the computation of diluted loss per share for periods of net loss because to do so would be anti-dilutive.

13. Advertising costs Advertising and marketing costs are expensed as incurred.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

14. Reclassifications Certain reclassifications have been made to the 2004 financial statements to conform with the 2005 presentation.

NOTE B - REALIZATION OF ASSETS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained losses of $13,993,356 from May 26, 2000 (inception) through October 31, 2005 including a loss of $4,250,636 for the year ended October 31, 2005. Current liabilities exceed current assets by $6,986,131 at October 31, 2005. The Company has recognized minimal revenue during it's developmental stage from May 26, 2000 (inception) through October 31, 2005, which raises substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its current obligations on a continuing basis, to obtain financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The Company has installed its first Digital Entertainment System commercially, although the Company needs to obtain capital, either long-term debt or equity to continue the implementation of its overall business plan. The Company plans on pursuing the additional capital necessary to continue its overall business plan. Additionally, the Company is working on the formation of a joint venture that when completed should bring operational capital into the Company. The proposed joint venture will fund certain agreed upon operational expenses of Videolocity in the form of prepaid licensing fees (deferred revenue) during the time that the joint venture begins to install and use Videolocity's technologies into various uses. (Note N)

NOTE C - OTHER ASSETS

At October 31, 2005, other assets consisted of the following:


                                                  Short term        Long term

         Non trade receivables                  $       1,317       $    --
         Deposits                                                        --
                                                       10,267
         Prepaid expenses                                                --
                                                       22,954
         Deposits                                        --              24,909
                                                 -------------     ------------

                                                $      34,538      $     24,909
                                                 =============     ============

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE D - PROPERTY AND EQUIPMENT

At October 31, 2005 property and equipment and estimated useful lives consist of the following:
                                                             Amount      Years
                                                           ----------  ---------

         Computer equipment                               $ 164,978       3-5
         Equipment under capital lease                      657,614       3-5
                                                           ----------
                                                            822,592
         Less accumulated depreciation and amortization     225,514
                                                           ----------

                                                          $ 597,078
                                                           ==========
NOTE E - ACCRUED LIABILITIES

At October 31, 2005, accrued liabilities consisted of the following:

         Payroll, payroll taxes, and related amounts           $     2,984,302

         Director and consultant compensation                          217,000

         Capital lease paid on Company's behalf  (Note G)              246,913

         Other                                                           1,647
                                                               ---------------

                                                               $     3,449,862
                                                               ===============

NOTE F - NOTES PAYABLE

At October 31, 2005 the Company has notes payable totaling $2,549,800 due to various individuals and companies including $125,000 to current related parties including Board of Directors and Management. Of the total, $370,000 is written at 12% simple interest, $1,334,800 is written at 8 percent simple interest and $845,000 has no stated interest rate. Interest has been imputed from the date of issuance on all non-interest bearing notes payable at 8 percent. Of the total notes payable $662,800 is convertible at the option of the debt holder in the following amounts: $167,800 is convertible at $1.00 per share, $60,000 is convertible at $0.72 per share, $10,000 is convertible at $0.30 per share, $80,000 is convertible at $0.25 per share, $65,000 is convertible at $0.22 per share, $125,000 is convertible at $0.20 per share, $60,000 is convertible at $0.15 per share, $15,000 is convertible at $0.12 per share and $80,000 is convertible at $0.04 per share. The notes payable have maturities as follows:
$20,000 matured during October 2002, $335,000 matured during November 2002, $10,000 matured during January 2003, $719,800 matured during August 2003, $25,000 matured during November 2003, $75,000 matured during June 2005, $250,000 matured during July 2005, $80,000 matured during September 2005, $615,000 is callable on demand when the Company has secured between $1 million and $5 million in new debt or equity funding,, $100,000 has no set maturity and is payable until paid in full and $320,000 is due on a set schedule of $10,000 per week beginning in November 2004 until paid in full using advances under the Company's Standby Equity Line. (Note L). Approximately $1,239,800 is past due as of October 31, 2005. Subsequent to October 31, 2005 a significant portion of the Company's debt was extended by the debt holder (Note N).

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE F - NOTES PAYABLE - CONTINUED

The Company has issued options to purchase Company stock under certain of the notes payable originated in the following amounts: 400,000 shares at $0.77 per share, 120,000 shares at $0.72 per share, 20,000 shares at $0.50 per share, 200,000 shares at $0.14 per share, 60,000 at $0.12 per share and 400,000 at $0.04 per share. All options granted in conjunction with new notes payable were granted at or above the fair market value on the date the notes payable were originated. Where necessary, the value of the options granted is based on the fair value at the date of grant calculated using the Black-Scholes option-pricing model. Expense is recognized at the time the options become exercisable.

On April 30, 2002 the Company filed a UCC-1 financing statement, with the state of Nevada, on six Provisional Patent applications held in the name of Videolocity Technologies, Inc. in favor of certain promissory note holders totaling $1,500,000 including $100,000 to current related parties. During the year ended October 31, 2004, the Company converted a total of $535,000 of notes payable under the UCC-1 into common stock of the Company including $135,000 to related parties. During the year ended October 31, 2005 the Company converted $100,000 of notes payable under the UCC-1 into Common Stock of the Company and repaid $20,000 under a settlement agreement. As of October 31, 2005 there remains a total of $845,000 of notes payable under the UCC-1. The notes payable under the UCC-1 have maturities under the UCC-1 as follows: $20,000 matured during October 2002, $335,000 matured during November 2002, $10,000 matured during January 2003 and $480,000 matured during August 2003 (Note N).

On February 6th, 2003 the Company received a formal notice of default regarding a $215,000 note payable under the UCC-1. During the year ended October 31, 2005, the Company received demand notices on three notes payable totaling $485,000 including the $215,000 note payable under the UCC-1. The Company agreed to a payback schedule on $20,000 of that total consisting of 5,000 per month until paid in full. The Company has completed the agreed upon payments for the $20,000 note payable. Subsequent to October 31, 2005 the Company received an extension on $250,000 of the total and worked out a payback schedule on the $215,000 note payable to (Note N).

NOTE G - LONG TERM OBLIGATIONS - CAPITAL LEASE

During the year ended October 31, 2004, the Company signed a capital lease agreement that included approximately $658,000 in equipment and approximately $357,000 in operating capital. The lease terms require approximately $25,000 in monthly payments over a 48 month term. The lease was guaranteed by an unrelated privately held Company. The privately held Company was granted 1,000,000 options to purchase common stock at $0.20 per share that expire February 4, 2006. Additionally, if the Company's outstanding shares surpass 20,000,000 prior to February 4, 2006, the privately held Company will be granted additional options at the then current market price to purchase shares bringing their total held pursuant to the agreement equal to 2.5 percent of the then outstanding shares of the Company. As of October 31, 2005, the Company has surpassed 20,000,000 shares. However, the guarantor currently holds more than 2.5% of the total outstanding shares in options and is not entitled to additional options. Expense recognized for the period ended October 31, 2004 related to these options totaled $69,120. The equipment was recorded as equipment under capital leases.
 During the year ended October 31, 2005, the Company was unable to make the required payments on the lease and the guarantor made approximately $247,000 in lease payments on behalf of the Company. The amounts paid on behalf of the Company have reduced the outstanding balance on the lease and have been recorded as accrued liabilities of the Company. (Note E)

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE G - LONG TERM OBLIGATIONS - CAPITAL LEASE - CONTINUED

The following is a schedule by year of future minimum payments under long term obligations, together with the present value of the net payments as of October 31, 2005:

                                                       Cash
                                                   proceeds from
                                         Equipment     Lease         Total
                                        ----------   ----------   ----------
        2005                            $  197,098   $  106,033   $  303,131
        2006                               197,098      106,033      303,131
        2007                                72,819       35,344      108,163
        2009                                  --           --           --
                                        ----------   ----------   ----------

Total minimum payments                     467,015      247,410      714,425

Less amount representing interest           49,677       24,270       73,947
                                        ----------   ----------   ----------

Present value of net minimum payments      417,338      223,140      640,478


Less current portion                       165,270       90,125      255,395
                                        ----------   ----------   ----------

Long-term portion                       $  252,068   $  133,015   $  385,083
                                        ==========   ==========   ==========


NOTE H - INCOME TAXES

The Company has sustained losses in all periods presented. Consequently, there is no income tax provision or benefit for the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero. The increase in the valuation allowance was $1,572,486 for the year ended October 31, 2005 ($710,063 for the year ended October 31, 2004, and $4,970,885 for the period May 28, 2000 (inception) through October 31, 2005).

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

As of October 31, 2005, the Company had net operating loss carryforwards for tax reporting purposes of approximately $9,900,000 expiring through 2025. Reconciliation of income taxes computed at the federal statutory rate and income tax expense are as follows:

                                                                            Cumulative
                                                                              from
                                                                              May 28,
                          Year ended Year ended                          2000 (inception)
                                                      October 31,             Through
                                             ---------------------------   October 31,
                                                  2005           2004         2005
                                             ------------   ------------   ------------
Current
    Federal income taxes at
      statutory rate                         $(1,455,216)   $  (733,590)   $(4,757,740)
    State income taxes net of
      federal benefit                           (140,181)       (66,455)      (456,944)
 Change in valuation allowance                 1,572,486        710,063      4,970,885
 Other                                            12,911         89,982        243,799

Deferred                                            --             --             --
                                             ------------   ------------   ------------
                          Total              $      --      $      --      $      --
                                             ============   ============   ============

Deferred taxes consist of the following:

                                             Year ended      Year ended
                                             October 31,    October 31,
                                                2005            2004
                                             ------------   ------------
  Current deferred taxes
   Allowance for doubtful accounts           $    223,800    $   220,700
   Deferred Compensation                        1,068,344            --
                                             ------------    -----------
           Total                                1,292,144        324,799
   Less valuation allowance                    (4,970,885)    (3,398,399)
                                             ------------   ------------
           Total                               (3,678,741)    (3,073,600)
Long term deferred taxes
   Accumulated depreciation                        (4,119)        (5,315)
   Net operating losses                         3,682,859      3,078,915
                                             ------------   ------------
           Total                             $  3,678,741    $ 3,073,600
                                             ------------   ------------
                                                    --             --
                                              ===========    ===========

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005


NOTE I - LOSS PER SHARE

The following data show the amounts used in computing net earnings (loss) per common share, including the effect on net earnings (loss) for preferred stock dividends. For 2001, earnings (loss) applicable to common stock includes a noncash imputed dividend to the preferred shareholders. The imputed dividend equals the accretion of the redemption value on the Preferred Stock.




                                                        Year ended October 31,
                                                         2005             2004
                                                    ---------------   --------------

  Net earnings (loss)                            $     (4,250,636) $    (2,157,619)
  Imputed dividends on preferred stock                       --              --
                                                    ---------------   --------------
  Net earnings (loss) applicable to common stock $     (4,250,636) $    (2,157,619)
                                                    ===============   ==============

The following data was used in computing loss per share:


                                                       Year ended       Year ended
                                                      October 31,       October 31,
                                                          2005             2004
                                                     --------------   --------------
  Shares outstanding entire period                     15,503,298       6,346,996
  Net weighted-average shares issued during
     period                                             3,976,327       5,270,696
                                                     --------------   --------------

  Weighted average number of common shares and
     dilutive potential common shares used in          19,479,625      11,617,692
     diluted EPS                                     ==============   ==============

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

Shares issued in connection with the recapitalization have been included in the calculation of loss per share as though they were outstanding from inception. All common shares with dilutive potential described in Notes F, G, J and L are not included in the computation of diluted loss per share for periods of net loss because to do so would be anti-dilutive.

Earnings (loss) per share - basic and diluted


                                                      Year ended        Year ended
                                                      October 31,       October 31,
                                                         2005              2004
                                                    ---------------   --------------
  Earnings (loss) before imputed
     dividend                                     $         (0.22)  $        (0.19)
  Imputed dividend - (accretion)                                -                -
                                                    ---------------   --------------

  Earnings (loss) per share attributable
     to common shareholders - basic
     and diluted                                 $          (0.22)  $        (0.19)
                                                    ===============   ==============

NOTE J - STOCK INCENTIVE PLANS

On October 1, 2000 the Company established a stock incentive plan to attract and retain qualified key employees. The Company reserved 1,000,000 common shares that can be issued under the plan. Awards made under the plan are issued in units with each unit being convertible into one share of common stock at the option of the holder. The plan units vest, generally, over three years as specified in each individual grant. The individual units are issued with a strike price of $0.00. Accordingly, compensation expense is incurred by the Company over the vesting periods and is calculated using the stock price on the grant date times the number of shares vesting. During the year ended October 31, 2005, the Company recognized approximately $37,000 of compensation expense with the issuance of 48,800 shares of stock under vesting schedules. Through October 31, 2005, the Company has granted 998,384 plan units of which 979,884 units have been exercised under the plan and 18,500 plan units remain subject to vesting requirements.

On March 26, 2002 the Company filed an additional stock option and stock award plan, which had been approved by the shareholders of Pine View Technologies in November 2001. The purpose of the plan is to enable the Company to attract and retain qualified persons to serve as officers, directors, key employees and consultants of the Company, and to align the financial interests of these persons with those of its shareholders by providing those officers, directors, key employees and consultants with a proprietary interest in the Company's performance and progress through the award of stock options, appreciation rights or stock awards from time to time. The plan shall remain in effect for a period of five years or until amended or terminated by action of the Board. The termination of the Plan shall not affect any outstanding awards made under the Plan. The maximum number of shares of Common Stock, which may be issued pursuant to the Plan is 500,000. During the first quarter of 2004, the Board of Directors approved 30,000 shares for issuance to consultants of the Company under the plan but to date have not issued the shares. Through October 31, 2005, the Company has issued a total of 467,855 shares under the Plan.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005


The Restated Articles of Incorporation authorizes the Board of Directors to issue, from time to time, without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the Board of Directors from time to time in its discretion lawfully may determine, provided that the consideration for the issuance of shares of stock of the corporation having par value shall not be less than such par value. Pursuant to the Articles of Incorporation, during December 2003, as an incentive, and to retain current key individuals, the Board of Directors approved a total of 9,200,000 options to purchase stock outside of the plans to employees and directors that vested at various times through FY 2004. Additionally, during the quarter ended April 30, 2005, as an incentive, and to retain current key individuals, the Board of Directors approved a total of 2,000,000 options to purchase stock outside of the plans to employees that vest at various times through FY 2006. Additionally, the Board of directors approved 2,000,000 shares to be issued in restricted stock to officers of the Company to be issued when administratively possible. As of October 31, 2005 the 2,000,000 shares of restricted stock has not been issued, however the Company has recorded an accrued liability for the expense incurred. The expense for the granted shares has been accrued and is currently recorded within accrued liabilities. The above noted options were issued pursuant to the Restated Articles of Incorporation approved by a majority of the stockholders on November 15, 2000.

As permitted under accounting principles generally accepted in the United States of America, grants to employees under the Plan and other grants to employees of options are accounted for following APB Opinion No. 25 and related Interpretations. Had compensation cost for the Plan been determined based on the grant date fair values of awards using the Black-Scholes option pricing model, reported net earnings (loss) and earnings (loss) per common share would have been changed to the pro forma amounts shown below.


                                                                                                    Cumulative
                                                                                                      from
                                                                                                     May 28,
                                                                                                 2000 (inception)
                                                                Year ended       Year ended         Through
                                                                October 31,      October 31,       October 31,
                                                                   2005             2004               2005
                                                              -------------     ------------       ------------
Net earnings (loss):
As reported                                                   $(4,250,636)       $(2,157,619)     $(13,993,356)
Proforma                                                      $(4,334,599)       $(2,752,055)     $(14,771,715)

Basic earnings (loss) per share:
As reported                                                        $(0.21)            $(0.19)           $(1.57)
Pro forma                                                          $(0.22)            $(0.24)           $(1.66)

Diluted earnings (loss) per share:
As reported                                                        $(0.21)            $(0.19)           $(1.57)
Pro forma                                                          $(0.22)            $(0.24)           $(1.66)

Weighted average fair value per plan unit
granted during the year                                            $ 0.09             $ 0.13

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005


The following table summarizes stock option activity for the period May 26, 2000 (inception) through October 31, 2005:

                                        Shares subject          Weighted-average
                                          to options             exercise price
-----------------------------------    ----------------        ----------------
Outstanding at May 26, 2000
  (inception)                                        --            $        -
  Granted                                            --            $        -
  Exercised                                          --            $        -
  Forfeited                                          --            $        -
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2000                      --            $        -
  Granted                                       490,833            $     1.13
  Exercised                                      (5,000)           $     1.00
  Forfeited                                          --            $        -
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2001                 485,833            $     1.14
  Granted                                       185,400            $     1.08
  Exercised                                     (36,684)           $     1.35
  Forfeited                                    (416,249)           $     1.01
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2002                 218,300            $     1.30

  Granted                                            --            $        -
  Exercised                                    (119,400)           $     1.45
  Forfeited                                      (4,200)           $     1.40
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2003                  94,700            $     1.04
  Granted                                     9,955,000            $     0.13
  Exercised                                    (770,000)           $     0.19
  Forfeited                                      (2,400)           $     1.50
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2004               9,277,300            $     0.14
  Granted                                     2,020,000                  0.09
  Exercised                                     (48,800)                 0.75
  Forfeited                                          --                     -
-----------------------------------    ----------------        ----------------

Outstanding at October 31, 2005              11,248,500            $     0.12

Exercisable at  October 31, 2005             11,248,500            $     0.12

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

For purposes of pro forma disclosures, the estimated fair value of the stock option is amortized to expense over the option's vesting period. The weighted-average fair value of stock options granted was $0.13 for the shares granted during the year ended October 31, 2005. The fair value of these stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:


                                        For the year ended
                                  -------------------------------
                                     October 31,    October 31,
                                         2005          2004
                                  -------------------------------
Risk-free interest rate                3.5 %           2.5 %
Dividend yield                           0 %             0 %
Volatility factor                       .59             .59
Expected option term life in years     3.0             2.5


The plan units vest at various dates ranging from May 2003 through November 2005. A further summary of information related to options outstanding at October 31, 2005 is as follows:


                                                            Weighted Average                Weighted Average
Range of Exercise                   Number                Remaining Contractual              Exercise Price
Prices                    Outstanding / Exercisable           Life (Years)             Outstanding / Exercisable
                          -------------------------           ------------             -------------------------

$0.00 to 0.50              11,230,000 / 11,230,000               8.30                        $0.12 / $0.12
 0.51 to 1.00                  18,500 /     18,500               0.01                         0.70 /  0.70
                           -----------  ----------               ----                        -----  ------
                           11,248,500 / 11,248,500               8.29                        $0.12 / $0.12

NOTE K - RELATED PARTY TRANSACTIONS

As of October 31, 2005 the Company has 8% notes payable to current directors, and officers totaling $125,000. Additionally, the Company has 8% notes payable totaling $215,000 to a private entity of which a former director is the manager. The Company has accounts payable totaling approximately $41,000 due to a former director at October 31, 2005. As of October 31, 2005 executive officers and directors of the Company own approximately 5% of the outstanding stock.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE L - STANDBY EQUITY DISTRIBUTION AGREEMENT AND COMPENSATION DEBENTURE

During May 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, a New Jersey-based domestic investment fund. Pursuant to the terms of the funding agreement with Cornell Capital, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of the company's common stock in amounts up to $350,000 per drawdown and up to $1 million per month to a maximum of $20 million over the 24 months following the effective date. The equity drawdowns are entirely at Videolocity's discretion and the agreement does not require minimum drawdowns. The effective date of the agreement is the date that the Securities and Exchange Commission first declared a registration statement effective registering the resale of the securities. The drawdowns are subject to an effective registration statement with the United States Securities and Exchange Commission covering the resale of the shares. The Company filed an SB-2 on July 9, 2004 to register 19,314,099 shares of common stock and the SB-2 was declared effective by the Securities and Exchange Commission on July 22, 2004. As of October 31, 2005, the Company had issued 140,746 shares to Cornell and received $38,000 under the agreement.

As consideration for Cornell to enter into the agreement, the Company issued a $390,000, 5% convertible debenture. The principal and interest are due during May 2007. At the Company's option, the principal and interest due can be repaid or converted to common stock at a rate of 250% of the current closing bid price of the common stock as listed on a principal market as quoted by Bloomberg L.P. or 100% of the lowest closing bid price of the Company's common stock for the three trading days immediately preceding the conversion date. At the holder's option, they may convert to the Company's stock until paid in full. The Company may redeem all or a portion of the outstanding principal at a redemption price of 120% multiplied by the portion of the principal sum being redeemed plus any accrued and unpaid interest. Through October 31, 2005, the holder has converted $30,000 of the debenture balance into 743,902 shares of the Company's common stock. The balance of the compensation debenture as of October 31, 2005 totals $360,000.

The Company placed 10,000,000 of the registered shares into escrow to facilitate drawdowns and the repayment of a $400,000 loan due to Cornell Capital Partners LP and through October 31, 2005 has issued 6,330,100 shares under the Standby Equity Distribution Agreement using the proceeds to repay $330,000 of the loan. The balance of the loan at October 31, 2005 totals $70,000. The Company placed another 5,000,000 of the registered shares into escrow to facilitate repayment of a second lone totaling $250,000. The repayment of this loan begins subsequent to the completion of payments under the first loan. The Company has not issued any shares in repayment of the second loan. Those shares not issued under drawdowns or as repayment on the loan will be returned to the Company. As of October 31, 2005, the Company has 8,669,900 shares that remain in escrow. The shares held in escrow are not included in the Company's outstanding shares (15,000,000 held in escrow less 6,330,100 shares issued). (Note F)

NOTE M - COMMITMENTS AND CONTINGINCIES

The Company is engaged in various other lawsuits and claims, either as plaintiff or defendant, in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

Redeemable Preferred Stock

During December 2000, the Company issued 950,000 shares of series A preferred stock for the purchase of 5th Digit Technologies, LLC. During 2002, the Company exchanged 600,000 of the outstanding series A preferred shares for 180,000 common shares of the Company. A legal action was filed against the holder of the remaining 350,000 preferred shares outstanding, alleging misrepresentation of the technology acquired as part of the purchase of 5th Digit Technologies, LLC. On January 24, 2002 the outstanding 350,000 preferred shares were tendered for liquidation at $5.00 per share and were subsequently deposited with the court pending the outcome of the legal action. On April 11, 2002 the Third Judicial District Court, Salt Lake County, signed a Default Judgment against the holder of the outstanding 350,000 preferred shares ordering cancellation of the shares. It was further determined that any and all redemption or other rights vested in and related to the shares be voided. The 350,000 preferred shares were cancelled on April 12, 2002. Subsequently, the decision of the Third Judicial District Court was set aside. On March 15, 2004, the Company reached a settlement agreement on the redeemable preferred stock. The settlement agreement included the Company issuing 80,000 shares of common stock and total payments of $70,000, payable as follows: $10,000 at execution of the agreement and $5,000 per month beginning May 1, 2004 and continuing until paid in full. During the year ended October 31, 2005 the Company fulfilled its obligations under the agreement.

Promissory Loan Agreement

On June 2, 2003, the Company signed a ten percent simple interest promissory note with an unrelated privately held company where the privately held company was to provide $5,000,000 in operating funds to the Company. The terms of the note provided that the Company pay a two percent fee totaling $100,000 for arranging the loan. Terms of repayment included interest on a quarterly basis and the balance of the note at the end of thirty-six months. Additionally, the privately held company would receive one seat on the Board of Directors until such time as the promissory note was paid in full. After weeks of delays and promises regarding funding, the privately held company signed an addendum to the original note promising funding of the note by September 19, 2003. When the funding was not met according to the addendum, the privately held company signed a second addendum promising funding of the note by November 10, 2003. After months of delays, and the privately held company not fulfilling the terms of the original agreement and/or the signed addendums the Company filed a multi count civil complaint against the privately held company. The privately held company filed a motion with the Court to dismiss the complaints filed by the Company. This motion to dismiss was denied by the Court on March 12, 2004. Management, based on the advice of legal counsel, believes that at a minimum the $100,000 is recoverable in its action against the privately held company. However, based on the anticipated costs to recover the $100,000, the Company has written off the fee during the year ended October 31, 2005.

Note Receivable

The Company has a $600,000 non-interest bearing note receivable that was due on or before February 28, 2002. The Company holds 1,000,000 shares of Merit Studios, Inc. common stock as collateral valued at $9,000 at October 31, 2005. As of October 31, 2005, the Company has recorded an allowance for bad debt totaling $600,000 against the note receivable. The Company started a legal action against Merit Studios, Inc. toward collection of the note receivable. On May 29, 2003, the Company was awarded a summary judgment against Merit Studios, Inc. totaling approximately $673,000 plus reasonable costs and attorneys fees to collect.

                Videolocity International, Inc. and Subsidiaries
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        For the period May 26, 2000 (inception) through October 31, 2000 and for the years ended October 31, 2001, October 31, 2002, October 31, 2003,
                     October 31, 2004 and October 31, 2005

NOTE N - SUBSEQUENT EVENTS

Notes Payable

As of February 15, 2006 approximately $25,000 of notes payable are past due although the Company has a verbal commitment of the holder's intent to extend the note. Subsequent to year end, management has negotiated the extension of approximately $1,405,000 of notes payable, worked out a payment agreement on $215,000 as noted below, and is currently working on extensions on the remainder of the Company's notes payable.

On November 30, 2005, with an addendum signed on December 5, 2005, the Company and the note holder of approximately $215,000 in notes payable reached an agreement to settle the note payable, in total, with twenty four monthly payments of $5,000 per month beginning January 5, 2006 and ending on December 5, 2007 for the aggregate amount of $120,000. The note holder has agreed to stay any actions to enforce or collect upon the judgment during the repayment term. At any time the Company fails to meet its required payment, the note holder will have the right to proceed with all legal remedies to collect upon and satisfy the judgment and note payable. The Company has the right to prepay all or a portion of the total at its discretion. The settlement agreement also provided that the Company release the note holder, ISOZ, LC, and its employees, agents, representatives and affiliates and assigns, from any and all actions, judgments, claims or causes of action and from any claim or allegation previously made by the Company against the note holder.

Joint venture

On December 1, 2005, the Company entered into an operating agreement with E. Oliver Capital Group LLC toward the formation of a joint venture between Videolocity International, Inc. and E. Oliver Capital Group LLC.

The finalization of the agreement is contingent on shareholder approval and Videolocity obtaining extensions of all outstanding notes payable. Toward that goal, we have forwarded a proposal to certain shareholders and have been in discussions with the holders of all notes payable. We did not solicit proxies and submitted the proposal to shareholders holding at least a majority of the outstanding shares of the company. To date, we have received verbal commitments representing a majority of the voting shares approving the proposal but are currently waiting for the signed documents from the individual shareholders. Additionally, to date, the Company has received extensions of notes payable totaling approximately $1,405,000, reached a payback agreement on $215,000, received verbal commitments on an additional $920,000 of notes payable which the company is currently waiting for the documents, and management is currently in discussions with the holders of the remaining $10,000 of notes payable.

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                       of
                                 EOCG MEDIA LLC
                      A Delaware Limited Liability Company

          OPERATING AGREEMENT, dated December 1, 2005, between Videolocity International, Inc. and E Oliver Capital Group LLC ("Members" or "Parties").

         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant, contract and agree as follows:

                                    ARTICLE I
                     FORMATION OF LIMITED LIABILITY COMPANY

         1.1 Formation of LLC. The Parties have formed a Delaware limited liability company named EOCG Media LLC (the "LLC"). The operation of the LLC shall be governed by the terms of this Agreement and the applicable laws of the State of Delaware relating to the formation, operation and taxation of a LLC, specifically the provisions of the Delaware Limited Liability Company Act, Delaware Statutes, Title 6, Subtitle II, Chapter 18 (the "Act"). To the extent permitted by the Act, the terms and provisions of this Agreement shall control if there is a conflict between such Law and this Agreement. The Parties intend that the LLC shall be taxed as a partnership. Any provisions of this Agreement, if any, that may cause the LLC not to be taxed as a partnership shall be inoperative.

         1.2 Certificate of Organization. The members acting through an Authorized Person are filing a Certificate of Formation for record in the office of the Delaware Department of State thereby creating the LLC.

         1.3 Business. The business of the LLC shall be any and all lawful business.

         1.4 Registered Office and Registered Agent. The registered office of the LLC and the registered agent at such office shall be Corporation Service Company, 2711 Centerville Road, suite 400, Wilmington, Delaware 19808. The manager may change the registered office and/or registered agent from time to time.

         1.5 Duration. The LLC will commence business as of the date any of the Members contribute a capital investment in the LLC and will continue in perpetuity.

         1.6 Fiscal Year. The LLC's fiscal and tax year shall end December 31.

                                   ARTICLE II
                                     MEMBERS

         2.1 Initial Members. The initial Members of the LLC are:

                  Videolocity International, Inc.
                  E Oliver Capital Group, LLC

         2.2 Additional members. New Members may be admitted only upon compliance with the provisions of this Agreement. New Members may be admitted prior to December 31, 2008 only upon the consent of both Members. Thereafter, New Members may be admitted upon the consent of E Oliver Capital Group LLC.

                                  ARTICLE III
                                   MANAGEMENT

         3.1 Management. The Members have elected to manage the LLC by hereby delegating the management of the LLC to a Manager, subject to the limitations set out in this Agreement. The Members shall elect and may remove the Manager by majority vote, and the Manager shall serve until a successor is elected by the Members. The Manager shall have the authority to take all necessary and proper actions in order to conduct the business of the LLC. The Manager may take any appropriate action on behalf of the LLC, including, but not limited to signing checks, executing leases, signing loan documents and determining the timing and total amount of distributions to the Members. The compensation to the Manager shall be in the discretion of the majority of the Members of the LLC.

         The initial Manager is Gilbert R. Armenta.

         3.2 Officers. Robert Holt shall be the Chief Executive Officer of the LLC. The Manager may, if he deems it appropriate, appoint other officers for the LLC. Any officers of the LLC shall consist of such officers or agents as may be determined from time to time by the Manager. The officers shall act in the name of the LLC and shall supervise its operation under the direction and management of the Manager and shall hold office at the pleasure of the Manager.

                                   ARTICLE IV
               CONTRIBUTIONS, PROFITS, LOSSES, AND DISTRIBUTIONS

         4.1 Contributions. The Members shall make the following contributions to the capital of the LLC.

         4.1.1 Videolocity International, Inc. Videolocity International, Inc. shall contribute, transfer and irrevocably assign to the LLC all of its intellectual property technology ("Intellectual Property Technology") which shall include (i) its Videoloicity Digital Entertainment System (DES tm) and related services, trade secrets, patents, copyrights and any other intellectual property rights, including High Speed Internet Access together with digital streaming video technology, and (ii) its existing license agreements and agreements for Video-On-Demand programming for the DES, including digital movie titles, other content and entertainment including music and gaming content). The LLC shall continue developing and licensing the Intellectual Property Technology, including the current license to E Oliver Capital Group LLC.

         4.1.2 E Oliver Capital Group LLC. E Oliver Capital Group LLC shall contribute from time to time such funds as are necessary to operate and deploy the intellectual property technology, including necessary salaries and other operating expenses and capital expenditures of the LLC. Upon the execution of this Agreement, E Oliver Capital Group LLC will advance Videolocity International, Inc. the aggregate sum of US$______ as set forth in the 90 day budget of Videolocity International, Inc. attached hereto as Schedule 1. In addition, if distributions by the LLC to Videolocity International, Inc. are not sufficient to fund the costs of maintaining a CFO of Videolocity International, Inc. through December 31, 2007, E Oliver Capital Group LLC from time to time will advance Videolocity International, Inc. such amounts as are necessary to fund the costs of maintaining such CFO. All amounts advanced by E Oliver Capital Group LLC to Videolocity International, inc. will be recouped from distributions by the LLC to Videolocity International, Inc. as provided in Section 4.2.1 below. Attached hereto as Schedule 2 is the 180 day budget of the LLC.

         4.2 Profits and Losses. The profits and losses and all other tax attributes of the LLC shall be allocated among the Members as follows:

         4.2.1 Videolocity International, Inc. Videolocity International, Inc. shall receive (i) the technical transfer fees (the mark up over cost and installation of equipment deployed) and the first 5% of the net licensing fees derived by the LLC in licensing the Intellectual Property Technology from the current version 1 of the Intellectual Property Technology and (ii) twenty-five percent (25%) of the technical transfer fees and the first 5% of the net licensing fees derived by the LLC in licensing version 2 of the intellectual property technology currently in development. E Oliver Capital Group LLC is advancing Videolocity International, Inc. the aggregate sum of US$_______ and may advance additional amounts to Videolocity International, Inc., all of which will be first recouped from distributions by the LLC to Videolocity International, Inc. prior to Videolocity International, Inc. receiving payment and distributions. Attached hereto as Schedule 3 is a descriptions of version 1 and version 2 of the Intellectual Property Technology.

         4.2.2 E Oliver Capital Group LLC. E Oliver Capital Group LLC shall receive any remaining revenues of the LLC from the development and licensing of the Intellectual Property Technology.

         4.3 Distributions. Distributions of cash or other assets of the LLC (other than in dissolution of the LLC) shall be made no less than quarterly in the total amounts and at the times as determined by the Manager.

                                    ARTICLE V
                            VOTING; CONSENT TO ACTION

         5.1 Voting by Members. Members shall be entitled to vote on all matters which provide for a vote by the Members. Videolocity International, Inc. shall have one vote and E Oliver Capital Group LLC shall have one [sic] votes. In the event of a tie vote, the Manager shall cast the deciding vote.

         5.2 Majority Required. Except as otherwise required, a majority vote of the Members if required for any action.

         5.3 Meetings - Written Consent. Action of the Members may be accomplished with or without a meeting. If a meeting is held, evidence of the action shall be by Minutes or Resolution reflecting the action of the Meeting, signed by a voting majority of the Members. Action without a meeting may be evidenced by a written consent signed by a voting majority of the Members.

         5.4 Meetings. Meetings of the Members may be called by anyMember and by any Manager of the LLC.

                                   ARTICLE VI
              DUTIES AND LIMITATION OF LIABILITY MEMBERS, OFFICERS
           AND PERSONS SERVING ON ADVISORY COMMITTEES; INDEMNIFICATION

         6.1 Duties of Members; Limitation of Liability. The Members, Managers and officers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interest of the LLC, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Member or officer shall have any liability to the LLC or any other Member by reason of being or having been a Member or officer. No Member or officer shall not be liable to the LLC or to any other Member or officer unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by that Member or officer.

         6.2 Members Have No Exclusive Duty to LLC. The Members shall not be required to participate in the LLC as their sole and exclusive business. Members may have other business interests and may participate in other investments or activities in addition to those relating to the LLC. Neither the LLC nor any other Member shall have any right, by virtue of this Agreement, to share or participate in another Member's business interests, investments or activities or the income or proceeds derived therefrom. No Member shall incur liability to the LLC or to any other Member by reason of participating in any such other business, investment or activity.

         6.3 Protection of Members and Officers. As used herein, the term "Protected Party" refers to the Members and officers of the Company.

         (a) To the extent that, at law or in equity, a Protected Party has duties (including fiduciary duties) and liabilities relating thereto to the LLC or to any other Protected Party, a Protected Party acting under this Agreement shall not be liable to the LLC or to any other Protected Party for good faith reliance on the provisions of this Agreement; the records of the LLC; and/or such information, opinions, reports or statements presented to the LLC by any person as to matters the Protected Party reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the LLC, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the LLC or any other fact pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

         (b) The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Protected Party to the LLC or to any other Protected Party otherwise existing at law or in equity, are agreed by the Parties hereto to replace such other duties and liabilities of such Protected Party.

         (c) Whenever this Agreement permits or requires a Protected Party to make a decision in its "discretion" or under a grant of similar authority or latitude, the Protected Party shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting the LLC or any other Person.

         (d) Whenever this Agreement permits or requires a Protected Party to make a decision using a "good faith" or under another express standard, the Protected Party shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

         6.4. Indemnification and Insurance

         6.4.1 Right to Indemnification. Any person who is or was a Member or officer of the LLC and who is or may be a party to any civil action because of his/her participation in or with the LLC, and who acted in good faith and in a manner which he/she reasonably believed to be in, or not opposed to, the best interests of the LLC, shall be indemnified and held harmless by the LLC. Any person who is or was a Member or officer of the LLC and who is or may be a parto to any criminal action because of his/her participation in or with the LLC, and who acted in good faith and had reasonable cause to believe that the act or omission was lawful, shall be indemnified and held harmless by the LLC.

         6.4.2 Advancement of Expenses. Expenses (including attorney's fees) incurred by an indemnified person in defending any proceeding shall be paid in dvance of the proceeding's final disposition. Should the indemnified Member or officer ultimately be determined to not be entitled to indeminification, that Member or officer agrees to immediately repay to LLC all funds expended by the LLC on behalf of the Member or officer.

         6.4.3 Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of this Agreement, contract, agreement, vote of Members or otherwise. The Members and officers are expressly authorized to adopt and enter into indemnification agreements for Members, officers and advisory committee Members.

         6.4.4 Insurance. The Members may cause the LLC to purchase and maintain insurance for the LLC, for its Members and officers, and/or on behalf of any third party or parties whom the Members might determine should be entitled to such insurance coverage.

         6.4.5 Effect of Amendment. No amendment, repeal or modification of this Article shall adversely affect any right hereunder with respect to any action or omission occurring prior to the date when such amendment, repeal or modification became effective. 6.5 Duties of persons Serving on Advisory Committees; Limitation of Liability; Indemnification. The Members shall have the right to form advisory committees. Persons serving on an advisory committee, whether or not a Member or officer, shall perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the LLC, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person serving on an advisory committee shall not have any liability to the LLC or to any Member or officer for any loss or damage sustained by the LLC or any Member or officer unless the loss or damage was the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such person.

                                   ARTICLE VII
                           MEMBERS INTEREST TERMINATED

         7.1 Termination of Membership. A Member's interest in the LLC shall cease upon the occurrence of one or more of the following events:

         (a) A member provided notice of withdrawal to the LLC thirty (30) days in advance of the withdrawal date. Withdrawal by a Member is not a breach of this Agreement.

         (b) A member assigns all of its interest to a qualified third party

         (c) A Member, without the consent of a majority of the Members (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudicated a bankrupt or insolvent; (4) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of the nature described in this paragraph; (6) seeks consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of his properties; or (7) if any creditor permitted by law to do so should commence foreclosure or take any other action to seize or sell any Member's interest in the LLC.

         (d) If within one hundred twenty (120) days after the commencement of any action against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the action has not been dismissed and/or has not been sonsented to by a majority of the Members.

         (e) If within ninety (90) days after the appointment, without a Member's consent or acquiescense, of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, said appointment is not vacated or within ninety (90) days after the expiration of any stay, the appointment is not vacated and/or has not been consented to by a majority of the Members.

         (f) Any of the events provided in applicable code provisions that arfe not inconsistent with the dissociation events identified above.

         7.3 Effect of Dissociation. Any dissociated Member shall not be entitled to receive the fair value of his LLC interest solely by virtue of his dissociation. A dissociated Member that still owns an interest in the LLC shall be entitled to continue to receive such profits and losses, to receive such distribution or distributions, and to receive such allocations of income, gain, loss deduction, credit or similar items to which he would have been entitled if still a Member. For all other purposes, a dissociated Member shall no longer be considered a Member and shall have no rights of a Member.

         7.3 Withdrawal by E Oliver Capital Group LLC. If E Oliver Capital Group LLC at any time prior to December 31, 2012 withdraws from the LLC, all rights to the Intellectual Property Technology shall be reassigned to Videolocity International, Inc., provided that E Oliver Capital Group LLC shall continue to have a non exclusive license to utilize the Intellectual Property Technology and any new versions or improvements thereof throughout the World.

                                  ARTICLE VIII
                 RESTRICTIONS ON TRANSFERABILITY OF LLC INTEREST

         8.1 LLC Interest. The LLC interest is personal property. A Member has no interest in property owned by the LLC.

         8.2 Encumbrance. A member can encumber its LLC interest by a security interest or other form of collateral only with the consent of a majority of the other Members. Such consent shall only be given if the proceeds of the encumbrance are contributed to the LLC to respond to a cash call of the LLC.

                                   ARTICLE IX
                                   DISSOLUTION

         9.1 Termination of LLC. The LLC will be dissolved and its affairs must be wound up only upon the written consent of a majority of the Members.

         9.2 Final Distributions. Upon the winding up of the LLC, the assets must be distributed as follows (a) to the LLC creditors; (b) to Members in satisfaction of liabilities for distributions; and (c) to Members first for the return of their contributions and secondly respecting their LLC interest, in the proportions in which the Members share in profits and losses.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 Capital Accounts. Capital accounts shall be maintained consistent with Internal Revenue Code ` 704 and the regulations thereunder.

         10.2 Tax Matters Partner. The Members hereby designate J. Reid Bingham as the "tax matters partner" for purposes of representing the LLC before the Internal Revenue Service if necessary.

         10.3 Partnership Election. The Members elect that the LLC be taxed as a partnership and not as an association taxable as a corporation.

                                   ARTICLE XI
                             RECORDS AND INFORMAION

         11.1 Records and Inspection. The LLC shall maintain at its place of business the Certification of Formation, any amendments thereto, this Agreement, and all other LLC records required to be kept by the Act, and the same shall be subject to inspection and copying at the reasonable request and the expense of, any Member.

         11.2 Obtaining Additional Information. Subject to reasonable standards, each Member may obtain from the LLC from time to time upon reasonable demand for any purpose reasonably related to the Member's interest as a Member in the LLC
(1) information regarding the state of the business and financial condition of the LLC; (2) promptly after becoming available, a copy of the LLC's federal, state, and local income tax returns for each year, and (3) other information regarding the affairs of the LLC as is just and reasonable.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

         12.1 Amendment. Except as otherwise provided in this Agreement, any amendment to this Agreement may be proposed by a Member. Unless waived by the Members, the proposing Member shall submit to the Members any such proposed amendment together with an opinion of counsel as to the legality of such amendment and the recommendation of the Member as to its adoption. A proposed amendment shall become effective at such time as it has been approved in writing by a majority of the Members. This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver, except as otherwise provided in this Agreement.

         12.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

         12.3 Pronouns, etc. Reference to a Member or Manager, including by use of a pronoun shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships or corporations where applicable.

         12.4 Counterparts. This instrument may be executed in any number of counterparts, each of which shall be considered an original.

         12.5 Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Members may be entitled, at law or in equity, the non-breaching Members shall be entitled to injunctive relief to prevent breaches of this Agreement, and specifically, to enforce the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

         12.6 Further Action. Each Member, upon the request of the LLC, agrees to perform all further acts and to execute, acknowledge and deliver any documents which may be necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         12.7 Method of Notices. All written notices required or permitted by this Agreement shall be hand delivered or sent by registered or certified mail, postage prepaid, addressed to the LLC at its place of business or to a Member as set forth on the Members' signature page of this Agreement (except that any Member may from time to time give notice changing his address for that purpose), and shall be effective when personally delivered, or if mailed, on the date set forth on the receipt of registered or certified mail.

         12.8 Facsimiles. For purposes of this Agreement, any copy, facsimile, telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing. Transmission or signature for any and all purposes for which the original writing, transmission or signature could be used, provided that such copy, facsimile, telecommunication or reproduction shall have been confirmed received by the sending party.

         12.9 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

Videolocity International, Inc.

By:               /s/ Robert Holt
                  ---------------------
Name:             Robert Holt
Title:            President


E Oliver Capital Group LLC

By:               /s/ Gilbert Armenta
                  ---------------------
Name:             Gilbert Armenta
Title:            President/CEO

Exhibit 31.1
                            CERTIFICATION PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Robert E. Holt, Chief Executive Officer of Videolocity International, Inc. (the "registrant"), certify that:

     1. I have reviewed this annual report on Form 10-KSB of Videolocity International, Inc.;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         b) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

         b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date:  February  14, 2006

/s/   ROBERT E. HOLT
--------------------------------
Robert E. Holt
Chief Executive Officer

Exhibit  31.2
                            CERTIFICATION PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Cortney L. Taylor, Chief Financial Officer of Videolocity International, Inc. (the "registrant"), certify that:

     1. I have reviewed this annual report on Form 10-KSB of Videolocity International, Inc.;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

         a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

         b) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

         a) all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

         b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.


Date:  February 14, 2006

/s/   CORTNEY L. TAYLOR
------------------------------
Cortney L. Taylor
Chief Financial Officer

Exhibit  32.1
                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the Annual Report of Videolocity International, Inc., (the "Company") on Form 10-KSB for the period ending October 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert E. Holt, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

     1. The Report fully complies with the  requirements of section 13 (a) or 15
     (d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



/s/ ROBERT E. HOLT
-----------------------------
Robert E. Holt
Chief Executive Officer
February 14, 2006


A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-QSB solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-QSB or as a separate disclosure document.

Exhibit  32.2


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



In connection with the Annual Report of Videolocity International, Inc., (the "Company") on Form 10-KSB for the period ending October 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Cortney L. Taylor, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

     1. The Report fully complies with the  requirements of section 13 (a) or 15
     (d) of the Securities and Exchange Act of 1934; and

     2. The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



/s/ CORTNEY L. TAYLOR
----------------------------
Cortney L. Taylor
Chief Financial Officer
February 14, 2006


A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-QSB solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-QSB or as a separate disclosure document.

NITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

                                   (Mark One)
[X] Quarterly Report Under Section 13 or 15(d) of The Securities Exchange Act of 1934

                 For the Quarterly Period ended January 31, 2005

[ ]  Transition Report Under Section 13 or 15(d) of the Exchange Act

                        Commission File Number 33-2310-D

                         VIDEOLOCITY INTERNATIONAL, INC.
        -----------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)


              Nevada                                         87-0429154
-------------------------------                          -----------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)


             5532 Lillehammer Lane, Suite 300, Park City, Utah 84098
                    (Address of principal executive officers)

                    Issuer's telephone number: (435) 615-8338

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuers classes of common equity, as of the latest practicable date:



           Class                            Outstanding as of March 17, 2006
--------------------------                  ------------------------------------
       Common Stock,                                    24,456,699
Par Value $0.001 par value


    Transitional Small Business Disclosure Format (check one): Yes [ ] No [X]





                         VIDEOLOCITY INTERNATIONAL, INC.

                                TABLE OF CONTENTS

                                      Page
                                     PART I

Item 1.   Financial Statements..............................................  2

Item 2.   Management's Discussion and Analysis or Plan of Operation......... 16

Item 3.   Controls and Procedures........................................... 19

                             PART II

Item 1.   Legal Proceedings................................................. 19

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds....... 20

Item 3.   Defaults Upon Senior Securities................................... 20

Item 4.   Submissions of Matters to a Vote of Security Holders.............. 21

Item 5.   Other Information................................................. 21

Item 6.   Exhibits and Reports on Form 8-K.................................. 21

          Signatures........................................................ 22

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                 UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

                                January 31, 2006

                                     ASSETS

 CURRENT ASSETS
    Cash                                                          $    62,100
    Accounts receivable                                                 1,091
    Other assets                                                       25,642
                                                                  -----------
             Total current assets                                      88,833

 Property and equipment, at cost, net                                 561,717
 Other assets                                                          24,909
                                                                  -----------

                                                                  $   675,459
                                                                  ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


 CURRENT LIABILITIES
    Accounts payable                                              $   276,748
    Deferred revenue                                                  176,663
    Accrued liabilities                                             3,617,770
    Accrued interest payable                                          526,567
    Notes payable                                                     840,000
    Current portion of long term obligations - capital lease          261,185
                                                                   -----------
             Total current liabilities                              5,698,933

    Long term obligations less current portion - capital lease        317,574
    Notes payable - related parties                                   125,000
    Notes payable                                                   1,574,800
    Compensation debenture                                            360,000

 MINORITY INTERESTS                                                     4,866

 COMMITMENTS AND CONTINGENCIES                                             --

 STOCKHOLDERS' DEFICIT
    Common stock, $0.001 par value; 100,000,000 shares
      authorized, 23,456,699 issued and outstanding                    23,458
    Preferred stock, $0.001 par value; 5,000,000 shares
      authorized none outstanding                                        --
    Additional paid-in capital                                      6,868,755
    Deficit accumulated during the development stage              (14,297,927)
                                                                  -----------
             Total stockholders' deficit                           (7,405,714)
                                                                  -----------
                                                                  $   675,459
                                                                  ===========


        The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                        Three months ended                  From
                                                            January 31                  May 26, 2000
                                                     ----------------------------          through
                                                         2006            2005         January 31, 2006
                                                     ------------    ------------       ------------

Revenue                                              $       --      $     28,275       $    124,645

Cost of Goods Sold                                           --            17-232             94,948
                                                     ------------    ------------       ------------

Gross Profit                                                 --            11,513             29,697

Operating expenses
    Salaries, payroll taxes, and employee benefits         86,193         225,023          6,718,178
    Professional fees and consultants                      26,189          16,890          1,364,225
    Technology development consulting                      16,560          38,715            866,830
    Directors compensation through stock plan                --              --              295,000
    Rent                                                   12,000          12,000            316,305
    Provision for bad debts                                  --              --              600,000
    Travel, conventions, meals and entertainment              800           9,967            238,733
    Depreciation and amortization                          35,360          36,267            214,164
    Utilities                                               4,564           3,328            114,413
    Gain on transfer of license agreements                   --              --             (114,509)
    Write off of goodwill                                    --              --              958,628
    Other                                                   6,280          21,607            618,263
                                                     ------------    ------------       ------------

                                                          187,946         363,891         12,190,230
                                                     ------------    ------------       ------------

             Operating loss                              (187,946)      (352,378)       (12,160,533)

Interest income                                              --              --                5,578

Legal settlement                                             --              --             (200,433)

Gain on sale of stock, net                                   --              --              338,049

Interest and beneficial conversion expense               (116,625)        (93,563)        (2,187,076)

Expense for stock options on guarantee
  services, debt                                             --           (13,971)           (88,646)

Minority interests                                           --              --               (4,866)
                                                     ------------    ------------       ------------

             Loss before income taxes                    (304,571)       (459,912)       (14,297,927)
                                                     ------------    ------------       ------------
Income taxes
                                                             --              --                 --

             NET LOSS                                $   (304,571)   $   (459,912)      $(14,297,927
                                                     ============    ============       ============

Loss per common share
    Basic and Diluted                                $      (0.01)   $      (0.03)

Weighted-average common and dilutive common
   equivalent shares outstanding
    Basic and Diluted                                  20,441,014      16,347,598



        The accompanying notes are an integral part of these statements.


                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

        For the period May 26, 2000 (inception) through October 31, 2000, and for the years ended October 31, 2001, October 31, 2002,October 31, 2003,
   October 31, 2004, October 31, 2005 and the quarter ended January 31, 2006
                                                                                                                        Deficit
                                                                                                                       Accumulated
                                                                                                        Additional      during the
                                                  Preferred stock             Common stock               paid-in       Development
                                               Shares         Amount        Shares         Amount        capital          Stage
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at May 26, 2000 (inception)                --      $      --             --      $      --      $      --      $      --

Issuance of common stock                           --             --          640,610            641         85,685           --

Net loss for the period                            --             --             --             --             --         (129,778)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2000                        --             --          640,610            641         85,685       (129,778)

Issuance of preferred stock                     950,000            950           --             --          949,050           --

Issuance of common stock for acquisition
   of Videolocity, Inc.                            --             --        3,028,076          3,028        386,092           --

Provision for redemption value of
   preferred stock                                 --             --             --             --       (3,957,380)          --

Issuance of common stock for:
      Services                                     --             --           20,000             20         19,980           --

      Cash                                         --             --          610,000            610        499,390           --

      Stock incentive plans                        --             --            5,000              5          4,995           --

      Bonus interest and extensions of debt        --             --           15,000             15         74,985           --


Net loss for the year                              --             --             --             --             --       (2,379,623)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2001                     950,000            950      4,318,686          4,319     (1,937,203)    (2,509,401)

Redemption and cancellation of preferred
   stock                                       (950,000)          (950)       180,000            180      3,957,380           --

Cancellation of common stock                       --             --          (50,000)           (50)            50           --

Interest expense recognized on
   beneficial conversion feature on                --             --             --             --          303,900           --
   notes payable

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          148,500            149        132,493           --

                       Conversion of debt          --             --          355,000            355        354,645           --

                                 Services          --             --          419,871            419        444,453           --

                    Stock incentive plans          --             --          504,539            505        453,637           --

Net loss for the year                              --             --             --             --             --       (3,086,210)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2002                        --             --        5,876,596          5,877      3,709,355     (5,595,611)


Interest expense recognized on
   beneficial conversion feature on                --             --             --             --          120,000           --
   notes payable

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          335,000            335         82,914           --

                                 Services          --             --           16,000             16            944           --

                    Stock incentive plans          --             --          119,400            119        169,847           --

Net loss for the year                              --             --             --             --             --       (1,989,490)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2003                        --      $      --        6,346,996    $     6,347    $ 4,083,060    $(7,585,101)

                                                                         continued

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

        For the period May 26, 2000 (inception) through October 31, 2000, and for the years ended October 31, 2001, October 31, 2002,October 31, 2003,
   October 31, 2004, October 31, 2005 and the quarter ended January 31, 2006
                                                                                                                        Deficit
                                                                                                                       Accumulated
                                                                                                        Additional      during the
                                                  Preferred stock             Common stock               paid-in       Development
                                               Shares         Amount        Shares         Amount        capital          Stage
                                            -----------    -----------    -----------    -----------    -----------    -----------
Balance at October 31, 2003                        --      $      --        6,346,996    $     6,347    $ 4,083,060   $(7,585,101)

Fees related to eFees related to Equity
Distribution Agreement                             --             --              --              --        (390,000)          --

Issuance of stock options for:
                                Guarantee          --             --             --              --          69,120           --

                                 Services          --             --             --              --          46,316           --

                                     Loan          --             --             --              --         140,432           --

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --          736,500            736        215,464           --

                                 Services          --             --          500,000            500         87,500           --

                                     Cash          --             --          500,000            500        224,500           --

                   Cash under Equity Line          --             --          140,746            141         37,859           --

                       Conversion of debt          --             --        6,429,056          6,429      1,580,851           --

                    Stock incentive plans          --             --          770,000            770        144,081           --

                         Legal settlement          --             --           80,000             80         22,320           --

Net loss for the year                              --             --             --               --             --    (2,157,619)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2004                        --      $      --       15,503,298    $    15,503    $ 6,261,503   $(9,742,720)

Issuance of stock options for:
                                     Loan          --             --             --              --          19,526           --

Issuance of common stock for:
    Bonus interest and extensions on debt          --             --           36,667             37          2,796           --

                   Cash under Equity Line          --             --        6,330,100          6,331        323,669           --

                       Conversion of debt          --             --        1,489,334          1,489        210,609           --

                    Stock incentive plans          --             --           48,800             49         36,551           --

                         Legal settlement          --             --           30,000             30          1,170           --

Net loss for the year                              --             --             --               --             --    (4,250,636)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at October 31, 2005                        --      $      --       23,438,199    $    23,439    $ 6,855,824  $(13,993,356)


Issuance of common stock for:
                   Stock incentive plans          --             --           18,500             19         12,931           --

Net loss for the quarter                           --             --             --               --             --      (304,571)
                                            -----------    -----------    -----------    -----------    -----------    -----------

Balance at January 31, 2006                        --      $      --       23,456,699    $    23,458    $ 6,868,755  $(14,297,927)
                                            ============   ===========     ==========    ===========    ===========  ============

         The accompanying notes are an integral part of this statement.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)

            UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                                                                                                  From
                                                                                                              May 26, 2000
                                                                              For the quarter ended            (inception)
                                                                                   January 31,                   Through
                                                                         --------------------------------      January 31,
                                                                               2006            2005                2006
                                                                         ---------------  ---------------     -------------
Increase (decrease) in cash
    Cash flows from operating activities
       Net loss                                                         $   (304,571)      $   (459,912)      $(14,297,927)
       Adjustments to reconcile net loss to
         net cash used in operating activities
             Minority interests                                                 --                 --                4,866
             Provision for bad debts                                            --                 --              600,000
             Write off of goodwill                                              --                 --              958,628
             Gain on sale of investment stock                                   --                 --             (338,049)
             Gain on transfer of license                                        --                 --             (114,509)
             Depreciation and amortization                                    35,361             36,267            324,383
             Interest expense recognized on beneficial conversion               --                 --              423,900
             Issuance of common stock under stock plans                       12,950             17,200            823,508
             Issuance of common stock for services                              --                 --              553,832
             Issuance of common stock for interest                              --                 --              509,925
             Options issued on guarantee, services, and loans                   --               13,971            275,394
             Issuance of common stock for legal settlement                      --                 --               22,400
             Changes in assets and liabilities
                Accounts receivable                                             --               (4,152)            (1,091)
                Other assets                                                   8,896             15,252            (50,551)
                Accounts payable and accrued liabilities                     102,533              5,591          3,641,417
                Deferred revenue                                             176,663               --              176,663
                Accrued interest                                              37,997             67,989            745,945
                                                                        ------------       ------------       ------------

                  Total adjustments                                          374,400            152,118          8,556,661
                                                                        ------------       ------------       ------------

                  Net cash (used in) provided by operating activities         69,829           (307,794)        (5,741,266)

    Net cash flows from investing activities -
       Investment stock and licenses, net                                       --                 --              555,791
       Increase in notes receivable                                             --                 --             (600,000)
       Purchase of property and equipment                                       --                 --             (164,977)
                                                                        ------------       ------------       ------------

                  Net cash flows used in investing activities                   --                 --             (209,186)
                                                                        ------------       ------------       ------------

    Cash flows from financing activities
       Increase in notes payable                                                --              285,000          4,809,800
       Proceeds from lease                                                      --                 --              357,000
       Cash received on equity distribution agreement                           --                 --               38,000
       Payments on lease                                                        --              (19,528)          (181,554)
       Payments on notes payable                                             (10,000)              --              (35,000)
       Proceeds from issuance of common stock                                   --                 --            1,024,306
                                                                        ------------       ------------       ------------

                  Net cash (used in) provided by financing activities        (10,000)           265,472          6,012,552
                                                                        ------------       ------------       ------------

                  Net increase (decrease) in cash                             59,829            (42,322)            62,100

Cash at beginning of period                                                    2,271            185,696               --
                                                                        ------------       ------------       ------------

Cash at end of period                                                   $     62,100       $    143,374       $     62,100
                                                                        ============       ============       ============

Supplemental disclosures of cash flow information
    Cash paid during the period for
       Interest                                                         $       --         $       --         $       --
       Income taxes                                                             --                 --                 --

Noncash investing and financing activities
During the quarter ended January 31, 2006 the Company transferred $61,719 from long term obligations- capital lease to accrued liabilities to reflect payments made to the lease on behalf of the Company by the third party guarantor.

        The accompanying notes are an integral part of these statements.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ACCOUNTING POLICIES

The information for Videolocity International Inc. (the Company) as of January 31, 2006 and for the three months ended January 31, 2006 and 2005 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which in the opinion of management, are necessary to state fairly the financial information set forth therein in accordance with accounting principles generally accepted in the United States of America.

NOTE B - UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such regulations. This report on Form 10-QSB for the three months ended January 31, 2006 should be read in conjunction with the Company's annual report on Form 10-KSB for the fiscal year ended October 31, 2005. The results of operations for the three months ended January 31, 2006 may not be indicative of the results that may be expected for the year ending October 31, 2006.

NOTE C - ORGANIZATION AND BUSINESS ACTIVITY

The Company is a Nevada corporation organized on November 5, 1985 under the name Pine View Technologies. On November 27, 2000 the Company's name was changed to Videolocity International, Inc. On December 4, 2000, the Company acquired
Videolocity Inc. in a transaction recorded as a recapitalization with the Company being the legal survivor and Videolocity Inc. being the accounting survivor and the operating entity. Videolocity Inc., the accounting survivor, was founded on May 26, 2000. The Company and its subsidiaries were established to develop and market systems and other products for the delivery of on demand video, high speed internet access, and other digital content to end users such as hotels, hospitals, residences, and condominiums.

At January 31, 2006, the Company was considered a development stage company as its activities had principally been related to market analysis, capital raising, development and other business planning activities and as such the Company has recorded minimal revenue from its planned principal operations.

On December 1, 2000, the Company completed a reverse stock split of its issued and outstanding shares on a 0.61 share for one share basis. On March 1, 2002 the Company completed a reverse common stock split of one share for ten outstanding shares. This report has been completed showing after stock split shares from inception. As of September 16, 2004, the Company received written consent from shareholders representing approximately 55 percent of the outstanding shares, at that time, to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 5,000,000.

There are currently no preferred shares outstanding. Preferred shares may be issued from time to time in one or more distinctly designated series. The Board of Directors has the authority to designate the powers, preferences, qualifications, powers, limitations, and the rate and timing of dividends prior to the issuance of any series of preferred stock.

NOTE D - PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries, Videolocity Inc., Videolocity Technologies Inc., Hospitality Concierge Inc., Videolocity Direct Inc., Fifth Digit Technologies LLC and the Company's 94 percent owned subsidiary Healthcare Concierge Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - NET EARNINGS (LOSS) PER SHARE

Basic  Earnings  (Loss) Per Share (EPS) are  calculated by dividing net earnings
(loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential. All common shares with dilutive potential described in Notes K, L, M, and P are not included in the computation of diluted loss per share for periods of net loss because to do so would be anti-dilutive.

NOTE F - NOTE RECEIVABLE

The Company has a $600,000 non-interest bearing note receivable that was due on or before February 28, 2002. The Company holds 1,000,000 shares of Merit Studios, Inc. common stock as collateral valued at approximately $9,000 on January 31, 2006. The Company started a legal action against Merit Studios, Inc. toward collection of the note receivable. On May 29, 2003, the Company was awarded a summary judgment against Merit Studios, Inc. totaling approximately $673,000 plus reasonable costs and attorney's fees to collect (Note O). As of January 31, 2006, the Company has recorded an allowance for bad debt totaling $600,000 against the note receivable.

NOTE G - OTHER ASSETS

At January 31, 2006, other assets consisted of the following:


                                            Short term     Long term

         Non trade receivables            $      1,585   $        --
         Deposits                                 --            24,909

         Prepaid expenses                       24,057            --
                                          ------------   -------------

                                          $    25,642    $     24,909
                                          ============   =============

NOTE H - PROPERTY AND EQUIPMENT

     At January 31, 2006, property and equipment and estimated useful lives consist of the following:

                                                             Amount      Years
                                                           ----------  ---------

         Equipment                                        $ 164,978       3-5
         Equipment under capital lease                      657,613       3-5
                                                           ----------
                                                            822,591
         Less accumulated depreciation and amortization     260,874
                                                           ----------

                                                          $ 561,717
                                                           ==========

NOTE I - JOINT VENTURE AND DEFERRED REVENUES

On December 1, 2005, the Company entered into an operating agreement with E. Oliver Capital Group LLC toward the formation of a joint venture between Videolocity International, Inc. and E. Oliver Capital Group LLC.

The finalization of the agreement is contingent on shareholder approval and Videolocity obtaining extensions of all outstanding notes payable. Toward that goal, the Company forwarded a proposal to certain shareholders and has been in discussions with the holders of all notes payable. The Company did not solicit proxies and submitted the proposal to shareholders holding at least a majority of the outstanding shares of the Company. Through January 31, 2006, the Company has received written consent from shareholders representing a majority of the outstanding stock of the Company approving the agreement. Additionally, through January 31, 2006 we have received extensions on notes payable totaling approximately $1,406,000 and have worked out a payment schedule on an additional $215,000 of notes payable. The Company is currently working to obtain extensions on the remaining notes payable.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Under the agreement E. Oliver Capital Group LLC is required to advance to Videolocity the funds required to maintain corporate functions of Videolocity including SEC reporting, legal, audit, public relations, investor relations, and general business based on the budgets provided by Videolocity. Through January 31, 2006 E. Oliver Capital Group has forwarded to Videolocity approximately $177,000 under the agreement that has been recorded as deferred revenue in the financial statements. Under the agreement, the amounts forwarded to Videolocity will be recouped through distributions from the joint venture and prior to Videolocity receiving cash distributions from the joint venture. Videolocity will be entitled to distributions from the joint venture including technical transfer fees and licensing fees as follows: Videolocity International, Inc. shall receive (i) all technical transfer fees (the mark up over cost and installation of equipment deployed) and the first 5% of the net licensing fees derived by the LLC in licensing the Intellectual Property Technology from the current version 1 of the Intellectual Property Technology and (ii) twenty-five percent (25%) of the technical transfer fees and the first 5% of the net licensing fees derived by the LLC in licensing version 2 of the intellectual property technology currently in development.


NOTE J - ACCRUED LIABILITIES

At January 31, 2006, accrued liabilities consisted of the following:


         Payroll, payroll taxes, and related amounts          $     3,026,578
         Director and consultant compensation                         217,000
         Capital lease paid on Company's behalf  (Note L)             322,696
         Other                                                         51,496
                                                               --------------

                                                              $     3,617,770
                                                               ==============

NOTE K - NOTES PAYABLE

During the quarter ended January 31, 2006, the Company contacted note holders regarding extensions on the Company's notes payable. The note holders were offered one share of the Company's restricted common stock for each dollar of notes payable that was extended. As of January 31, 2006 the Company has recorded an accrued expense totaling approximately $50,000 to account for the expense of the restricted shares to be issued. The restricted common stock will be issued as soon as administratively possible. As of January 31, 2006 the Company received extensions on $1,404,800 of the notes payable and has reached a payment schedule on an additional $215,000. The Company remains in discussions with certain note holders regarding extensions on the Company's remaining notes payable.

At January 31, 2006 the Company has notes payable totaling $2,539,800 due to various individuals and companies including $125,000 to current related parties including Board of Directors and Management. Of the total, $370,000 is written at 12% simple interest, $1,324,800 is written at 8 percent simple interest and $845,000 has no stated interest rate. Interest has been imputed from the date of issuance on all non-interest bearing notes payable. Of the total notes payable $662,800 is convertible at the option of the debt holder in the following amounts: $167,800 is convertible at $1.00 per share, $60,000 is convertible at $0.72 per share, $10,000 is convertible at $0.30 per share, $80,000 is convertible at $0.25 per share, $65,000 is convertible at $0.22 per share, $125,000 is convertible at $0.20 per share, $60,000 is convertible at $0.15 per share, $15,000 is convertible at $0.12 per share and $80,000 is convertible at $0.04 per share. The notes payable have maturities as follows: $50,000 matured during August 2003, $25,000 matured during November 2003, $250,000 matures during December 2006, $1,034,800 matures during December 2007, $120,000 matures during January 2008, $535,000 is callable on demand when the Company has secured between $1 million and $5 million in new debt or equity funding, $320,000 is due on a schedule of $10,000 per week until paid in full using advances under the Company's Standby Equity Line (Note P) and $205,000 (originally $215,000) is due on a set schedule of $5,000 per month until paid in full (noted below). Approximately $75,000 is past due as of January 31, 2006.

In prior periods, the Company has issued options to purchase Company stock under certain of the notes payable originated in the following amounts: 400,000 shares at $0.77 per share, 120,000 shares at $0.72 per share, 20,000 shares at $0.50 per share, 200,000 shares at $0.14 per share, 60,000 at $0.12 per share and 400,000 at $0.04 per share. All options granted in conjunction with new notes payable were granted at or above the fair market value on the date the notes payable were originated. Where necessary, the value of the options granted is based on the fair value at the date of grant calculated using the Black-Scholes option-pricing model. Expense was recognized at the time the options become exercisable.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 30, 2002 the Company filed a UCC-1 financing statement, with the state of Nevada, on six Provisional Patent applications held in the name of Videolocity Technologies, Inc. in favor of certain promissory note holders totaling $1,500,000 including $100,000 to current related parties. During the year ended October 31, 2004, the Company converted a total of $535,000 of notes payable under the UCC-1 into common stock of the Company including $135,000 to related parties. During the year ended October 31, 2005, the Company converted $100,000 and paid back $20,000 of notes payable under the UCC-1. As of January 31, 2006 there remains a total of $835,000 of notes payable under the UCC-1. While obtaining extensions on $630,000 of the UCC-1 notes, the Company received a release from "any and all security interest in debtors intellectual properties and assets to include proceeds and products of collateral". The Company signed an agreement for the remaining $205,000 (originally $215,000) as noted below. The notes payable under the UCC-1 have maturities under the UCC-1 as follows:
$580,000 matures during December 2007 and $50,000 matures during January 2008, and $205,000 (originally $215,000) is due on a set schedule of $5,000 per month until paid in full as noted below.

On February 6th, 2003 the Company received a formal notice of default regarding a $215,000 note payable under the UCC-1. During the year ended October 31, 2005, the Company received a demand notice on the $215,000 note payable. On November 30, 2005, with an addendum signed on December 5, 2005, the Company and the $215,000 note holder reached an agreement to settle the note payable, in total, with twenty four monthly payments of $5,000 per month beginning January 5, 2006 and ending on December 5, 2007 for the aggregate amount of $120,000. The note holder has agreed to stay any actions to enforce or collect during the repayment term. At any time the Company fails to meet its required payment, the note holder will have the right to proceed with all legal remedies to collect upon and satisfy the note payable. The Company has the right to prepay all or a portion of the total at its discretion. The settlement agreement also provided that the Company release the note holder, ISOZ, LC, and its employees, agents, representatives and affiliates and assigns, from any and all actions, judgments, claims or causes of action and from any claim or allegation previously made by the Company against the note holder During the quarter ended January 31, 2006 the company made two payments on the note totaling $10,000.

NOTE L - LONG TERM OBLIGATIONS - CAPITAL LEASE

The Company has a capital lease agreement that included approximately $658,000 in equipment and approximately $357,000 in operating capital. The lease terms require approximately $26,000 in monthly payments over a 48 month term. The lease was guaranteed by an unrelated privately held Company. The privately held Company was granted 1,000,000 options to purchase common stock at $0.20 per share that expired February 4, 2006. Additionally, there was a clause that if the Company's outstanding shares surpassed 20,000,000 prior to February 4, 2006, the privately held Company would be granted additional options at the then current market price to purchase shares equal to 2.5 percent of the then outstanding shares of the Company. This clause also expired on February 4, 2006. Expense recognized for the period ended October 31, 2004 related to these options totaled $69,120. The equipment was recorded as equipment under capital leases. The Company has been unable to make the required payments on the lease and the guarantor has made approximately $323,000 in lease payments on behalf of the Company. The amounts paid on behalf of the Company have reduced the outstanding balance on the lease and have been recorded as accrued liabilities of the Company (Note J).

The following is a schedule by year of future minimum payments under long term obligations, together with the present value of the net payments as of January 31, 2006:
                                                        Cash
                                                    proceeds from
                                         Equipment      Lease        Total
                                        ----------   ----------   ----------
    Through January 31, 2007            $  197,098   $  106,033   $  303,131
    Through January 31, 2008               197,098      106,033      303,131
    Through January 31, 2009                23,544        8,836       32,380
    Thereafter                                --           --           --
                                        ----------   ----------   ----------

Total minimum payments                     417,740      220,902      638,642

Less amount representing interest           40,319       19,564       59,883
                                        ----------   ----------   ----------

Present value of net minimum payments      377,421      201,338      578,759

Less current portion                       169,081       92,104      261,185
                                        ----------   ----------   ----------

Long-term portion                       $  208,340   $  109,234   $  317,574
                                        ==========   ==========   ==========

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE M - STOCK INCENTIVE PLANS

On October 1, 2000 the Company established a stock incentive plan to attract and retain qualified key employees. The Company reserved 1,000,000 common shares that can be issued under the plan. Awards made under the plan are issued in units with each unit being convertible into one share of common stock at the option of the holder. The plan units vest, generally, over three years as specified in each individual grant. The individual units are issued with a strike price of $0.00. Accordingly, compensation expense is incurred by the Company over the vesting periods and is calculated using the stock price on the grant date times the number of shares vesting. During the quarter ended January 31, 2006, the Company recognized approximately $13,000 of compensation expense with the issuance of 18,500 shares of stock under vesting schedules. Through January 31, 2006, the Company has granted 998,384 plan units of which 998,384 units have been exercised under the plan.

On March 26, 2002 the Company filed an additional stock option and stock award plan, which had been approved by the shareholders of Pine View Technologies in November 2001. The purpose of the plan is to enable the Company to attract and retain qualified persons to serve as officers, directors, key employees and consultants of the Company, and to align the financial interests of these persons with those of its shareholders by providing those officers, directors, key employees and consultants with a proprietary interest in the Company's performance and progress through the award of stock options, appreciation rights or stock awards from time to time. The plan shall remain in effect for a period of five years or until amended or terminated by action of the Board. The termination of the Plan shall not affect any outstanding awards made under the Plan. The maximum number of shares of Common Stock, which may be issued pursuant to the Plan is 500,000. During the first quarter of 2004, the Board of Directors approved 30,000 shares for issuance to consultants of the Company under the plan but to date have not issued the shares. Through January 31, 2006, the Company has issued a total of 467,855 shares under the Plan.

The Restated Articles of Incorporation authorizes the Board of Directors to issue, from time to time, without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the Board of Directors from time to time in its discretion lawfully may determine, provided that the consideration for the issuance of shares of stock of the corporation having par value shall not be less than such par value. Pursuant to the Articles of Incorporation, during December 2003, as an incentive, and to retain current key individuals, the Board of Directors approved a total of 9,200,000 options to purchase stock outside of the plans to employees and directors that vested at various times through FY 2004. During the quarter ended April 30, 2005, as an incentive, and to retain current key individuals, the Board of Directors approved a total of 2,000,000 options to purchase stock outside of the plans to employees that vest at various times through FY 2006. Additionally, the Board of directors approved 2,000,000 shares to be issued in restricted stock to officers of the Company to be issued when administratively possible. As of January 31, 2006 the 2,000,000 shares of restricted stock has not been issued, however the Company has recorded an accrued liability for the expense incurred in the period they were granted. The above noted options and restricted stock were issued pursuant to the Restated Articles of Incorporation approved by a majority of the stockholders on November 15, 2000.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As currently permitted under accounting principles generally accepted in the United States of America, grants to employees under the Plan and other grants to employees of options are accounted for following APB Opinion No. 25 and related Interpretations (NOTE S). Had compensation cost for the Plan been determined based on the grant date fair values of awards using the Black-Scholes option pricing model, reported net earnings (loss) and earnings (loss) per common share would have been changed to the pro forma amounts shown below.

                                                                                      Cumulative
                                                                                        from
                                                                                       May 28,
                                                                                   2000 (inception)
                                                 Quarter ended   Quarter ended         Through
                                                  January 31,      January 31,       January 31,
                                                     2006             2005               2006
                                                -------------     ------------       ------------
Net earnings (loss):
As reported                                     $  (304,571)       $  (459,912)     $(14,898,882)
Proforma                                        $  (304,571)       $  (459,912)     $(15,677,241)

Basic earnings (loss) per share:
As reported                                          $(0.01)            $(0.03)           $(1.57)
Pro forma                                            $(0.01)            $(0.03)           $(1.66)

Diluted earnings (loss) per share:
As reported                                          $(0.01)            $(0.03)           $(1.57)
Pro forma                                            $(0.01)            $(0.03)           $(1.66)

Weighted average fair value per plan unit
granted during the quarter                           $ 0.00             $ 0.27


For purposes of pro forma disclosures, the estimated fair value of the stock option is amortized to expense over the option's vesting period. The fair value of these stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                          For the quarter ended
                                   ----------------------------------
                                     January 31,      January 31,
                                         2006            2005
                                   ---------------   ----------------
Risk-free interest rate                  --               3.5 %
Dividend yield                           --                 0 %
Volatility factor                        --                .59
Expected option term life in years       --               3.5


There were no options granted in the three months ended January 31, 2006. No assumptions were necessary during the period to estimate the fair value of options.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes stock option activity for the period May 26, 2000 (inception) through January 31, 2006:


                                         Shares subject       Weighted-average
                                           to options          exercise price
---------------------------------------  ----------------     ----------------
Outstanding at May 26, 2000
  (inception)                                       --            $      --
  Granted                                           --            $      --
  Exercised                                         --            $      --
  Forfeited                                         --            $      --
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2000                     --            $      --
  Granted                                         490,833         $     1.13
  Exercised                                        (5,000)        $     1.00
  Forfeited                                         --            $     ---
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2001                   485,833         $     1.14
  Granted                                         185,400         $     1.08
  Exercised                                       (36,684)        $     1.35
  Forfeited                                      (416,249)        $     1.01
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2002                   218,300         $     1.30
  Granted                                              --         $      --
  Exercised                                      (119,400)        $     1.45
  Forfeited                                        (4,200)        $     1.40
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2003                    94,700         $     1.04
  Granted                                       9,955,000         $     0.13
  Exercised                                      (770,000)        $     0.19
  Forfeited                                        (2,400)        $     1.50
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2004                 9,277,300         $     0.14
  Granted                                       2,020,000         $     0.09
  Exercised                                       (48,800)        $     0.75
  Forfeited                                            --                --
---------------------------------------  ----------------     ----------------

Outstanding at October 31, 2005                11,248,500         $     0.12
  Granted                                              --         $      ---
  Exercised                                       (18,500)        $     0.70
  Forfeited                                            --         $      --
 ---------------------------------------  ----------------     ----------------

Outstanding at January 31, 2006                11,230,000         $     0.12

Exercisable at  January 31, 2006               11,230,000         $     0.12


The plan units vested at various dates ranging from May 2003 through November 2005.A further summary of information related to options outstanding at January 31, 2006 is as follows:


                                                            Weighted Average                Weighted Average
Range of Exercise                   Number                Remaining Contractual              Exercise Price
Prices                    Outstanding / Exercisable           Life (Years)             Outstanding / Exercisable
                          -------------------------           ------------             -------------------------

$0.00 to 0.10              2,000,000 / 2,000,000                 9.07                        $0.09 / $0.09
$0.11 to 0.20              9,200,000 / 9,200,000                 7.85                        $0.13 / $0.13
$0.21 to 0.30                 30,000 /    30,000                 0.01                        $0.30 / $0.30
                         -----------  ----------                 ----                     --------  --------
                          11,230,000 /11,230,000                 8.05                        $0.12 / $0.12

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - INCOME TAXES

The Company has sustained net operating losses in all periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero. The increase in the valuation allowance was approximately $110,000 for the three months ended January 31, 2006.

As of January 31, 2006, the Company had net operating loss carryforwards for tax reporting purposes of approximately $9,800,000 expiring through 2026.

NOTE O - COMMITMENTS AND CONTINGENCIES

The Company is engaged in various lawsuits and claims, either as plaintiff or defendant, in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

Promissory Loan Agreement

On June 2, 2003, the Company signed a ten percent simple interest promissory note with an unrelated privately held company where the privately held company was to provide $5,000,000 in operating funds to the Company. The terms of the note provided that the Company pay a two percent fee totaling $100,000 for arranging the loan. Terms of repayment included interest on a quarterly basis and the balance of the note at the end of thirty-six months. Additionally, the privately held company would receive one seat on the Board of Directors until such time as the promissory note was paid in full. After weeks of delays and promises regarding funding, the privately held company signed an addendum to the original note promising funding of the note by September 19, 2003. When the funding was not met according to the addendum, the privately held company signed a second addendum promising funding of the note by November 10, 2003. After months of delays, and the privately held company not fulfilling the terms of the original agreement and/or the signed addendums the Company filed a multi count civil complaint against the privately held company. The privately held company filed a motion with the Court to dismiss the complaints filed by the Company. This motion to dismiss was denied by the Court on March 12, 2004. Management, based on the advice of legal counsel, believes that at a minimum the $100,000 is recoverable in its action against the privately held company. However, based on the anticipated costs to recover the $100,000, the Company has written off the fee during the year ended October 31, 2005.

Note Receivable

The Company has a $600,000 non-interest bearing note receivable that was due on or before February 28, 2002. The Company holds 1,000,000 shares of Merit Studios, Inc. common stock as collateral valued at $9,000 at January 31, 2006. As of the year ended October 31, 2005, the Company recorded an allowance for bad debt totaling $600,000 against the note receivable. The Company started a legal action against Merit Studios, Inc. toward collection of the note receivable. On May 29, 2003, the Company was awarded a summary judgment against Merit Studios, Inc. totaling approximately $673,000 plus reasonable costs and attorneys fees to collect. The Company's attorney, working with the courts, is attempting to identify assets of Merit Studios in order to enforce the judgment.

NOTE P - STANDBY EQUITY DISTRIBUTION AGREEMENT AND COMPENSATION DEBENTURE

During May 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, a New Jersey-based domestic investment fund. Pursuant to the terms of the funding agreement with Cornell Capital, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of the company's common stock in amounts up to $350,000 per drawdown and up to $1 million per month to a maximum of $20 million over the 24 months following the effective date. The equity drawdowns are entirely at Videolocity's discretion and the agreement does not require minimum drawdowns. The effective date of the agreement is the date that the Securities and Exchange Commission first declared a registration statement effective registering the resale of the securities. The drawdowns are subject to an effective registration statement with the United States Securities and Exchange Commission covering the resale of the shares. The Company filed an SB-2 on July 9, 2004 to register 19,314,099 shares of common stock and the SB-2 was declared effective by the Securities and Exchange Commission on July 22, 2004. As of January 31, 2006, the Company had issued 140,746 shares to Cornell and received $38,000 under the agreement.

                 Videolocity International Inc. and Subsidiaries
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


As consideration for Cornell to enter into the agreement, the Company issued a $390,000, 5% convertible debenture. The principal and interest are due during May 2007. At the Company's option, the principal and interest due can be repaid or converted to common stock at a rate of 250% of the current closing bid price of the common stock as listed on a principal market as quoted by Bloomberg L.P. or 100% of the lowest closing bid price of the Company's common stock for the three trading days immediately preceding the conversion date. At the holder's option, they may convert to the Company's stock until paid in full. The Company may redeem all or a portion of the outstanding principal at a redemption price of 120% multiplied by the portion of the principal sum being redeemed plus any accrued and unpaid interest. Through January 31, 2006, the holder has converted $30,000 of the debenture balance into 743,902 shares of the Company's common stock. The balance of the compensation debenture as of January 31, 2006 totals $360,000.

The Company placed 10,000,000 of the registered shares into escrow to facilitate drawdowns and the repayment of a $400,000 loan due to Cornell Capital Partners LP (Note K) and through January 31, 2006 has issued 6,330,100 shares under the Standby Equity Distribution Agreement using the proceeds to repay $330,000 of the loan. The balance of the loan at January 31, 2006 totals $70,000. The Company placed another 5,000,000 of the registered shares into escrow to facilitate repayment of a second loan totaling $250,000. The repayment of this loan begins subsequent to the completion of payments under the first loan. The Company has not issued any shares in repayment of the second loan. Those shares not issued under drawdowns or as repayment on the loan will be returned to the Company. As of January 31, 2006, the Company has 8,669,900 shares that remain in escrow. The shares held in escrow are not included in the Company's outstanding shares (15,000,000 held in escrow less 6,330,100 shares issued).

NOTE Q - SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

As of January 31, 2006 the Company has 8% notes payable to current directors, and officers totaling $125,000. The Company has accounts payable totaling approximately  $41,000  due to a former  director  at January  31,  2006.  As of
January 31, 2006 executive officers and directors of the Company own approximately 5% of the outstanding stock.

NOTE R - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The Company's product is ready for immediate deployment, although the Company needs to obtain capital, either long-term debt or equity to continue the implementation of its overall business plan. In this regard, management is proposing to raise necessary additional funds not provided by its planned operations through loans and/or through additional sales of its common stock. Our plan of operation will depend on our ability to raise substantial additional capital, of which there can be no assurance. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE S - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment." SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005 for companies that do not file as small business issuers and December 15, 2005 for companies that file as small business issuers. We will be required to adopt SFAS No. 123R in our second quarter of fiscal 2006 and currently disclose the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

The Company currently does not have any unvested share based payments. Subsequent issuances of share based compensation, if any, could have a material impact and will be addressed under the new accounting pronouncement as issued.

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements

Item 2. Management's Discussion and Analysis or Plan of Operation

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10-QSB.

Forward-Looking Information

This report on Form 10-QSB includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. When used in this report, the words "may," "will," expect, ," "should, " anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect our future plans of operations, business strategy, operating results, and financial position. We caution readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of existing capital resources and our ability to raise additional capital to fund cash requirements for future operations; (ii) uncertainties involved in the rate of growth of our business and acceptance of our products and services; (iii) volatility of the stock market, particularly within the technology sector; and (iv) general economic conditions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

Plan of Operation

General

We are a development stage technology company that is committed to continued development and marketing of innovative, high quality, cost effective systems to build future ongoing revenue streams. We are currently, and intend to remain a technology company. We have developed proprietary technologies that reduce bandwidth requirements for numerous applications of digital content. We are currently using advanced proprietary technologies to transmit streaming video at speeds of 1Mbps or less. We have the technological capacity to enter into a variety of markets that include hospitality, healthcare, residential, security and corporate training with currently developed technologies.

We have been focused on the acquisition and development of our proprietary technologies. Our current business strategy is to continue with development of additional technologies as well as enhancements to our current proprietary technologies to further enable their use in other markets. We also intend to actively market our first product, the Videolocity Digital Entertainment System(TM) (DES(TM)) in the hospitality, healthcare, residential, and other similar markets in both wired and wireless applications. We operate our business through five subsidiaries that perform various functions strategic to their market place or core competency.

We are actively marketing our DES(TM), a complete digital entertainment system using our proprietary technologies to deliver video on demand streaming at 1Mbps or less, full screen, in like DVD quality. In addition to video content viewing, DES(TM) provides high-speed Internet access, digital music on demand, games, full Web surfing and a variety of e-commerce applications as well as customer specific informational and educational content. The Videolocity DES(TM) can be deployed in closed network environments such as hotels, timeshare condominiums, hospitals, and assisted living facilities, or over wide area networks serving intelligent communities, residences and personal digital assistants (PDAs). The Videolocity DES(TM) is currently available using Wireless 802.11 WAN/LAN, Fiber, Satellite, Ethernet or DSL network architectures. We tailor a user interface and content offering specifically to each market segment and to each customer within that market segment. Our overall delivery system design, hardware components and software applications remain identical, or only slightly modified to accommodate larger user bases and/or infrastructures. This gives us the ability to customize the feature settings and tailor the local content offering to the specific audiences for each market segment.

We are capable of providing a wireless system and also offer a parallel system over wire using fiber architectures. Our DES(TM) is available on either a Microsoft or Linux operating system in a stand-alone set top box. The flexible, highly customizable and fully scalable delivery platforms combined with advanced embedded software applications allow for full remote system upgrades and easy updates of content and/or system enhancements. Our DES permits viewers to select from an extensive library of movie titles, informational/educational content and view their selections on their television screens, lap top computers or PDAs. Content is owned by third parties, such as movie studios, and is paid for based upon a set fee for each use by the end customer. All content is protected through our proprietary encryption and encoding process, which limits viewing to the person, or persons, authorized to access the movie or other content and prevents unauthorized digital reproduction or rebroadcast.

We intend to use our existing capital, together with proceeds from prospective future financings, to continue marketing and deployment of our DES(TM) and to fund development of new technologies and enhancements of existing proprietary technologies. Management estimates that minimum expenses to carry out our business plan during the next twelve months will be approximately $2.6 million, consisting of $1.45 million in payroll, payroll taxes, employee health insurance and other related employee costs including the hiring of additional personnel, $160,000 for office rent, utilities, and related costs, $310,000 for marketing and related expenses, and $330,000 for general and administrative expenses including legal and accounting fees. Research and development expenses are estimated to be a minimum of approximately $350,000 during the next twelve months. We will also incur substantial additional costs in connection with the manufacture and deployment of the DES(TM). Management further estimates that such costs will be a minimum of $10 million, but we are optimistic that we will be able to cover most of those costs from future long-term lease financing.

Currently, we do not intend to sell any hardware or software. Our business plan is to manufacture or purchase hardware and software and deploy our DES(TM) at no initial cost to the customer. It is anticipated that we will finance the system equipment and realize the majority of the revenue stream created by the end users. We do not presently anticipate any significant purchase or sale of plant or equipment. Additionally, we do not anticipate the addition of large numbers of employees because our business model calls for outsourcing any and all functions that would be directly related to the number of deployments.

We anticipate generating future revenues from the delivery of video and other content as well as high-speed Internet access to the end users of our DES(TM). We will charge a fee for each movie or other item of content viewed through our system and/or high-speed Internet access and we will remit a portion of each fee to the studio or other content provider. Although we have not finalized our structure for content fees, the following is an estimate of content fees that we will charge end users:

       Internet access          $ 6.95 to $ 12.95 for each 1- to 24-hour period
       Video on demand          $ 3.95 to $ 12.95 per viewing
       Games                    $ 2.95 to $ 6.95 each 1- to 4-hour period

All prices are subject to change and may vary depending upon property location, usage volume and response to competition.

During the next twelve months, we plan to seek additional debt funding in the form of credit lines and capital leases for up to approximately $15 million. This would permit us to cover our minimum expenses described above and accelerate deployment of our DES(TM). As of the date hereof, we have not formalized any new funding except for a Standby Equity Distribution Agreement with Cornell Capital, L.P noted below and an operating agreement toward the formation of a joint venture, also noted below, which would provide Videolocity with operating capital. We can not give any assurance that we will be able to secure such additional funding on favorable terms to us, or otherwise.

On December 1, 2005, we entered into an operating agreement with E. Oliver Capital Group LLC toward the formation of a joint venture between Videolocity International, Inc. and E. Oliver Capital Group LLC. The finalization of the agreement is contingent on shareholder approval and Videolocity obtaining extensions of all outstanding notes payable. Toward that goal, we forwarded a proposal to certain shareholders and have been in discussions with the holders of all notes payable. We did not solicit proxies and submitted the proposal to shareholders holding at least a majority of the outstanding shares of the Company. Through January 31, 2006, we have received written consent from shareholders representing a majority of the outstanding stock of the Company approving the agreement and will report the final count when all of the remaining consents are returned. Additionally, through January 31, 2006 we have received extensions on notes payable totaling approximately $1,406,000 and have worked out a payment schedule on an additional $215,000 of notes payable. The Company is currently working to obtain extensions on the remaining notes payable.

Under the agreement E. Oliver Capital Group is required to advance to Videolocity the funds required to maintain corporate functions of Videolocity including SEC reporting, legal, audit, public relations, investor relations, and general business based on the budgets provided by Videolocity. Through January 31, 2006 E. Oliver Capital Group has forwarded to Videolocity approximately $177,000 to help maintain Videolocity's corporate functions. Under the agreement, the amounts forwarded to Videolocity will be recouped through distributions from the joint venture and prior to Videolocity receiving cash distributions from the joint venture. Videolocity will be entitled to distributions from the joint venture including technical transfer fees and licensing fees as follows: Videolocity shall receive (i) all technical transfer fees (the mark up over cost and installation of equipment deployed) and the first 5% of the net licensing fees derived by the LLC in licensing the Intellectual Property Technology from the current version 1 of the Intellectual Property Technology and (ii) twenty-five percent (25%) of the technical transfer fees and the first 5% of the net licensing fees derived by the LLC in licensing version 2 of the intellectual property technology currently in development.

During May 2004 we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, a New Jersey-based domestic investment fund. We anticipate that this agreement will provide us with adequate working capital for at least the next four months. Under the equity distribution agreement, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of Videolocity common stock up to a maximum amount of $20 million over a 24-month period. There is no minimum draw down although we may draw-down up to four times per month at a maximum $350,000 per draw and a maximum of $1 million per month. The draw-downs are subject to an effective registration statement with the United States Securities and Exchange Commission covering the resale of the shares. The registration statement was declared effective by the Securities and Exchange Commission on July 22, 2004. The 24-month term commences on the effective date of the registration statement. The purchase price of the shares will be 98% of the lowest closing bid price of our common stock during the five consecutive trading days immediately following receipt of notice of our intent to make a draw. As of January 31, 2006, the Company had issued 140,746 shares to Cornell and received $38,000 under the agreement.

Without drawing against the standby equity distribution agreement and/or finalization of the joint venture and based on current costs of operation, contract commitments, and availability of credit, management estimates that our current assets will be sufficient to fund our cost of operations for approximately the next quarter and that we must obtain additional financing during that time in order to continue operations. Our plan of operation will depend on our ability to raise substantial additional capital, of which there can be no assurance.

Liquidity and Capital Resources

During the three months ended January 31, 2006, our total current assets increased approximately $51,000 and total assets increased approximately $15,000 from approximately $660,000 to approximately $675,000. The increase in current assets during the quarter is primarily due to the receipt of advances on future revenues "deferred revenues". Approximately $177,000 was advanced to us during the quarter to help us maintain our corporate functions while finalizing a joint venture. Under the terms of the joint venture, Videolocity will receive distributions of revenue from the use of our technologies within the joint venture. The decrease in the remaining assets is due to depreciation taken on property and equipment.

During the three months ended January 31, 2006, total current liabilities decreased from approximately $7,024,000 to approximately $5,699,000. There are several factors that contributed to this net decrease in current liabilities. The most significant is a decrease in current notes payable during the quarter. During the quarter, we contacted the holders of our notes payable and numerous discussions were held regarding the extension of our notes payable. From these discussions, we were able to reclassify approximately $1,406,000 of current notes payable to long term notes payable from receipt of signed extensions. This amount was offset by an increase in accrued liabilities of approximately $168,000 from recording additional liability for payments made on our lease by our third party guarantor, and from recording approximately $50,000 of accrued expense to reflect the restricted stock that will be issued to those note holders that have extended their notes to date. Note holders were offered one share of Videolocity common stock for each dollar of note payable extended. The restricted stock will be issued when administratively possible. The decrease in notes payable was further offset by the receipt of approximately $177,000 of advances on future revenues "deferred revenues" that will be generated through a joint venture.

Results of Operations

To date, we have been a development stage company and have only realized revenues from an installation of our technologies in one hotel. We are in the process of forming a joint venture that will be actively marketing the Videolocity DES and is currently signing contracts for the installation of our DES into various hotels. During the three months ended January 31, 2006 we did not realize revenues from our installed system as the hotel was undergoing a major renovation. The system was shut down in the final phase of the renovation. We are currently working with hotel management to determine a date for our installation team to be on site and re-hook up the servers and bring the system up to capacity. We believe that once we have the system operational within the newly remodeled hotel that revenue will be increased over comparable periods in the prior year.

For the three months ended January 31, 2006, operational expenses decreased approximately $176,000 overall, or approximately forty-eight percent, as compared to the three months ended January 31, 2005. This is attributed primarily to a decrease in payroll expense of approximately $139,000. Payroll expenses were decreased substantially during the quarter as compared to the prior year as a direct result of the loss of several of our employees during the quarter. As we continue to work on the formation of a joint venture we have been advanced funds that will enable us to maintain our current employee base and we believe that as the joint venture begins to deploy the Videolocity DES and we begin to realize the resulting revenues we will be able to bring the level of staffing to previous levels. We had decreases in most operational expenses during the quarter as compared to the prior year including, technology development, travel and conventions, due to not having the funds to conduct certain of those activities during the quarter. Professional fees and consultants increased over the prior year by approximately $9,300. Although legal fees and similar costs were lower than the prior year, we needed some additional consultants to help with some of the activities performed by employees that had left during the quarter. During the quarter ended January 31, 2006, non operating expenses increased approximately $9,100 as compared to the three months ended January 31, 2005 resulting from the increase of interest expense recorded on notes payable.

Our plan of operation will depend on our ability to raise substantial additional capital, of which there can be no assurance.

Net Operating Loss

As of January 31, 2006, we have, together with our subsidiaries, accumulated a net operating loss carryforward of approximately $9,800,000, with an operating loss tax benefit of approximately $3,655,000. No tax benefit has been recorded in the financial statements because the tax benefit has been fully offset by a valuation reserve as the realization of the future tax benefit cannot be established. The net operating loss will expire through 2026.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future.

Item 3. Controls and Procedures

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

                                     PART II

Item 1. Legal Proceedings

On August 26, 2002 our subsidiary, Healthcare Concierge Inc. filed an action in the Third District Court of Salt Lake County, Utah against Merit Studios, Inc. The action sought $600,000 that is owed by Merit Studios to Healthcare Concierge pursuant to a promissory note executed in consideration for the reconveyance to Merit Studios of two license agreements. During June 2003 we received notification of a summary judgment from the Third District Court of Salt Lake County. The Court ordered that judgment be entered in our favor totaling approximately $673,000 which includes the original note receivable plus accrued interest to date and some other small amounts. It was further ordered that the judgment shall be augmented in the amount of reasonable costs and attorney's fees in collecting the judgment. The Company's attorney, working with the courts, is attempting to identify assets of Merit Studios in order to enforce the judgment.

On June 2, 2003, we signed a ten percent simple interest promissory note with an unrelated privately held company where the privately held company was to provide $5,000,000 in operating funds to the Company. The terms of the note provided that the Company pay a two percent fee totaling $100,000 for arranging the loan. Terms of repayment included interest on a quarterly basis and the balance of the note at the end of thirty-six months. Additionally, the privately held company would receive one seat on the Board of Directors until such time as the promissory note was paid in full.

After weeks of delays and promises regarding funding, the privately held company signed an addendum to the original note promising funding of the note by September 19, 2003. When the funding was not met according to the addendum, the privately held company signed a second addendum promising funding of the note by November 10, 2003. After months of delays, and the privately held company not fulfilling the terms of the original agreement and/or the signed addendums we filed a multi count civil complaint against the privately held company. The privately held company filed a motion with the Court to dismiss the complaints filed by the Company. This motion to dismiss was denied by the Court on March 12, 2004. Management, based on the advice of legal counsel, believes that, at a minimum, the $100,000 is recoverable in its action against the privately held company. However, based on the anticipated costs to recover the $100,000, the Company has written off the fee during the year ended October 31, 2005.

On October 19, 2005, the Company's attorney received notification that a default judgment was filed with the third district court on June 21, 2005 totaling approximately $318,000 including principal, accrued interest, and legal fees, together with interest from that date until paid in full regarding a note payable in the amount of $215,000. Prior to October 19, 2005 the Company was unaware of the judgment and did not have knowledge that a complaint had been filed because the Company had not been served. Accordingly, being unaware of the complaint the Company did not respond. On November 30, 2005, with an addendum signed on December 5, 2005, the Company and the note holder reached an agreement to settle the note payable, in total, with twenty four monthly payments of $5,000 per month beginning January 5, 2006 and ending on December 5, 2007 for the aggregate amount of $120,000. The note holder has agreed to stay any actions to enforce or collect upon the judgment during the repayment term. At any time the Company fails to meet its required payment, the note holder will have the right to proceed with all legal remedies to collect upon and satisfy the judgment and note payable. The Company has the right to prepay all or a portion of the total at its discretion. The settlement agreement also provided that the Company release the note holder, ISOZ, LC, and its employees, agents, representatives and affiliates and assigns, from any and all actions, judgments, claims or causes of action and from any claim or allegation previously made by the Company against the note holder.

We are engaged in various other lawsuits and claims, either as plaintiff or defendant, in the normal course of business. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on our financial position or results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Recent Sales of Unregistered Securities

During the three months ended January 31, 2006, we issued an aggregate of 18,500 shares of common stock all of which were registered shares under the Company's employee stock incentive plans. Subsequent to January 31, 2006 and to date, we have issued 1,000,000 shares that were registered under an SB-2 toward an agreement for the conversion of a compensation debenture.

We did not issue unregistered shares during the quarter ended January 31, 2006, or subsequently through the date hereof.

Item 3. Defaults Upon Senior Securities

On  February  6, 2003 we  received  a formal  notice of default  from  ISOZ,  LC regarding our $215,000 in notes payable to ISOZ, LC. On March 29, 2005 the Company received a demand letter regarding the $215,000 in notes payable to ISOZ, LC. On October 19, 2005, the Company's attorney received notification that a default judgment was filed with the third district court on June 21, 2005 totaling approximately $318,000 including principal, accrued interest, and legal fees, together with interest from that date until paid in full regarding the note payable. Prior to October 19, 2005 the Company was unaware of the judgment and did not have knowledge that a complaint had been filed because the Company had not been served. Accordingly, being unaware of the complaint the Company did not respond. On November 30, 2005, with an addendum signed on December 5, 2005, the Company and the note holder reached an agreement to settle the note payable, in total, with twenty four monthly payments of $5,000 per month beginning January 5, 2006 and ending on December 5, 2007 for the aggregate amount of $120,000. The note holder has agreed to stay any actions to enforce or collect upon the judgment during the repayment term. At any time the Company fails to meet its required payment, the note holder will have the right to proceed with all legal remedies to collect upon and satisfy the judgment and note payable. The Company has the right to prepay all or a portion of the total at its discretion. The settlement agreement also provided that the Company release the note holder, ISOZ, LC, and its employees, agents, representatives and affiliates and assigns, from any and all actions, judgments, claims or causes of action and from any claim or allegation previously made by the Company against the note holder.

                                      -20

Also, during the quarter ended July 31, 2005, the Company received a default notice on our lease payable. Currently, the guarantor of the lease has taken over the payments on the lease.

Our notes payable have maturities or have been extended as follows: $50,000 matured during August 2003, $25,000 matured during November 2003, $250,000 matures during December 2006, $1,034,800 matures during December 2007, $120,000 matures during January 2008, $535,000 is callable on demand when the Company has secured between $1 million and $5 million in new debt or equity funding,, $320,000 is due on a schedule of $10,000 per week until paid in full using advances under the Company's Standby Equity Line and $205,000 (originally $215,000) is due on a set schedule of $5,000 per month until paid in full. Approximately $75,000 is currently past due. We are actively pursuing extensions and/or conversions on the notes payable.

Item 4. Submissions of Matters to a Vote of Security Holders

On December 1, 2005, the Company entered into an operating agreement with E. Oliver Capital Group LLC toward the formation of a joint venture between Videolocity International, Inc. and E. Oliver Capital Group LLC. The Board of Directors approved for submission to the Company's shareholders a "Shareholder's Consent to Proposed Action by Videolocity International, Inc." seeking approval to finalize the agreement with E. Oliver Capital Group LLC. The Company did not solicit proxies and made the proposal as of December 1, 2005 to shareholders holding at least a majority of the outstanding shares.

To date, we have received written consent from shareholders representing a majority of the outstanding stock of the Company approving the agreement and will report the final totals when all of the remaining consents are returned.

Item 5. Other Information

On September 16, 2005 the Company's Chief Financial Officer resigned with cause due to the Company's inability to make payroll in a timely manner. At the time of his resignation, the Company's Chief Financial Officer had not received his contracted salary for approximately the prior two months and was also owed for approximately six months salary from the calendar year 2002. The resignation was accepted by the Board of Directors on September 25, 2005. The resignation was not due to any disagreements with any other member of the Company's management or it's Board of Directors. During February 2006 the Board of Directors rehired the Chief Financial Officer in his previous roles, with finalization of his new contract scheduled for the next Board of Directors meeting.


Item 6. Exhibits and Reports on Form 8-K

(a) Exhibits. The following documents are included attached as exhibits to this report.

Exhibit  31.1       Certification   of  CEO  Pursuant  to  Section  302  of  the
                    Sarbanes-Oxley Act of 2002

Exhibit  31.2       Certification   of  CFO  Pursuant  to  Section  302  of  the
                    Sarbanes-Oxley Act of 2002

Exhibit 32.1 Certification of CEO Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Exhibit 32.2 Certification of CFO Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(b) Reports on Form 8-K

This Item is not applicable.

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         VIDEOLOCITY INTERNATIONAL, INC.


                        BY:  /S/  ROBERT E. HOLT
                        ------------------------------------
                        ROBERT E. HOLT
                        Chief Executive Officer and Director
                        Date:  March 20, 2006



                        BY:  /S/  CORTNEY TAYLOR
                        ------------------------------------
                        CORTNEY TAYLOR
                        Chief Financial Officer
                        (Principal accounting Officer)
                        Date: March 20, 2006

Exhibit 31.1
Certifications
                           CERTIFICATION PURSUANT TO
                 SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Robert E. Holt, Chief Executive Officer of Videolocity International, Inc. (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Videolocity International, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls.

Date: March 20, 2006

/s/   Robert E. Holt
------------------------
Robert E. Holt
Chief Executive Officer

Exhibit 31.2
                            CERTIFICATION PURSUANT TO
                 SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Cortney L. Taylor, Chief Financial Officer of Videolocity International, Inc. (the "registrant"), certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Videolocity International, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

Date: March 20, 2006

/s/   Cortney L. Taylor
----------------------------
Cortney L. Taylor
Chief Financial Officer

Exhibit 32.1

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Videolocity International, Inc. (the "Company") on Form 10-QSB for the period ending January 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert E. Holt, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



/s/ Robert E. Holt
-----------------------
Robert E. Holt
Chief Executive Officer



Date: March 20, 2006

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-QSB solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-QSB or as a separate disclosure document.

Exhibit 32.2
                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Videolocity International, Inc. (the "Company") on Form 10-QSB for the period ending January 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Cortney L. Taylor, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.



/s/  Cortney L. Taylor
-----------------------
Cortney L. Taylor
Chief Financial Officer



Date: March 20, 2006

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-QSB solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-QSB or as a separate disclosure document.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): December 14, 2004


                         VIDEOLOCITY INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)


           Nevada                    33-2310-D                   87-0429154
----------------------------        -----------              -------------------
(State or other jurisdiction        (Commission                (IRS Employer
    of incorporation)               File Number)             Identification No.)


                 1762-A Prospector Avenue, Park City, Utah 84060
               (Address of Principal Executive Offices) (Zip Code)



Registrant's Telephone Number, including Area Code:  (435) 615-8338

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.  Regulation FD Disclosure.

     On December 14, 2004, Videolocity International, Inc. caused to be mailed to its shareholders a letter containing the following information:

                                * * * * * * * * *

                         VIDEOLOCITY INTERNATIONAL, INC.


Dear Shareholder,


I'd like to offer a special holiday greeting to all of the Shareholders, employees, friends and families of Videolocity International, Inc. As this year comes to a close, I would like to take this opportunity to outline our strategy in pursuit of becoming the new leader in the global arena of interactive digital technologies. Along with you, we look forward to tremendous growth and a very bright future as we implement our refined business plan in the upcoming year.

As a brief history, the operating entity of Videolocity International, Inc. was formed in May of 2000 to develop and market systems, products and solutions for the interactive delivery of video and other digital content to end users on demand. Even though pay-per-view in the hospitality market is well defined and has been available for almost 15 years, pay-per-view technology has remained largely unchanged. However, through innovative development of technologies, applications of advanced encoding/compression processes and seemingly unrelated principles of using Internet Protocol (IP), Videolocity has broadened the range of content and the ability of a variety of markets to effectively implement a revolutionary new method of providing interactive services. These new technologies and applications were integrated into an end-to-end delivery platform for interactive services and digital content, called the Digital Entertainment System (DES(TM)). The DES(TM) has been validated in several rounds of testing and a recent commercial deployment into a prominent 700 room Las Vegas hotel. The DES(TM) enables the property to provide in-room entertainment, guest education, increased staff productivity and competitive offerings while reducing the risk of obsolescence. This leads to increased revenue and cost savings for each property.

We recently introduced the DES(TM) at the Telco TV 2004 show in Orlando, Florida and have subsequently been recognized for the significance of our technologies. Our approach was to attend the show with the intent to interest a few Internet Service Providers (ISP's), cable companies, telephone companies and independent content service providers in testing our DES(TM) for residential applications. During the few weeks following the show, our Company has entered into agreements for testing the DES(TM) and applicable technologies with numerous customers including major wireless infrastructure manufacturers, ISP's and telephone companies. As the terms of the agreements progress and others are finalized we will provide access via the Videolocity website and press releases including the terms and conditions to the public.

In this letter, I will briefly describe Videolocity's technologies, applications, share an overview of our marketing and licensing strategy, and report on the current opportunities and potential customers. Readers are invited to review our most recent 10-QSB filed with the SEC, which is available at www.sec.gov. To access the Company's filings click on "search for company filings", then under "general-purpose searches click on "companies and other filers" and finally, type in Videolocity International and click enter. A significant highlight of our financial reports was the successful conversion of debt over the last 12 months. The latest annual report 10-KSB will be due in late January 2005. The only remaining requirement for us to execute our business plan is the finalization of funding which we hope to accomplish with the completion of the installation of the commercial DES(TM), subsequent revenues, and the testing of the Videolocity technologies with several key partners. The standby equity line of credit between Videolocity and Cornell Capital Partners L.L.C., remains in effect although we have mutually agreed to suspend any attempts to draw from the equity line until the stock price is at an adequate valuation and there is significant trading volume to support any such draws without hurting the long term objectives of the Company. This equity line remains available to serve as collateral for other forms of funding and the remaining stock we registered for use under the standby equity line of credit remains un-issued until such time it is needed.

DES(TM) Technology - and its Applications

The DES(TM) is an end-to-end packaged solution that was developed primarily for use in the hospitality market, yet the far reaching capabilities offers a platform for the future of IP networks while providing a solid innovative solution that exceeds current demands in the hospitality market. The target applications for the DES(TM) are video-on-demand, television and computer based Internet, server and Internet gaming, music-on-demand, marketing, branding, advertising, administrative and remote maintenance capabilities. In the very near future our technology evolution will provide video conferencing, Voice over Internet Protocol (VoIP), X-10 home automation, ad insertion and mobile security which includes real-time and mobile access to cameras and secure databases. Target markets include:

Hospitality Industries

        o        Hotels
        o        Timeshares
        o        Casinos
        o        Motels
        o        Extended Stay
        o        Cruise Ships
        o        Aircraft

Healthcare Industries

        o        Hospitals
        o        Extended Care
        o        Assisted Living
        o        Imaging Centers
        o        Remote education and training

Residential Applications

        o        Multiple dwelling units
        o        Intelligent Communities
        o        Fiber to the home
        o        Campus housing
        o        Colleges
        o        Rural and urban broadband customers

The DES(TM) is flexible, scalable and customizable! A major advantage of the DES(TM) is the ability to operate over most wired and wireless networks including CATV, DSL, fiber, cable modem and wireless.

The DES(TM) can provide this array of features at a fraction of the cost of comparable systems because of the intellectual properties and trade secrets that address the technical limitations that directly effect costs and revenues. To learn more about the key technologies please visit our Company's website.

Licensing and Strategy

Videolocity has tremendous short and long term opportunities to earn significant revenues from the licensing of its technologies and applications without the burden of capital-intensive direct deployments. To this end, we have developed a strategy for licensing our technologies and the DES(TM) on multiple levels to capture both long term market share and to accelerate the adoption of our technologies into several key opportunities. Both long and short term strategies are essential, to earn the Company and it's Shareholders the maximum return and to move this Company rapidly to profitability.

Our short term strategy included the manufacturing of the DES(TM) and subsequent deployment into the Las Vegas property. We have generated our initial revenues from the commercial deployment of the DES(TM) and will experience growth in the revenue of the system as we continue to add content and new features, provided that funding is available for these enhancements.

We are well along the path to making our long term strategy a reality as we are in the process of negotiating key Original Equipment Manufacturer (OEM) Agreements. These OEM Agreements will provide revenues via a technology transfer fee and a minimum 5-year residual income stream from the usage of the DES(TM). In the coming weeks we will announce the various Letters of Intent (LOI) outlining the OEM Agreements, customers and applications. The technology transfer fees will provide anticipated working capital and are structured to recover the expenses related to developing the DES(TM) and applications over the last several years. The residual payments will provide strong revenues for the future and will allow the Company to continue to develop new technologies, enhancements and applications.

Additionally, the Company will review the possibility of making several key acquisitions that will not only enhance our current talented team, but provide new revenue streams and reduce the developmental costs of continued research and development efforts. The need to grow via acquisition led to the recent request and majority Shareholder approval to increase the amount of authorized shares of the Company's common voting stock.

Marketing and Customers

During the last 6 months, we have been pleased with broad and diverse initial market interest in the DES(TM) and other applicable uses for the technologies. To help identify and prioritize industries and markets, along with key customers and partners, the Company has engaged Dan Driscoll and Nick Gilliland. Dan Driscoll has been a member of our Board of Directors for over two years and is well known in the wireless and telephony industries for his ability to close deals, which has been limited due to the Company's inability to close funding and begin generating revenue. Nick is a respected member of the Salt Lake City community and brings many years of successful sales in the wireless, telephony and IP industries. In an effort I call "Unleashing the Titans", Dan and Nick are putting on a full court press to identify synergistic partners for the Company while keeping a close eye on the competition. Consistent with our strategy, during the last year, Mike York our VP has worked with Shareholders, primarily in Las Vegas, that have provided much needed working capital and a guarantee on an equipment lease in order for the Company to deploy the initial commercial DES(TM). Customers, both domestically and internationally have traveled to Las Vegas, to discuss the advancement of the DES(TM) and the incorporation of the technologies for their specific applications. These discussions have resulted in our ability to aggressively use channel marketing and branding to pursue the many business opportunities without staffing a large sales force. We have specific end goals in mind and by using our channel partners we will take an integral step on the path leading towards the establishment of our technologies within the vast international markets via licensing agreements and continued engineering and design.

Projects, Partners and TEAM!

Because the majority of our future business is based on the licensing of our intellectual property, the key to our marketing strategy is the demonstration of our DES(TM) and its benefit to the customer. We are in the process of establishing a demonstration program, which will allow us to answer the requests for licenses based on market potential, immediacy of revenues and long-term market objectives. In addition to the demonstration program, we are introducing new marketing collateral that our potential partners may use to gain traction with their respective clients. We have been asked for the last several years "if the DES(TM) and technologies are so revolutionary, why haven't you been able to close funding or deploy the system?" There are many contributing factors and we must all understand the steps required to evaluate, adapt, test and apply a technology solution to any market. The main factor is that we have been a public Company since May of 2000 and the reverse merger that made us public has only served as a stumbling block based on the down-turn in the market and the various injustices committed by public Company executives in recent years. We were blessed by the fact that Cortney Taylor believed in the future of Videolocity enough to leave a very rewarding career as a Senior Manager at one of the largest and most respected accounting firms in the world. Cortney has led the efforts to successfully audit the Company since its inception, maintain the SEC reporting, and budget what little funding we have had so that we might accomplish our goals. Through all of the difficulties of running a public company and his ultimate responsibility based on the Public Company Accounting Reform provided under the Sarbanes-Oxley Act of 2002, Cortney remains an integral part of the team.

We are in a highly competitive industry and even with proprietary technologies we need good partners in order to succeed. The Company has entered into various non-disclosure agreements that prevent us from making announcements at this time however, with the completion of LOI's and OEM Agreements. We are looking forward to making these announcements. Please keep your eye on our website for updates.

To meet the demands of a growing company, Videolocity has expanded the roles of its key employees. Because the nature of our business is based on intellectual properties we have adopted a staffing plan that only provides for high caliber management. Daniel Osorio is our Chief Systems Architect and as the inventor of many of the patents and trade secrets he maintains the daily responsibility of allocating the engineering projects. Daniel has broad knowledge and experience in developing encoding/compression technologies and for the digital rights management of content. His counterpart is Bill Lee, the Chief Network Architect. Bill has proven many times over that his vast knowledge of wireless and wired networks, interconnectivity and propagation are unrivaled and he will remain the leader of adapting our technologies for use over almost all network standards both here and abroad. Videolocity is pleased to announce the addition of two key members of the engineering team. Randy Moller and Louis Zirkel serve in roles that the Company has desperately needed for the last two years. The programming capability and the ability to integrate our DES(TM) into a variety of interfaces, billing, reporting and management capability is the key to adapting the technologies for the vast markets I previously outlined. These gentlemen manage all efforts pertaining to their area of expertise and are responsible for the outsourcing of all applicable engineering development. Shane McNeill has been with the Company since its inception and has a wide range of responsibilities as he performs almost all of the encoding of content at our Park City office and at our facility in Los Angeles, California. Shane performs most logistical functions and handles inventory control, which will be an increasingly demanding task, as the OEM Agreements will dictate larger volume shipments. We must attribute much of our recent success to the fact that our technologies have been approved by the major movie studios and independent content providers based on our digital rights management and quality. Allow me to highlight the sacrifices made by Erik St. Anthony as he has spent much of the last two years using his vast contacts within the media industry to place Videolocity on the doorstep of the decision makers, which is just short of a miracle for a developmental stage company. Let me not forget to mention our Board of Directors that include Larry McNeill, Bennie Williams and Dan Driscoll that have braved the responsibility of supporting the Company during these difficult and sometimes unrewarding times. Note that based on the financial hardships of the Company and the pre-revenue status we have not initiated a search for additional members that will compliment our current Board. However, we will focus on a search for new members in the coming months.

Keeping our Shareholders and Public Informed

We are grateful for the ongoing patience, support and loyalty of all our employees, Board Members, Shareholders and families during the difficult early years of our developmental phase, and eagerly look forward to future successes together. During the last three years we have achieved the impossible task of taking a small public technology company forward from developmental stages to commercial viability at a time when so many companies, large and small, have ceased to exist for business or financial reasons. I will not revisit the many challenges we face but will only point out that we have, in fact, survived a remarkable downturn in the technology industry and the economy in general only to come out with great potential, dedicated staff and marketable products and solutions. We appreciate your support and interest in Videolocity. We have had tremendous response since we announced our deployment of the DES(TM) and the recent attendance at the Telco TV 2004 convention. We look forward to wonderful and exciting opportunities as the Company moves into a new year and we continue to work with current and future partners for licensing the DES(TM). We are in the process of revitalizing our website, so keep a close watch as we announce several exciting events over the next several months. It has been very difficult to finance press releases and to make announcements in recent years but we will strive to make it possible for you to monitor our growth. Keep in mind that we have been predominantly a developmental stage company and have only recently emerged into the commercial market space. We must maintain the integrity of the technologies and applications until we are well established and sometimes this means bringing a little less attention to ourselves.

Together, with you, we look forward to a prosperous future. We also look forward to the reduced dependency on short-term capital by closing our funding requirements. We believe Videolocity will play a big role in making the dream of ON-DEMAND, a near term reality. After all, we have the technologies that the future's been waiting for.

Thank you for your faith in us, and your faith in a better future. Together we can make it come true but it will take our combined efforts and patience.

Sincerely,

/s/ Robert E. Holt
---------------------------------------
Robert E Holt
CEO, Videolocity International, Inc.



This release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including but not limited to: the development and/or acceptance of new products, the impact of competition on the Company's products and/or pricing, and the success of the Company's systems


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  December 15, 2004              VIDEOLOCITY INTERNATIONAL, INC.


                                      By:  /S/   ROBERT E. HOLT
                                          --------------------------------------
                                           Robert E. Holt, President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): September 16, 2004


                         VIDEOLOCITY INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


           Nevada                    33-2310-D                 87-0429154
----------------------------        -----------             ------------------
(State or other jurisdiction        (Commission             (IRS Employer
    of incorporation)               File Number)            Identification No.)


                 1762-A Prospector Avenue, Park City, Utah 84060
               (Address of Principal Executive Offices) (Zip Code)



Registrant's Telephone Number, including Area Code:  (435) 615-8338


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 2,  2004 the  Board of  Directors  of  Videolocity  International,  Inc.
authorized for submission to shareholders that represent a majority of the Company's common stock outstanding, an amendment to the Company's Articles of Incorporation, to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000, and the number of authorized shares of preferred stock from 1,000,000 to 5,000,000. The Company did not solicit proxies and made the proposal as of July 31, 2004 to shareholders holding at least a majority of the outstanding shares.

As of September 16, 2004, the Company has received written consent representing approximately 55 percent, or 8,309,974 shares of common stock, out of 15,123,863 shares issued and outstanding at July 31, 2004. Action will be taken based on the written consent of shareholders as soon as administratively possible. A copy of the amendment to the Articles of Incorporation will be filed as an exhibit to Form 8-K following the filing of the amendment.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 21, 2004                      VIDEOLOCITY INTERNATIONAL, INC.

                                               By:    /S/   ROBERT E. HOLT
                                               ---------------------------------
                                               Robert E. Holt, President


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